EXECUTION VERSION DB1/ 124297106.28 PURCHASE AGREEMENT, BY AND AMONG BUYER, THE COMPANY, THE BLOCKERS, THE MEMBER REPRESENTATIVE, THE MEMBERS PARTY HERETO AND, SOLELY WITH RESPECT TO ARTICLES I, V, X, XII AND THE OTHER PROVISIONS RELATED THERETO, PARENT DATED AS OF NOVEMBER 8, 2021

DB1/ 124297106.28 TABLE OF CONTENTS (continued) Page -i- ARTICLE I PURCHASE AND SALE .......................................................................................... 2 1.1. Purchase and Sale .................................................................................................. 2 1.2. Closing ................................................................................................................... 2 1.3. Purchase Price ........................................................................................................ 2 1.4. Closing Payment Procedures; Withholding. .......................................................... 3 1.5. Purchase Price Adjustment. ................................................................................... 4 1.6. Escrow.................................................................................................................... 7 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................... 8 2.1. Organization ........................................................................................................... 8 2.2. Authority ................................................................................................................ 9 2.3. No Conflict............................................................................................................. 9 2.4. Enforceability ....................................................................................................... 10 2.5. Subsidiaries. ......................................................................................................... 10 2.6. Company Capital Structure. ................................................................................. 11 2.7. Company Financial Statements and Internal Controls......................................... 12 2.8. Liabilities. ............................................................................................................ 14 2.9. Absence of Certain Changes ................................................................................ 15 2.10. Accounts Receivable; Bank Accounts. ................................................................ 18 2.11. Restrictions on Business Activities ...................................................................... 18 2.12. Real Property; Leases. ......................................................................................... 18 2.13. Assets; Absence of Liens and Encumbrances. ..................................................... 20 2.14. Intellectual Property. ............................................................................................ 21 2.15. Product Warranties; Defects; Liabilities; Services. ............................................. 24 2.16. Company Contracts. ............................................................................................. 26 2.17. Change in Control Payments ............................................................................... 28 2.18. Interested Party Transactions. .............................................................................. 28 2.19. Compliance with Laws. ....................................................................................... 29 2.20. Litigation .............................................................................................................. 31 2.21. Insurance .............................................................................................................. 31 2.22. Books and Records .............................................................................................. 31

DB1/ 124297106.28 TABLE OF CONTENTS (continued) Page -ii- 2.23. Environmental Matters......................................................................................... 31 2.24. Brokers’ and Finders’ Fees .................................................................................. 32 2.25. Employee Benefit Plans. ...................................................................................... 32 2.26. Employment Matters. ........................................................................................... 35 2.27. Tax Matters. ......................................................................................................... 38 2.28. Customers ............................................................................................................ 40 2.29. Suppliers .............................................................................................................. 41 2.30. Company Customer Information ......................................................................... 41 2.31. Governmental Authorization ............................................................................... 41 2.32. Corrupt Practices. ................................................................................................. 42 2.33. Regulatory Matters............................................................................................... 42 2.34. Data Collection and Privacy Matters. .................................................................. 44 2.35. No Outstanding Fees or Commissions ................................................................. 44 2.36. No Other Representations and Warranties ........................................................... 44 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBERS ................. 45 3.1. Organization ......................................................................................................... 45 3.2. Authority .............................................................................................................. 45 3.3. Title ...................................................................................................................... 45 3.4. Enforceability ....................................................................................................... 45 3.5. No Brokers ........................................................................................................... 46 3.6. No Conflicts ......................................................................................................... 46 3.7. Litigation .............................................................................................................. 46 3.8. Interested Party Transactions. .............................................................................. 47 3.9. Investment Purpose .............................................................................................. 47 3.10. No Other Representations and Warranties ........................................................... 47 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS ................ 48 4.1. Capitalization. ...................................................................................................... 48 4.2. Organization and Authority ................................................................................. 49 4.3. No Activity........................................................................................................... 50 4.4. No Conflict........................................................................................................... 50

DB1/ 124297106.28 TABLE OF CONTENTS (continued) Page -iii- 4.5. Enforceability ....................................................................................................... 50 4.6. No Brokers ........................................................................................................... 51 4.7. Litigation .............................................................................................................. 51 4.8. Blocker Taxes ...................................................................................................... 51 ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER ....... 52 5.1. Organization ......................................................................................................... 52 5.2. Capitalization. ...................................................................................................... 52 5.3. Authority Relative to Agreement ......................................................................... 54 5.4. No Vote Required ................................................................................................ 54 5.5. No Conflict; Required Filings and Consents. ...................................................... 54 5.6. Parent SEC Documents; Financial Statements. ................................................... 55 5.7. Absence of Certain Changes or Events ................................................................ 56 5.8. No Undisclosed Liabilities ................................................................................... 57 5.9. Litigation .............................................................................................................. 57 5.10. Compliance with Laws; Permits .......................................................................... 57 5.11. Listing and Maintenance Requirements ............................................................... 58 5.12. Market Activities ................................................................................................. 58 5.13. Brokers ................................................................................................................. 58 5.14. No Other Representations and Warranties ........................................................... 58 ARTICLE VI COVENANTS OF THE COMPANY, THE MEMBERS AND THE BLOCKERS ................................................................................................... 58 6.1. Conduct of Business ............................................................................................ 58 6.2. Negative Covenants ............................................................................................. 59 6.3. Access to Information .......................................................................................... 61 6.4. Resignations ......................................................................................................... 61 6.5. Intercompany Liabilities; Indebtedness; Release of Liens. ................................. 61 6.6. Notification of Certain Matters. ........................................................................... 62 ARTICLE VII COVENANTS OF BUYER, THE COMPANY AND THE MEMBERS .......... 62 7.1. Regulatory Approvals. ......................................................................................... 62 7.2. Tax Matters. ......................................................................................................... 63

TABLE OF CONTENTS
(continued)

Page

7.3.	[Reserved.]	68
7.4.	Confidentiality	68
7.5.	Public Disclosure	69
7.6.	Further Action	69
7.7.	No-Competition; No-Solicitation	69
7.8.	Indemnification of Directors and Officers of Company.	71
7.9.	R&W Insurance Policy	72
7.10.	RELEASE AND WAIVER	72
7.11.	Investigation by Parent and Buyer.	72
ARTICLE VIII CONDITIONS TO CLOSING		73
8.1.	Conditions to Obligations of Buyer and the Members	73
8.2.	Conditions to Obligation of Buyer	74
8.3.	Conditions to Obligation of the Members	75
8.4.	Buyer Closing Deliverables	76
8.5.	Member, Member Representative and Blocker Closing Deliverables	76
8.6.	Member Representative; Power of Attorney.	77
ARTICLE IX TERMINATION		79
9.1.	Termination.	79
9.2.	Effect of Termination	81
9.3.	Remedies	81
ARTICLE X INDEMNIFICATION		81
10.1.	Survival of Representations, Warranties and Covenants.	81
10.2.	Indemnification by the Members	82
10.3.	Indemnification by Buyer and Parent	83
10.4.	Limitations.	83
10.5.	Procedures.	85
10.6.	Transactions Consideration Adjustment	87
ARTICLE XI DEFINITIONS, CONSTRUCTION, ETC.		88
11.1.	Definitions.	88
11.2.	Construction.	103

DB1/ 124297106.28

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DB1/ 124297106.28 TABLE OF CONTENTS (continued) Page -v- ARTICLE XII GENERAL PROVISIONS ................................................................................ 104 12.1. Notices ............................................................................................................... 104 12.2. Entire Agreement ............................................................................................... 106 12.3. Severability ........................................................................................................ 106 12.4. Specific Performance ......................................................................................... 106 12.5. Expenses. ........................................................................................................... 107 12.6. Successors and Assigns...................................................................................... 107 12.7. Amendment ........................................................................................................ 107 12.8. Waivers .............................................................................................................. 107 12.9. Governing Law. ................................................................................................. 107 12.10. Certain Waivers. ................................................................................................ 108 12.11. Affiliate Liability ............................................................................................... 109 12.12. Counterparts; Electronic Delivery ..................................................................... 109 12.13. Certain Matters Regarding Representation Of The Company ........................... 109 12.14. Privileged Communications ............................................................................... 110

DB1/ 124297106.28 vi SCHEDULE AND EXHIBIT INDEX Schedules Schedule 1 – Company Members and Company Interests Schedule 2 – Blocker Members and Blocker Interests Schedule 3 – Closing Payments Schedule 4(a) – Noncompete Restricted Members Schedule 4(b) – Nonsolicit Restricted Members Exhibits Exhibit A – Form of Investor Rights Agreement Exhibit B – Form of Cancellation and Issuance Agreement Exhibit C – Form of Parent Offer Letter Exhibit D – Accounting Principles Exhibit E – Escrow Agreement

DB1/ 124297106.28 1 PURCHASE AGREEMENT This Purchase Agreement (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of November 8, 2021 by and among The ADT Security Corporation, a Delaware corporation (“Buyer”), Compass Solar Group, LLC, a Delaware limited liability company (the “Company”), MGG SPV XIII LLC, a Delaware limited liability company (“SPV XIII”), MGG SPV XI LLC, a Delaware limited liability company (“SPV XI”), MGG SPV VIII LLC, a Delaware limited liability company (“SPV VIII”), MGG SPV VII LLC, a Delaware limited liability company (“SPV VII” and, collectively with SPV XIII, SPV XI and SPV VIII, the “SPVs”), Compass Group Management, LLC, solely in its capacity as Member Representative (other than with respect to Section 7.12) (the “Member Representative”), the members of the Company listed on Schedule 1 hereto (each a “Company Member” and collectively the “Company Members”), and each member of SPV VII and SPV VIII listed on Schedule 2 hereto (each, a “Blocker Member” and collectively the “Blocker Members” and together with Buyer, the Company, the SPVs, the Company Members and the Member Representative, the “Parties”), and, solely with respect to Article I, Article V, Article X and Article XII and the other provisions related thereto, ADT Inc., a Delaware corporation (“Parent”). RECITALS WHEREAS, as of the date hereof, the Company Members are the record and beneficial owners of all of the issued and outstanding membership interests of the Company; WHEREAS, prior to the Closing, after giving effect to the transactions set forth on Annex A-1 hereto (such transactions, the “Redemptions”), the Blocker Members will be the record and beneficial owners of all of the issued and outstanding membership interests (the “Blocker Interests”) of SPV VII and SPV VIII (collectively, the “Blockers” and each, a “Blocker”); WHEREAS, after giving effect to the Redemptions, the Company Members and the Blockers will be the record and beneficial owners of all of the issued and outstanding membership interests of the Company; WHEREAS, at the Closing, (i) the Company Members wish to sell to Buyer, and Buyer wishes to purchase from the Company Members, the issued and outstanding membership interests of the Company held by the Company Members set forth on Schedule 1 hereto (the “Company Interests”), and (ii) the Blocker Members wish to sell to Buyer, and Buyer wishes to purchase from the Blocker Members, the Blocker Interests set forth on Schedule 2 hereto, in exchange for cash and validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) in each case upon the terms and subject to the conditions set forth in this Agreement; and WHEREAS, at the Closing, the Company Members and the Blocker Members (collectively, the “Members” and each, a “Member”) have agreed to enter into an Investors’ Rights Agreement in the form set forth as Exhibit A hereto (the “Investor Rights Agreement”). NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and

DB1/ 124297106.28 2 sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows: ARTICLE I PURCHASE AND SALE 1.1. Purchase and Sale. On the Closing Date and upon the terms set forth herein and in consideration of the Purchase Price, the Company Members shall sell, assign, convey, transfer and deliver the Company Interests to Buyer, and Buyer shall purchase from each Company Member as set forth on Schedule 1, and take delivery of, all of the Company Interests held by such Company Members as listed on Schedule 1, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). On the Closing Date and upon the terms set forth herein and in consideration of the Purchase Price, and subject to the holder of each PIU Award set forth on Schedule 1.1(b) (each, a “Specified PIU Holder”) hereto entering into a cancellation and issuance agreement in substantially the form attached as Exhibit B hereto (the “Cancellation and Issuance Agreement”), each Specified PIU Holder shall forfeit such portion of the PIU Award that remains unvested after giving effect to the Closing in exchange for an award of restricted stock units settled into Parent Common Stock (each a “Parent RSU”) with such terms and conditions as set forth in the Cancellation and Issuance Agreement to be entered into by and between the Company and each Specified PIU Holder prior to the Closing. Any shares of Parent Common Stock subject to a Parent RSU that is forfeited by, or otherwise not paid to, a Specified PIU Holder shall promptly be paid to the Member Representative for further payment to the Members (in accordance with their respective Percentage Shares). Buyer and the Members agree to treat each such payment as an adjustment to the Closing Payment for all Tax purposes and shall take no position contrary thereto, in each case unless required to do so by applicable Tax Law. On the Closing Date and upon the terms set forth herein and in consideration of the Purchase Price, the Blocker Members shall sell, assign, convey, transfer and deliver the Blocker Interests to Buyer, and Buyer shall purchase from each Blocker Member as set forth on Schedule 2, and take delivery of, all of the Blocker Interests held by such Blocker Members as listed on Schedule 2, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). 1.2. Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Interests and the transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) shall take place at a closing (the “Closing”) to be held at 10:00 a.m. Eastern Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely via the exchange of documents and signatures in PDF format at 10:00 a.m. Eastern Time, or at such other time or on such other date or at such other place as Buyer

DB1/ 124297106.28 3 and the Member Representative may mutually agree upon in writing. The date and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.” 1.3. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer for the Company Interests and the Blocker Interests (collectively, the “Interests”) shall be equal to (i) One Hundred Sixty Million Dollars ($160,000,000) in cash, (the “Cash Consideration”), and (ii) 77,750,000 shares of Parent Common Stock (the “Equity Consideration” and, together with the Cash Consideration, the “Purchase Price”). The Purchase Price to be paid to the Members at Closing pursuant to, and as may be adjusted by this Agreement (the “Closing Payment”), shall be payable as set forth on Schedule 3 attached hereto (as Schedule 3 is updated to reflect the Closing Cash Payment and the Closing Equity Payment). Subject to Section 1.5, the Closing Payment to be paid to the Members at Closing pursuant to, and as may be adjusted by, this Agreement shall be paid (a) in cash in an amount equal to the Cash Consideration minus (without duplication) (i) the Closing Debt Amount (excluding the Capital Leases), minus (ii) the amount of any Company Expenses not otherwise paid prior to the Closing Date and prior to the calculation of Net Working Capital, plus (iii) the Closing Cash Amount, minus (iv) the Net Working Capital Adjustment Amount (if Net Working Capital is less than the Net Working Capital Target), or plus the Net Working Capital Adjustment Amount (if Net Working Capital is greater than the Net Working Capital Target), minus (v) the Cash Adjustment Escrow Amount, minus (vi) the Representative Reserve Amount (the “Closing Cash Payment”) and (b) in Parent Common Stock by delivering of the Equity Consideration minus (i) the Indemnification Escrow Amount minus (ii) the Capital Lease Shares minus (iii) the Equity Adjustment Escrow Amount minus (iv) the PIU Replacement Amount (the “Closing Equity Payment”), in each case in accordance with Schedule 3 and shall be subject to adjustment in accordance with Section 1.5. 1.4. Closing Payment Procedures; Withholding. Payment of Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing: Buyer shall deliver or cause to be delivered (A) the applicable portion, in accordance with Schedule 3, of the Closing Cash Payment, to or on behalf of each of the Members listed on Schedule 3 by wire transfer to the respective account designated by each such Member at least two (2) Business Days prior to Closing; (B) the applicable portion, in accordance with Schedule 3, of the Closing Equity Payment, to each of the Members listed on Schedule 3 in book entry form; (C) the Indemnification Escrow Amount and the Adjustment Escrow Amount to the Escrow Agent for deposit into escrow accounts established pursuant to the terms of the Escrow Agreement to be held and disbursed in accordance with this Agreement and the Escrow Agreement; (D) such items of the Closing Debt Amount and Company Expenses listed on the Estimated Closing Statement as shall be payable at Closing, in each case in accordance with wire instructions delivered by the Members to Buyer at least two (2) Business Days prior to Closing; and (E) the Representative Reserve Amount, to the Member Representative by wire transfer to the account designated by the Member Representative at least two (2) Business Days prior to Closing (the “Representative Reserve Account”). Withholding Rights; Deductions from Purchase Price. Buyer, the Company, each Blocker, the Escrow Agent or any of their Affiliates, as the case may be, shall be entitled to deduct or withhold from any payment to any Person, under this Agreement or any

DB1/ 124297106.28 4 Related Agreement, such amounts as any of them is required to deduct or withhold under applicable Law with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions under the Code or any provision of applicable Tax Law; provided that the Person intending to deduct or withhold under this Section 1.4(b) shall provide prompt written notice to the applicable payee upon becoming aware that such deduction or withholding is required. Buyer shall (and shall cause its Affiliates to) cooperate with the applicable payee and take such commercially reasonable steps as such payee may reasonably request to reduce or eliminate amounts that would otherwise be deducted or withheld under this Section 1.4(b). The Person making the deduction or withholding under this Section 1.4(b) shall pay over to the appropriate Governmental Entities all amounts deducted or withheld under this Section 1.4(b), and to the extent such amounts are so paid over, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such amounts were deducted or withheld. Notwithstanding anything to the contrary herein, absent a change in applicable Law after the date hereof, if an IRS Form W-9 for a Member is provided in accordance with Section 8.5(d), backup withholding and withholding under Section 1445 or 1446(f) of the Code will not apply to any payments made to such Member. Notwithstanding the foregoing, in the case of any Change in Control Payment, the Company, each Blocker, the Escrow Agent or any of their Affiliates, as the case may be, shall not be required to consult with the applicable payee if the reason for the applicable deduction or withholding is the payment of wages for applicable Tax purposes. Payments to Compass Solar Energy Management Holdings, LLC. Notwithstanding anything to the contrary in this Agreement, but except as set forth in Section 1.1(b), as specifically bargained for consideration and as an essential part of the Transactions contemplated by this Agreement, (i) all payments otherwise referenced in this Agreement as payable by Buyer or Parent to Compass Solar Energy Management Holdings, LLC (“Management Holdco”) at the Closing (including the payment of such Member’s portion of the Closing Cash Payment and the Closing Equity Payment) shall not become payable at the Closing, and shall instead be paid or delivered, as applicable, (A) 50% on the date that is six (6) months after the Closing, (B) 25% on the date that is nine (9) months after the Closing, and (C) 25% on the date that is twelve (12) months after Closing (each, a “Post-Closing Payment Date”, and each such payment a “Post-Closing Management Holdco Payment”), (ii) all payments (including issuance of Parent Common Stock) otherwise referenced in this Agreement as payable by Buyer, Parent or the Escrow Agent to Management Holdco following the Closing shall, to the extent such payments would otherwise be paid prior to the date that is twelve (12) months after Closing, instead be paid or delivered on the first Post-Closing Payment Date thereafter, (iii) without duplication of any reduction described in clause (iv), each Post-Closing Management Holdco Payment shall be proportionately reduced by (x) in respect of the cash portion of such Post-Closing Management Holdco Payment (solely to the extent that the Adjustment Escrow Amount is still outstanding), Management Holdco’s Percentage Share of 2,500,000 (Two Million Five Hundred Thousand Dollars) and 300,000 (Three Hundred Thousand) shares of Parent Common Stock, with such amounts to be deposited into the Adjustment Escrow Amount, and (y) in respect of the Parent Common Stock portion of such Post-Closing Management Holdco Payment (solely to the extent that the Indemnification Escrow Amount is still outstanding), Management Holdco’s Percentage Share of four million seven hundred eighty three thousand (4,783,000) shares of Parent Common Stock, with such shares of Parent Common Stock to be deposited into the Indemnification Escrow Amount, and (iv) each cash or Parent Common Stock, as applicable, Post-Closing Management

DB1/ 124297106.28 5 Holdco Payment shall be proportionately reduced, and such portion shall be retained by Buyer, as an offset against Management Holdco’s putative share of any prior distribution to Buyer or its Affiliates from the Adjustment Escrow Amount or Indemnification Escrow Amount to the extent not otherwise satisfied by Management Holdco, provided that for the purposes of such offsets Parent Common Stock shall be valued at the Parent Share Value. 1.5. Purchase Price Adjustment. Estimated Closing Balance Sheet and Estimated Closing Statement. The Company will provide to Buyer no later than three (3) Business Days prior to the Closing Date, an estimated balance sheet of the Company as of 12:01 a.m. Eastern Time on the Closing Date (as the same may be adjusted in response to any comments of Buyer and its Representatives provided prior to the Closing and agreed by the Company, the “Estimated Closing Balance Sheet”), together with (i) a written statement setting forth in reasonable detail its good faith estimates of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Net Working Capital as derived from the Estimated Closing Balance Sheet, and the Company Expenses (as the same may be adjusted in response to any comments of Buyer and its Representatives provided prior to the Closing and agreed by the Company, the “Estimated Closing Statement”) and (ii) a certification by the Company’s Chief Executive Officer that the Estimated Closing Balance Sheet and the Company’s estimates of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Company Expenses and Net Working Capital contained in the Estimated Closing Statement have been prepared in good faith in accordance with the Accounting Principles. The Company will provide Buyer and its Representatives commercially reasonable access to the work papers and other books and records of the Company for purposes of assisting Buyer and its Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to Closing, the Parties shall cooperate in good faith to answer any questions and consider any issues raised by Buyer and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. The Estimated Closing Balance Sheet and the determination of the Closing Debt Amount, Closing Cash Amount, the Capital Leases, the Company Expenses and Net Working Capital reflected on the Estimated Closing Statement will be prepared in accordance with the Accounting Principles. Estimated Closing Payment. The Closing Payment payable at Closing under Section 1.4(a) (the “Estimated Closing Payment”) shall be calculated using the estimated Closing Debt Amount, estimated Closing Cash Amount, estimated Capital Leases, estimated Company Expenses and estimated Net Working Capital (as applicable), each as set forth on the Estimated Closing Statement. Proposed Final Closing Balance Sheet. As promptly as possible and in any event within one hundred twenty (120) days after the Closing Date, Buyer shall prepare or cause to be prepared and will provide to the Member Representative, a balance sheet of the Company as of 12:01 a.m. Eastern Time on the Closing Date (the “Proposed Final Closing Balance Sheet”), together with (i) a written statement setting forth in reasonable detail its proposed final determination of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Company Expenses and Net Working Capital (the “Proposed Final Closing Statement”) and (ii) a certification by any of the senior executive officer appointed by Buyer to manage the Company’s business after Closing, the Buyer’s Chief Financial Officer or the Buyer’s Chief Accounting

DB1/ 124297106.28 6 Officer, that the Proposed Final Closing Balance Sheet and Buyer’s calculations of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Company Expenses and Net Working Capital contained in the Proposed Final Closing Statement have been prepared in good faith in accordance with the Accounting Principles. The Proposed Final Closing Balance Sheet and the determination of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Company Expenses and Net Working Capital reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles. Buyer will provide the Member Representative and its Representatives commercially reasonable access to the work papers and other books and records of the Company for purposes of assisting the Member Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Company Expenses and Net Working Capital reflected thereon) will be final, conclusive and binding on the Parties unless the Member Representative provides a written notice (a “Working Capital Dispute Notice”) to Buyer no later than the thirtieth (30th) Business Day after the delivery to the Member Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Any Working Capital Dispute Notice shall set forth in reasonable detail (x) any item in the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Member Representative disputes and the proposed revised amount of such item and (y) the Member Representative’s alternative calculation of the Closing Debt Amount, the Closing Cash Amount, the Capital Leases, the Company Expenses and/or Net Working Capital, as the case may be, each as prepared in accordance with the Accounting Principles. Any item or amount to which no dispute is raised in the Working Capital Dispute Notice will be final, conclusive and binding on the Parties on such thirtieth (30th) Business Day. Resolution of Disputes. Buyer and the Member Representative will attempt to promptly resolve the matters raised in any Working Capital Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Working Capital Dispute Notice pursuant to Section 1.5(d), either Buyer or the Member Representative may provide written notice to the other that it elects to submit the disputed items to the Accounting Firm. The Accounting Firm will promptly review only those unresolved items and amounts specifically set forth and objected to in the Working Capital Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (x) provide for a calculation of the Closing Cash Amount or Net Working Capital that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Member Representative’s alternative calculation thereof shown in the Working Capital Dispute Notice, or (y) provide for a determination of any item of Indebtedness reflected in the Closing Debt Amount or any Company Expense that is greater in amount than the amount thereof shown in the Proposed Final Closing Statement or less in amount than the Member Representative’s alternative calculation thereof

DB1/ 124297106.28 7 shown in the Working Capital Dispute Notice. The fees and expenses of the Accounting Firm shall be allocated between the Member Representative, on behalf of the Members, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. Any fees and expenses of the Accounting Firm to be paid by the Member Representative on behalf of the Members shall initially be paid from the Adjustment Escrow Amount. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the Parties, absent fraud or manifest error. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, if there shall be no Working Capital Dispute Notice delivered pursuant to Section 1.5(d), or as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Accounting Firm, in each case, pursuant to this Section 1.5, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable (but in no event later than sixty (60) Business Days) after the commencement of the Accounting Firm’s engagement. Closing Payment Adjustment. If any of the Net Working Capital, the Closing Debt Amount, the Closing Cash Amount, the Capital Leases or the Company Expenses (as finally determined pursuant to this Section 1.5 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Closing Payment shall be recalculated using such final figures in lieu of such estimated figures, and (i) the amount, if any, by which the Estimated Closing Payment paid at Closing in accordance with Sections 1.4(a) and (b) is less than such re-calculated Closing Payment shall be paid by Buyer in cash to the Member Representative for distribution to the Members pursuant to the terms of this Agreement, provided that Buyer shall be entitled at its option to make such payment in Parent Common Stock up to the amount by which the estimated Capital Leases exceed the final Capital Leases as finally determined under this Section 1.5, provided further that such Parent Common Stock shall be calculated at the Parent Share Value; and (ii) the amount, if any, by which such Estimated Closing Payment paid at Closing in accordance with Sections 1.4(a) and (b) exceeds such re-calculated final Closing Payment (such excess being “Overpayment Amount”) shall be paid to Buyer (x) directly from the Adjustment Escrow Amount, up to the amount of the Overpayment Amount equal to the aggregate Percentage Shares of all Members other than Management Holdco and (y) via offset by Buyer against any subsequent Post-Closing Management Holdco Payments (or via recovery from the Adjustment Escrow Amount to the extent that Management Holdco has contributed to the Adjustment Escrow Amount pursuant to Section 1.4(c)), up to the amount equal to the Management Holdco’s Percentage Share of the Overpayment Amount; provided, that any such Overpayment Amount shall be satisfied first from the Cash Adjustment Escrow Amount and the portion of the Post-Closing Management Holdco Payment allocable to the payment of the Overpayment Amount until all such Cash Adjustment Escrow Amount has been released to Buyer and such portion of the Post-Closing Management Holdco Payment allocable to payment of the

DB1/ 124297106.28 8 Overpayment Amount has been so utilized. In the event that the payment to be made to Buyer pursuant to this Section 1.5(f)(ii) exceeds the Adjustment Escrow Amount held by the Escrow Agent, such excess shall be payable by each of the Members (in accordance with their respective Percentage Shares), at such Member’s option, either in cash, shares of Parent Common Stock valued at the Parent Share Value or a combination thereof, with the portion payable by Management Holdco being payable via offsets by Buyer against any subsequent Post-Closing Management Holdco Payments, provided that for the purposes of such offsets Parent Common Stock shall be valued at the Parent Share Value. Payments. Any payment due pursuant to Section 1.5(f) shall be made within five (5) Business Days after the final amount of the Closing Payment has been determined in accordance with this Section 1.5. In no event shall the aggregate number of shares of Parent Common Stock to be issued as Equity Consideration exceed a number of shares of Parent Common Stock equal to 19.99% of the number of outstanding shares of Parent Common Stock as of the Closing Date, or the voting power thereof as of the Closing Date (the “Equity Consideration Threshold”); provided, that (i) an equitable adjustment to the number of shares of Parent Common Stock issuable hereunder shall be made in the event of any stock split, stock dividend, or similar transaction, and (ii) Parent shall not take any action that is intended to cause the Equity Consideration to exceed the Equity Consideration Threshold. In the event the Equity Consideration as finally determined under this Section 1.5 exceeds the Equity Consideration Threshold, Buyer shall use its commercially reasonable efforts to obtain the approval of its shareholders to issue such Equity Consideration, and failing receipt of such approval, shall pay a portion of the Closing Equity Payment in excess of the Equity Consideration Threshold to the Members in cash at the Parent Share Value by wire transfer to the respective account designated by each such Member at least two (2) Business Days prior to Closing in accordance with Schedule 3. 1.6. Escrow. Buyer, on the one hand, and the Members and the Company (as a Company Expense), on the other hand, shall be responsible for one-half of the fees and expenses of the Escrow Agent. Adjustment Escrow Amount. The Adjustment Escrow Amount shall be retained by the Escrow Agent for the purpose of securing the Members’ payment obligations set forth in Section 1.5(f) (if applicable). Promptly following the determination of the final amount of the Closing Payment in accordance with Section 1.5, Buyer and the Member Representative shall deliver to the Escrow Agent a joint written instruction to release the remaining portion of the Adjustment Escrow Amount less any portion of the Adjustment Escrow Amount to be delivered to Buyer or its Affiliates pursuant to Section 1.5(e) (if applicable), to the Member Representative for distribution to the Members pursuant to the terms of this Agreement. Indemnification Escrow Amount. Promptly following the twelve (12) month anniversary of the Closing Date, Buyer and Member Representative shall deliver to the Escrow Agent a joint written instruction to release the remaining portion of the Indemnification Escrow Amount, that is not the subject of a claim pursuant to Section 10.2 that is pending as of the twelve (12) month anniversary of the Closing Date, less twenty-five (25%) of the Indemnification Escrow Amount, to the Members in accordance with Schedule 3 (after appropriate

DB1/ 124297106.28 9 adjustment to give effect to any Indemnification Escrow Amount claims made against a Member or group of Members and not against all Members). Promptly following the two (2) year anniversary of the Closing Date, Buyer and Member Representative shall deliver to the Escrow Agent a joint written instruction to release the remaining portion of the Indemnification Escrow Amount that is not the subject of a claim pursuant to Section 10.2 that is pending as of the two (2) year anniversary of the Closing Date, to the Members in accordance with Schedule 3 (after appropriate adjustment to give effect to any Indemnification Escrow Amount claims made against a Member or group of Members and not against all Members). Following the resolution of any claim for indemnification under Section 10.2, Buyer and the Member Representative shall deliver to the Escrow Agent a joint written instruction to release all amounts relating to such resolved claim to the appropriate Party pursuant to the terms of the Escrow Agreement and joint written instruction (the earlier of such date on which the Indemnification Escrow Amount (as reduced by amounts disbursed to Buyer or its Affiliates pursuant to this Agreement or the Escrow Agreement) first equals zero (0) or the final date of release of the Indemnification Escrow Amount in accordance with this Section 1.6(b) and the Escrow Agreement, the “Indemnification Escrow Termination Date”). Tax Treatment; Dividends and Voting rights. The Parties shall (and shall cause their respective Affiliates to) (i) treat the Adjustment Escrow Amount and the Indemnification Escrow Amount as property of the Members for all Tax purposes until such time as, and to the extent that, the Adjustment Escrow Amount or the Indemnification Escrow Amount (as applicable) is released to Buyer or any its Affiliates, in which case the amount so released shall be treated as an adjustment to the Closing Payment, and (ii) take no position contrary thereto unless required to do so by applicable Tax Law following a “determination” as defined in Section 1313(a) of the Code (or any comparable provision of state or local Law). All dividends and voting rights with respect to the shares of Parent Common Stock in the Indemnification Escrow Amount shall be paid to or exercisable by, respectively, the Members. ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered herewith by the Company to Buyer (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article II (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), the Company hereby represents and warrants to Buyer as of the date of this Agreement, except to the extent that a representation, warranty or section of the Company Disclosure Schedule expressly states that such representation or warranty, or information in such section of the Company Disclosure Schedule, is made only as of another date, as follows: 2.1. Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry

DB1/ 124297106.28 10 on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 2.1(a) of the Company Disclosure Schedule, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such licensing or qualification necessary, except such other jurisdictions where the failure to be so qualified, licensed, or in good standing would not have, individually or in the aggregate a Company Material Adverse Effect. The Company has delivered to Buyer a true, complete and correct copy of the Company’s Organizational Documents, each as amended to date, and each such Organizational Document is in full force and effect. The Company is not in violation of its Organizational Documents in any material respect. Schedule 2.1(c)-1 of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch office, registered office, representative office, or permanent establishment or has a current Employee, agent, consultant or contractor. Except as set forth on Schedule 2.1(c)-2 of the Company Disclosure Schedule, neither the Company nor its predecessors, if any, has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name. 2.2. Authority. The Company has all requisite corporate or other entity power and authority to enter into this Agreement, the Related Agreements and each of the other agreements, certificates or documents contemplated hereby or thereby to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The approval of not less than the requisite supermajority of the Managers (the “Company Managers Approval”) has been properly obtained and such approval, together with the execution of this Agreement by the Members, constitutes all of the necessary action or authorization on the part of the Company, the Managers and the Members for the authorization, execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party and the performance by the Company of the Transactions. 2.3. No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is or will be a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification, consent, notice, waiver, approval, or acceleration of, any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Liens (other than Permitted Liens) upon the Interests or any of the Company’s or its Subsidiaries’ properties or assets (tangible or intangible), or cause the Company or its Subsidiaries to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of the Company or its Subsidiaries, (b) any material agreement to which the Company or any of its Subsidiaries are bound (including any Disclosable Contract), except as set forth on Schedule 2.3(b), (c) any Company Authorization, except as set forth on Schedule 2.3(b), or (d) any Law applicable to the Company, its Subsidiaries or any of its or their properties or assets (whether tangible or intangible), other than such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings (x) as

DB1/ 124297106.28 11 may be required under any Antitrust Laws or (y) in the case of clauses (b), (c) and (d), for which the failure to obtain or make such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices or filings would not reasonably be expected to result in material liability to, or impairment to the operations of, the Company or any of its Subsidiaries. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company and its Subsidiaries of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings (x) as may be required under any Antitrust Laws or (y) in the case of clauses (b), (c) and (d), for which the failure to obtain or make such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices or filings would not reasonably be expected to result in material liability to, or impairment to the operations of, the Company or any of its Subsidiaries. 2.4. Enforceability. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, as applicable, this Agreement and the Related Agreements to which the Company is a party constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity. 2.5. Subsidiaries. Except for the Persons set forth on Schedule 2.5(a) of the Company Disclosure Schedule (each a “Subsidiary” and collectively the “Subsidiaries”), (i) neither the Company nor any of the Subsidiaries owns or has agreed to acquire any capital stock of or any other equity, membership or ownership interest in, or controls, directly or indirectly, or takes part in the management of, any other Person, (ii) neither the Company nor any of the Subsidiaries is or has been, or agreed to be, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement, and (iii) each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a) of the Company Disclosure Schedule, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The authorized and outstanding capitalization, membership interests, and other equity or ownership interests of each Subsidiary, including the identity of, and amount held by, each holder of any outstanding membership or equity interest therein, is set forth on Schedule

DB1/ 124297106.28 12 2.5(b) of the Company Disclosure Schedule. All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests), other than any restrictions set forth in the Organizational Documents of the Company or the Subsidiaries or applicable securities Laws. No Subsidiary has issued any certificates representing shares of capital stock, membership interests, or other equity or ownership interests of such Subsidiary. There are no outstanding (i) Company Securities or securities of any of the Subsidiaries that are convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any of the Subsidiaries (“Subsidiary Securities”) or (ii) Security Rights for any Subsidiary Securities. There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable. Schedule 2.5(c) of the Company Disclosure Schedule sets forth each acquisition made by the Company or any of the Subsidiaries in any manner (including acquisition through merger, consolidation with, or purchase of assets or equity securities) of any business or any Person or division thereof (the “Prior Acquisitions”). Neither the Company nor any of the Subsidiaries has any ongoing payment, indemnification, escrow, purchase price adjustment or other rights or obligations with respect to such Prior Acquisitions. The Company has delivered to Buyer an accurate and complete (i) copy of each Subsidiary’s Organizational Documents, each as amended and in effect on the date of this Agreement and (ii) list of each director, officer, and manager (as applicable) of each of the Subsidiaries since formation and on the date of this Agreement. None of the Subsidiaries is in violation of its Organizational Documents in any material respect. Schedule 2.5(a) of the Company Disclosure Schedule lists, with respect to each Subsidiary, the jurisdiction of incorporation or formation and every jurisdiction in which such Subsidiary has facilities, maintains an office, branch office, registered office, representative office, or permanent establishment or has a current Employee, agent, consultant or contractor. Except as set forth on Schedule 2.5(a) of the Company Disclosure Schedule, none of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name. 2.6. Company Capital Structure. Schedule 2.6(a) sets forth as of the date of this Agreement the Company Interests and the registered owners thereof, including the class and amount of units held by each Company Member. As of the date hereof, the Company Interests constitute one hundred percent (100%) of the total membership interests of the Company. All of the membership interests of the Company are, as of the date of this Agreement, owned of record, legally and beneficially, by the Company Members listed on Schedule 2.6(a), and will be, as of the Closing Date, owned of record, legally and beneficially, by the Company Members and Blockers listed on Annex A-2. The Company has not issued any certificates representing the membership interests of the Company or any other equity interest in the Company. All rights and powers to vote the membership interests of the Company are held exclusively by the Company Members listed on Schedule 2.6(a) as of the

DB1/ 124297106.28 13 date of this Agreement and, after taking into account the Redemptions, Annex A-2 as of the Closing Date. Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, all of the membership interests of the Company (x) have been duly authorized and validly issued, and are non-assessable and not subject to preemptive rights or similar rights created by statute or any agreement to which the Company is a party or otherwise bound (other than the Company’s Organizational Documents) and (y) have been offered, sold, issued and delivered by the Company in compliance with the terms of any agreement to which the Company is a party, or any agreement to which the Company is otherwise bound, the Company’s Organizational Documents and all applicable Laws. Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character for the issuance of any membership interests, profits interests, or other equity or ownership interests in the Company or obligating the Company to issue or sell any such interests or securities (including the membership interests of the Company), or any other interest, in the Company. (i) Other than the PIU Plan, none of the Company nor any of the Subsidiaries has adopted, sponsored or maintained any stock option plan, stock appreciation rights plan, unit option plan or any other plan, policy or agreement providing for equity, membership, profits or ownership interest compensation to any Person that is still in effect or with respect to which any equity instrument or right is outstanding. Other than the PIU Plan, all stock option plans, unit option plans or any other plans, policies or agreements providing for equity, membership, profits or ownership interest compensation to any Person that the Company has ever adopted, sponsored or maintained (collectively, the “Prior Plans”) have been terminated by proper action of the Managers, and there have never been nor are there currently any Company Securities or Subsidiary Securities, or Security Rights thereto, outstanding under any of the Prior Plans. The PIU Plan was duly authorized, approved and adopted and is in full force and effect. (ii) Except as set forth on Schedule 2.6(b)(ii) of the Company Disclosure Schedule, there are no outstanding Security Rights for or related to any Company Security or any Subsidiary Security, whether or not currently exercisable, and none of the Company nor any of the Subsidiaries has or is bound by any (x) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or Subsidiary Security or (y) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or Subsidiary Security. Except as set forth on Schedule 2.6(b)(ii) of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Subsidiaries. Except for Organizational Documents of the Company or any of its Subsidiaries, and except as set forth on Schedule 2.6(c) of the Company Disclosure Schedule, there are no (i) voting trusts, proxies or other agreements or understandings with respect to any Company Securities or Subsidiary Securities to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or (ii) agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities

DB1/ 124297106.28 14 or Subsidiary Securities pursuant to which the Company or any of its Subsidiaries has any current or ongoing obligations to any third party. 2.7. Company Financial Statements and Internal Controls. Schedule 2.7(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated and combined balance sheet and the related audited consolidated and combined statements of operations, changes in members’ equity, and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2020 and 2019, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of September 30, 2021 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income and cash flows of the Company and its Subsidiaries for the nine (9) month period then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and in accordance with GAAP (except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the audited Company Financial Statements, to footnote disclosures and, in the case of the unaudited Company Financial Statements, normal year-end adjustments and the absence of footnotes. The Company and its Subsidiaries have in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and that are designed to prevent and detect material misstatements. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any Employee, auditor, accountant or Representative of the Company or its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the inaccuracy of such systems and processes or the accuracy or integrity of the Company Financial Statements. There have been no instances of fraud by the Company, any of its Subsidiaries or, to the Company’s knowledge, any of its or their Employees that occurred during any period covered by the Company Financial Statements, and no Employee has provided or threatened to provide information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company or any of its Subsidiaries. As of the Balance Sheet Date and the date hereof, all revenue and expenses were (i) calculated consistently period over period and in accordance with GAAP and historical accounting practices of the Company and its Subsidiaries that have been subject to audit procedures by external auditors of the Company and its Subsidiaries and (ii) accounted for in the Company Financial Statements in accordance with GAAP. Each of the orders in the Company’s backlog are at a price and on terms and conditions (including margin) consistent in all material respects with the provision of such products and services by the Company and its Subsidiaries in the ordinary course of business.

DB1/ 124297106.28 15 All inventory of the Company and its Subsidiaries set forth on the Company Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and its Subsidiaries free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries. During the periods covered by the Company Financial Statements, the Company’s outside auditors were independent of the Company and its management. The Company has delivered to Buyer copies of each written audit report by the Company’s outside auditors to the Managers, the Company’s management, or any committees thereof, concerning any period covered by the Company Financial Statements. 2.8. Liabilities. The Company and its Subsidiaries do not have any material debts, liabilities, demands or obligations of any nature (whether direct or indirect, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise) (including any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act), except: (i) as recorded, reserved against or otherwise accounted for on the Company Balance Sheet; (ii) as incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice; (iii) as set forth on Schedule 2.8(a) of the Company Disclosure Schedule; (iv) performance or payment obligations that are unmatured, unliquidated or contingent and expressly set forth in the agreements disclosed in the Company Disclosure Schedule (other than any obligations arising from a breach or failure to comply by the Company with any obligations contained therein at any time prior to the Closing); (v) liabilities owed to Buyer under this Agreement; or (vi) liabilities for fees and expenses incurred in connection with this Agreement, the Related Agreements and each of the other agreements, certificates or documents contemplated hereby or thereby that are treated as Company Expenses. All accounts payable of the Company and its Subsidiaries for which the Company has received invoices that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All material outstanding accounts payable of the Company and its Subsidiaries represent valid obligations arising from bona fide purchases of assets or services in the ordinary course of business consistent with GAAP. Neither the Company nor any of its Subsidiaries has at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. The Company and its Subsidiaries are not insolvent. Schedule 2.8(d) of the Company Disclosure Schedule lists as of the date of this Agreement: (i) each item of Indebtedness of the Company and its Subsidiaries pursuant to or

DB1/ 124297106.28 16 arising in connection with any agreement in effect with respect thereto, and sets forth each such agreement and the holder thereof and (ii) each material Lien (other than Permitted Liens) to which the Company or any of its properties, assets or undertakings is subject or bound and each agreement with respect thereto. 2.9. Absence of Certain Changes. Except as set forth on Schedule 2.9 of the Company Disclosure Schedule or actions taken in connection with this Agreement, the Related Agreements and each of the other agreements, certificates or documents contemplated hereby or thereby, since the Balance Sheet Date until the date of this Agreement, (a) there has been no Company Material Adverse Effect and (b) there has not been, occurred or arisen any: amendments or changes to the Organizational Documents of the Company or any of its Subsidiaries; (i) material failure to pay accounts payable when due consistent with past practice or any delay in payment thereof or any renegotiation thereof, (ii) request by the Company or any of its Subsidiaries to materially accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company’s or any of its Subsidiaries’ cash management practices, in each case except in the ordinary course of business and consistent with past practice; destruction of, damage to or loss of any material assets or inventory of the Company or any of its Subsidiaries (whether or not covered by insurance), or loss of any material business or customer of the Company or any of its Subsidiaries; actual, or to the Company’s knowledge, threatened or pending, work stoppage, labor strike or other labor trouble, or any actual, or to the Company’s knowledge, threatened or pending, Action, suit, claim, demand, labor dispute or grievance, or any other material dispute or incident relating to labor, employment or occupational safety involving the Company or any of its Subsidiaries, other than as set forth in Schedule 2.20; change in financial accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries; material revaluation by the Company or any of its Subsidiaries of any of its assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the ordinary course of business and consistent with past practice; variation in any inventory practices or failure to produce or procure and maintain inventory levels and amounts in a manner that is inconsistent with the ordinary course of business and consistent with past practice; grant to customers or clients of any rebates, price concessions, discounts or allowances other than in the ordinary course of business and consistent with past practice or agreed to a material reduction in rebates, price consents, discounts or allowances other than in the ordinary course of business and consistent with past practice; (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, equity or property) on or with respect to or redemption or purchase by the

DB1/ 124297106.28 17 Company or any of its Subsidiaries of any Company Security or Subsidiary Security or any Security Rights therefor, (ii) any split, combination or reclassification of any Company Security or Subsidiary Security, or (iii) any issuance or authorization of the issuance of any Company Security or Subsidiary Security or any Security Rights or any securities in respect of, in lieu of or in substitution for, any of the foregoing; (i) material increase in the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of its Senior Employees, or to the gross amount payable or to become payable to the Company’s or any Subsidiary’s Employees taken as a whole, or (ii) material modification of any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan), or material modification or waiver of any of the terms or conditions thereof or the performance or other criteria or condition to payment or earning thereof, or (iii) repricing of any right to acquire Company Securities or Subsidiary Securities or any amendment or acceleration or waiver of any vesting terms related to any award of, or award with respect to, any Company Securities or Subsidiary Securities held by any such Person, or (iv) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company or any of its Subsidiaries of a material bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan); reductions-in-force or group layoffs by the Company or any of its Subsidiaries (which does not include individual terminations without cause or due to performance reasons); other than pursuant to an Employee Benefit Plan or otherwise in the ordinary course of business, (i) grant of any severance or termination pay or benefits to any Employee or entering into of any agreement with respect thereto; (ii) adoption or amendment of any employee benefit plan, change in control or retention agreement or severance plan; or (iii) except as set forth on Schedule 2.9(l)(iii) of the Company Disclosure Schedule, entering into any employment contract, extension of any employment offer, or payment or agreement to pay any bonus or special remuneration to any Employee other than the hiring of non-executive at-will employees, consultants or contractors in the ordinary course of business pursuant to the Company’s and its Subsidiaries’ standard hiring practices and without any change in control or severance obligations other than the Company’s and its Subsidiaries’ standard severance policy; except as set forth on Schedule 2.9(m) of the Company Disclosure Schedule, entering into of any agreement by the Company or any of its Subsidiaries, of any termination, extension, amendment or modification of the material terms of any agreement by the Company or any of its Subsidiaries, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with past practice; sale, lease, license or other disposition of any of the material assets or properties of the Company or any of its Subsidiaries, or creation of any Lien on such assets or

DB1/ 124297106.28 18 properties, except sales or non-exclusive licenses of Company Products or co-marketing agreements regarding use of the Company’s trademarks, trade dress, logos, or other marketing materials, in each case, in the ordinary course of business and consistent with past practice; loan by the Company or any of its Subsidiaries to any Person, incurrence by the Company or any of its Subsidiaries of any Indebtedness (except for trade payables incurred in the ordinary course of business), guarantee by the Company or any of its Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practice; waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with past practice; commencement, or written notice or threat of commencement of any Action, lawsuit or proceeding against or investigation of the Company or any of its Subsidiaries or their affairs, or commencement of any litigation by the Company or any of its Subsidiaries, or settlement of any Action, lawsuit, proceeding or investigation (regardless of the party initiating the same) other than as set forth in Schedule 2.20; (i) transfer or sale by the Company or any of its Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non- exclusive end user license agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, pursuant to which rights to the Company Intellectual Property are granted, transferred or sold to any Person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement (other than Off-the-Shelf Software Licenses), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, pursuant to which material rights to the Intellectual Property of any Person are purchased, acquired or obtained by the Company or any of its Subsidiaries, (iii) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries (other than Off-the-Shelf Software Licenses, in each case with no recurring license fee) or (iv) entering into, or amendment of, any agreement with respect to the development of any material Intellectual Property with a third party or pursuant to which any Person is granted marketing, manufacturing or similar rights with respect to any material Company Intellectual Property; agreement, or material modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any material Company Products, Services or Company Intellectual Property;

DB1/ 124297106.28 19 voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness or any material Lien; write off as uncollectible any material notes or accounts receivable except in the ordinary course of business and consistent with past practice or charged to applicable reserves; or change in any Tax accounting method or practice, filing of any material amended Tax Return, entrance into any closing agreement, settlement or compromise with respect to any material Tax claim, assessment or proceeding, adoption, change or revocation of any material Tax election, or change of any fiscal or Tax year, in each case with respect to the Company or any of its Subsidiaries. 2.10. Accounts Receivable; Bank Accounts. Schedule 2.10(a) of the Company Disclosure Schedule lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced, and identifying any accounts receivable that are past due or that are more than ninety (90) days past the original invoice date for such receivables. Except as reserved for bad debt on the Company’s Balance Sheet, and as set forth on Schedule 2.10(a) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has received written notice from any customer that such customer does not intend to pay any account receivable and accounts receivable of the Company and its Subsidiaries (x) represent bona fide transactions that arose in the ordinary course of business and to the knowledge of the Company, are not subject to setoffs or counterclaims and (y) are current and collectible, other than in the ordinary course of business. Set forth on Schedule 2.10(b) of the Company Disclosure Schedule is a description of each account maintained by or for the benefit of the Company and its Subsidiaries at any bank or other financial institution, including the names and addresses of all banks in which the Company and its Subsidiaries have accounts or safe deposit boxes, the account numbers of all such accounts, and the names of the authorized signatories of each account. 2.11. Restrictions on Business Activities. There is no agreement or judgment, injunction, order or decree, in each case to which the Company or any of its Subsidiaries is a party, or otherwise binding upon the Company or, to the Company’s knowledge, any of its Subsidiaries, that would reasonably be expected to prohibit, impair or otherwise limit: (i) any business practice of the Company or any of its Subsidiaries, as currently conducted in any jurisdiction in the United States; (ii) any acquisition of property (tangible or intangible) by the Company, any of its Subsidiaries or any of their present or future Affiliates; (iii) the conduct of the business of the Company or any of its Subsidiaries, as currently conducted in any jurisdiction in the United States; or (iv) the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its Subsidiaries, or otherwise (in each case, other than confidentiality and employee non-solicitation obligations pursuant to agreements entered into in the ordinary course of business consistent with past practices that do not materially limit the ability

DB1/ 124297106.28 20 of the Company or any of its Subsidiaries to hire or engage any non-counterparty employees or contractors). 2.12. Real Property; Leases. None of the real property used or occupied by the Company or any of its Subsidiaries, together with all buildout, fixtures, alterations and improvements created, constructed or installed thereon (“Company Real Property”), is owned by the Company or any of its Subsidiaries, nor has the Company nor any of its Subsidiaries ever owned any real property. All of the Company Real Property is leased or subleased by the Company or one of its Subsidiaries pursuant to a Lease, and the Company Real Property constitutes all of the real property and improvements used in connection with the Company’s and its Subsidiaries’ business. Neither the Company nor any of its Subsidiaries has received written notice of a violation of any Law or any covenant, condition, restriction or other agreement of record relating to the Company Real Property that remains unresolved. Neither the Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land, buildings or improvements other than the Leases. All of the Company Real Properties are used or occupied exclusively by the Company or its Subsidiaries pursuant to the Leases. Schedule 2.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses, concessions, occupancy and other agreements, including maintenance agreement, furniture and fixture agreements, facilities agreements, garage or warehouse agreements, and all addendums and amendments thereto, relating to the Company Real Property to which the Company or its Subsidiaries is a party (the “Leases”). The Leases are valid, binding and enforceable and in full force and effect in accordance with their respective terms, except as such enforceability could be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, if any such proceeding were to be brought in the future, and there does not exist under any such Lease any material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person to the extent a default by such Person would be reasonably likely to interfere with the Company’s or its Subsidiaries’ use of any Company Real Property. No notice or agreement to terminate or surrender any Lease has been served on the Company or any of its Subsidiaries. The Company has delivered to Buyer true and complete copies of all Leases, including all amendments, extensions, renewals, guaranties, subordination, non-disturbance and attornment agreements and other agreements and material notices related thereto, and the Leases constitute the entire agreement between the Company or any of its Subsidiaries, on the one hand, and each landlord or sublandlord, on the other hand, with respect to the Company Real Property. All rent and other charges currently due and payable under the Leases, and all utility charges relating to the Company Real Property which are the responsibility of the Company or any of the Subsidiaries, have been paid, except for liabilities reflected or reserved against in the Company Financial Statements. Neither the Company nor any of its Subsidiaries is contesting or auditing any operating expense, Tax or common area maintenance charge or assessment, or reconciliation with respect thereto made by the applicable landlord or sublandlord, under any of the Leases in any amount, individually or in the aggregate, exceeding

DB1/ 124297106.28 21 $25,000. The Company’s and the Subsidiaries’ possession and quiet enjoyment of the Company Real Property under the Leases has not been disturbed. No security deposit or portion thereof deposited with respect to any of the Leases has been applied in respect of a breach or default under any of the Leases. Neither the Company nor any of the Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any of the Leases. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in any of the Leases or any interest therein, other than as set forth on Schedule 2.12(c). There are no disputes between the Company or any of its Subsidiaries, or, to the Company’s knowledge, any other Person, and any landlord or sublandlord with respect to the Leases. To the Company’s knowledge, there are no covenants, conditions, restrictions, easements, agreements or other matters in respect of the Company Real Property or the Leases that would reasonably be expected to interfere with the continued use and occupancy by the Company or any of its Subsidiaries of the Company Real Property or the Leases (during the term of the Leases), and to the Company’s knowledge, the use, occupation and operation of the Company Real Property by the Company and its Subsidiaries is in compliance with all applicable Laws, covenants, conditions, restrictions, easements, and similar agreements affecting the Company Real Property. The Company and its Subsidiaries have obtained all licenses, permits, consents, approvals and authorizations (including certificates of use and occupancy) required in connection with their current use, occupation and operation of the Company Real Property. Except as set forth on Schedule 2.12(e) of the Company Disclosure Schedule, none of the Members, Managers, or any of their Affiliates has any direct or indirect ownership or managerial interest in, or acts as a property manager on behalf of, any landlord or sublandlord under any of the Leases. Except as set forth on Schedule 2.12(f) of the Company Disclosure Schedule, the Company or one of the Subsidiaries is the holder of the tenant’s interest under the Leases and in exclusive possession of the Company Real Property and has not assigned the Leases or subleased, licensed or otherwise granted to any Person the right to use or occupy all or any portion of the premises leased thereunder. Neither the Company nor any of the Subsidiaries has received any written notice that any of the alterations, additions or improvements to the premises leased under the Leases are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable Lease term. To the Company’s knowledge, there are no pending or threatened in writing condemnation, eminent domain reassessment or similar proceedings that would affect any Company Real Property. 2.13. Assets; Absence of Liens and Encumbrances. Schedule 2.13(a) of the Company Disclosure Schedule sets forth all inventory, equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company and its Subsidiaries as of the date hereof with an individual book value of greater than $50,000.

DB1/ 124297106.28 22 The Company and its Subsidiaries have good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Permitted Liens and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, operation or occupancy of the property subject thereto or affected thereby. All facilities, improvements, building systems, machinery, equipment, fixtures, vehicles, and other personal properties and assets owned or leased by the Company or any of its Subsidiaries, including, without limitation, pursuant to the Leases, (i) are sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted, (ii) are in good operating condition and in a state of good maintenance and repair in all material respects, subject only to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement and (iii) have been operated, maintained and repaired in all material respects in accordance with applicable Law and any covenants, conditions, restrictions and other agreements of record. 2.14. Intellectual Property. Schedule 2.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all: (i) Registered Intellectual Property; and (ii) all material unregistered Owned Intellectual Property, including the current version of any Company Software included in the Owned Intellectual Property and any material common law trademarks or service marks (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable). The Company and its Subsidiaries have complied with the requirements of all applicable Governmental Entities to maintain the Registered Intellectual Property, including payment of required fees when due to such offices or agencies, and there are no Actions that must be taken by the Company or its Subsidiaries within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to United States Patent and Trademark Office or foreign counterparts, as the case may be, office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing such Registered Intellectual Property. All Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Owned Intellectual Property”) is valid, subsisting, and enforceable, and none of the Owned Intellectual Property required to be listed on Schedule 2.14(a) of the Company Disclosure Schedule has been abandoned, cancelled, lapsed, or passed into the public domain, other than in the ordinary course of business. All Owned Intellectual Property is owned solely and exclusively by the Company or its Subsidiaries and all other Company Intellectual Property is legally used by the Company and its Subsidiaries pursuant to a valid and enforceable written license, in each case, free and clear of any Liens other than Permitted Liens. The Company Intellectual Property constitutes all of the Intellectual Property necessary for, or used in connection with, the operation

DB1/ 124297106.28 23 of the business of the Company and its Subsidiaries as presently conducted. No Affiliate or current or former partner, director, stockholder, member, manager, officer, employee, consultant or contractor of the Company or any of its Subsidiaries will, after giving effect to the Transactions contemplated by this Agreement, own or retain any rights to any of the Company Intellectual Property. Except as set forth in Schedule 2.14(d), there is no Action pending or asserted by the Company or its Subsidiaries against any Person concerning infringement of the Owned Intellectual Property and to the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated in the past six (6) years, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. The Owned Intellectual Property, and the conduct of the business of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries has received any written notice in the past six (6) years of any actual or threatened Actions alleging any infringement, misappropriation or other violation by the Company or its Subsidiaries of the Intellectual Property of any other Person. Neither the Company nor any of its Subsidiaries has received any written notice or written claim in the past six (6) years challenging the validity, registrability, enforceability, ownership or use of any Owned Intellectual Property. There is no Action pending, asserted, or threatened against the Company or its Subsidiaries concerning, contesting or seeking to deny the ownership, validity, registrability, enforceability of, or use of the Company’s or its Subsidiaries’ right to use, any Owned Intellectual Property, including any proceeding in the United States Patent and Trademark Office or any other Governmental Entity, but excluding any office actions that generally are issued by the relevant Governmental Entity in the course of patent or trademark prosecution. None of the Owned Intellectual Property is subject to any outstanding judgment, decree or order of any Governmental Entity. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the rights of the Company or its Subsidiaries under, any Company Intellectual Property, or result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing with respect to) any of the material Company IP Agreements, nor will such execution and delivery or consummation require the consent of any such party. Upon the Closing Date, Buyer will (i) own all Owned Intellectual Property, and (ii) be permitted to exercise substantially all of the Company’s and its Subsidiaries’ rights and receive all of its and their benefits (including payments) under the Company IP Agreements to the same extent and under similar terms and conditions that the Company and its Subsidiaries would have been able to, without the payment of any additional amounts or consideration. The Company and its Subsidiaries take and have taken commercially reasonable measures to preserve and protect its and their rights in (including the goodwill associated with) the trademarks included in the Owned Intellectual Property, and to protect and maintain the proprietary nature of Owned Intellectual Property and the confidentiality of Trade Secrets included in the Owned Intellectual Property. The Company and its Subsidiaries have obtained from all Persons (including Employees) who have created any portion of, or otherwise who are or were involved in the creation or development of, any material Intellectual Property for

DB1/ 124297106.28 24 or on behalf of the Company or any of its Subsidiaries, or who are or were provided access to material Trade Secrets included in the Owned Intellectual Property, written agreements (on the form of such assignment delivered by the Company to Buyer) pursuant to which each such Person, (i) assigned to the Company or its applicable Subsidiary all rights in and to such Intellectual Property, and/or (ii) agreed to maintain the confidentiality of all such Trade Secrets. To the knowledge of the Company, (i) except as set forth in Schedule 2.14(f), there has been no misappropriation of any such Trade Secrets by any Person; (ii) no employee, independent contractor or agent of the Company or its Subsidiaries has misappropriated any Trade Secrets of any other third party in the course of performance as an employee, independent contractor or agent of the Company or its Subsidiaries; and (iii) no employee, independent contractor or agent of the Company or its Subsidiaries is bound by or otherwise subject to any obligations to a third party restricting such employee, independent contractor or agent from performing his or her duties for the Company or its Subsidiaries, or in breach of any contract with any former employer or other entity concerning any Intellectual Property of the Company or its Subsidiaries or confidentiality. The Company and its Subsidiaries possess, and have provided to Buyer, documentation relevant to the Company Software that is current, accurate and sufficient in detail and content. The Company and its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or have the right to use, the material IT Assets owned or used by the Company and its Subsidiaries (the “Company IT Assets”). The Company IT Assets constitute all of the IT Assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have implemented and maintain commercially reasonable backup, security and disaster recovery technology, plans/procedures, and facilities. In the past six (6) years, there has been no unauthorized access, use, intrusion, or breach of security or failure, or material breakdown, performance reduction, or adverse performance event, affecting any Company IT Assets, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company IT Assets or the conduct of the business of the Company and its Subsidiaries; or (ii) material loss, destruction, damage, or harm of or to the Company, its Subsidiaries, or its/their operations, personnel, property, or other assets. The Company and its Subsidiaries have taken reasonable actions, consistent with applicable standard industry practices, to protect the integrity and security of the Company IT Assets and the data and other information stored or processed thereon. The Company and its Subsidiaries have obtained and possess valid licenses to use the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees exclusively for their use in connection with the business of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with the terms of the Off-the-Shelf Software Licenses. The Company Software is free of defects in programming and operation and does not contain any passwords, keys, security devices, trap doors or any instructions commonly referred to as Trojan horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs that (i) interfere with the functionality described in the applicable specifications or (ii) interfere with the use of the Company Software or have an adverse impact on the operation of other Software programs or operating systems. No rights in the Company Software have been transferred or granted to any third party. No source code version of any Company Software has been provided to any Person, nor is the Company nor any of its Subsidiaries obligated to provide any such source code to any Person whether by contingent event or otherwise. The Company and

DB1/ 124297106.28 25 its Subsidiaries have the right to use all Software development tools, library functions, compilers, and other third-party Software that are material to the business of the Company and its Subsidiaries or that are required to operate or modify the Company Software. Schedule 2.14(i)(i) of the Company Disclosure Schedule sets forth a true and complete list of all material Company IP Agreements relating to Licensed Intellectual Property (other than Off-the-Shelf Software Licenses). There are no options, rights, licenses or interests of any kind relating to Licensed Intellectual Property other than as set forth in the agreements listed in Schedule 2.14(i)(i) of the Company Disclosure Schedule. Schedule 2.14(i)(ii) of the Company Disclosure Schedule sets forth all agreements under which the Company or any of its Subsidiaries is obligated to make payments in any form, including royalties, milestones and other contingent payments, to third parties for use of any Licensed Intellectual Property (other than Off-the-Shelf Software Licenses for which payment obligations are less than $100,000 per year). Schedule 2.14(i)(iii) of the Company Disclosure Schedule lists all Company IP Agreements pursuant to which the Company or any of its Subsidiaries has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property, other than co-marketing agreements entered into in the ordinary course of business and consistent with past practices. Neither the Company nor any of its Subsidiaries is in breach of any of the Company IP Agreements. Except as set forth on Schedule 2.14(j) of the Company Disclosure Schedule, the Company and its Subsidiaries do not use any Publicly Available Software in the development of Company Products or Services in breach of the applicable licenses for such Publicly Available Software and there is no Publicly Available Software contained in Company Products. To the extent the Company or any of its Subsidiaries has used any Publicly Available Software in connection with any of the Company Products or Services, neither the Company nor any of its Subsidiaries is required under any such Publicly Available Software license to (and no Owned Intellectual Property is subject to any obligation to): (i) disclose, distribute or make available the source code for any Company Product or Owned Intellectual Property; (ii) grant licenses to create derivative works of any Company Product or Owned Intellectual Property; or (iii) permit distribution of any Company Product or Owned Intellectual Property at no charge. The Company and its Subsidiaries have at all times complied in all material respects, and are currently in compliance with, all of the licenses, conditions and other requirements applicable to such Publicly Available Software. No Governmental Entity, university or educational institution has sponsored research and development in connection with the business of the Company or its Subsidiaries as currently conducted under an agreement or arrangement that would provide such Governmental Entity, university or educational institution with any claim of ownership to any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries is currently or has previously been a member or contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Owned Intellectual Property. 2.15. Product Warranties; Defects; Liabilities; Services.

DB1/ 124297106.28 26 Each product (including any Software) developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries (collectively, the “Company Products”) conforms and, in the past two (2) years, has conformed in all material respects with the specifications for such Company Product, applicable Laws, the applicable contractual commitments and the applicable warranties and guarantees (including, but not limited to, any power production guarantee). Except as set forth on Schedule 2.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability or obligation for replacement or repair of any Company Product or arising out of any physical injury to individuals or property as a result of the ownership, possession, or use of any Company Product, or other damages in connection therewith, except liabilities or obligations for replacement or repair of such Company Products incurred in the ordinary course of business. Schedule 2.15(a) of the Company Disclosure Schedule includes a copy of the standard terms and conditions of sale, license, maintenance, installation, or lease for each of the Company Products. Each Company Product was free of any design, construction, manufacturing or other defects at the time of lease, sale, installation and delivery. In the past two (2) years, no Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and, to the Company’s knowledge, no event has occurred and no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any Company Product. To the Company’s knowledge, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company Product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action. The Company has delivered to Buyer copies of the standard form warranty for each Company Product and none of the warranties in respect of any Company Product materially deviates from such standard form warranty. Schedule 2.15(b) of the Company Disclosure Schedule sets forth all pending claims, and all claims threatened in writing against the Company or any of its Subsidiaries or to which they have been a party since January 1, 2020, for warranty, guarantee (including, but not limited to, any power production guarantee), material back charge, rejection of deliverables in connection with the provision of any services, or other claims for damages against the Company or any of its Subsidiaries by any Person arising from any Company Products or Services, in each case for amounts in excess of $100,000 per claim or in the case of multiple claims of the same nature or type, where the aggregate value of such claims exceeds $1,000,000 in any calendar year. All services provided by the Company or any of its Subsidiaries to any Person (“Services”) were performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties, all guarantees, all applicable services agreements and contractual commitments, and all applicable Laws. Except as set forth on Schedule 2.15(c)(i) of the Company Disclosure Schedule, there is no claim pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries relating to any Services or services agreement for amounts in excess of $100,000 or for multiple claims of the same nature or type where the aggregate value of such claims exceeds $500,000 and, to the Company’s knowledge, there is no reasonable basis for the assertion of any such claim(s). Neither the Company nor any of its Subsidiaries has, within the past twelve (12) months, paid any material penalty or provided any material credit to any customer related to a client contractual commitment,

DB1/ 124297106.28 27 other than clawbacks under cancelled customer contracts in the ordinary course of business. The installation, production and other warranties given to customers by the Company or any of its Subsidiaries that obligate the Company or any of its Subsidiaries to provide Services after the Closing Date are substantially the same as those terms and conditions set forth on Schedule 2.15(c)(ii) of the Company Disclosure Schedule in all material respects and no other warranty or other obligations or commitments of the Company or any of its Subsidiaries are outstanding to customers other than on an unrestricted “time and materials” basis. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has a “loss contract” or other agreement (a “Loss Contract”) where the expected cost to complete the contract exceeds either (i) the fees and payments received and to be received pursuant to such contract or (ii) the Company’s or any of its Subsidiaries’ budgeted expense with respect thereto, other than any customer contract that constitutes a Loss Contract as a result of an Employee of the Company or any of its Subsidiaries deviating from approved contracting terms and policies used in the ordinary course of business. 2.16. Company Contracts. Except as set forth on Schedule 2.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by: (i) any collective bargaining agreement or any other agreement with a labor union; (ii) any Employment Agreement; (iii) any settlement or severance agreement with remaining payment obligations, individually or in the aggregate, in excess of $50,000, and with remaining non- monetary or other obligations in respect of any Employee or former employee with base annual compensation of $160,000; (iv) any agreement with any Current Largest Supplier; (v) any fidelity or surety bond or completion bond outside of the ordinary course of the Company’s business; (vi) any agreement whereby the Company or any of its Subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person; (vii) any agreement containing any covenant limiting the freedom of the Company, any of its Subsidiaries, or any of their Affiliates to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (y) solicit for employment, hire or employ any Person (other than confidentiality and employee non- solicitation obligations pursuant to agreements entered into in the ordinary course of business consistent with past practices that do not materially limit the ability of the Company, or any of its Subsidiaries, or any of their present or future Affiliates, to hire or engage any non-counterparty employees or contractors);

DB1/ 124297106.28 28 (viii) any agreement relating to capital expenditures and involving future payments in excess of $250,000 in any individual case or $1,000,000 in the aggregate; (ix) any agreement relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business; (x) any agreement relating to the borrowing of money or the extension of credit or any Indebtedness or lien of the Company or any of its Subsidiaries; (xi) any agreement with any lender or financial institution pursuant to which such lender or financial institution lends or extends credit to the customers of the Company or any of its Subsidiaries; (xii) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar agreement involving the sharing of profits, losses, costs or liabilities with any other Person; (xiii) any agreement granting any other Person the right to market, distribute or resell (including as an original equipment manufacturer or value-added reseller) any of the Company Products or Services of the Company, including, but not limited to, any lead generation or similar agreement; (xiv) any agreement pursuant to which the Company has advanced or loaned any amount to any manager or member, any former manager or member, any officer, any Employee, or any consultant or contractor of the Company or any of its Subsidiaries, other than business expense advances in the ordinary course of business and consistent with past practice; (xv) any Government Contract or any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past five (5) years has been in effect or outstanding; (xvi) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of its Subsidiaries’ sale, distribution, license or support of any Company Products or Services; (xvii) any other agreement that involves outstanding or future payment obligations of $5,000,000 or more; (xviii) agreements pursuant to which any bonds, instruments, cash, letters of credit, guarantees or other credit support is required by Law or pursuant to a contractual commitment to be provided by the Company or any of its Subsidiaries in favor of any other Person or by any other Person in favor of the Company or any of its Subsidiaries; or (xix) any agreement between the Company or any of its Subsidiaries and any utility company or public utility, including, but not limited to, any utility interconnection agreements, applications or similar agreements.

DB1/ 124297106.28 29 Each agreement set forth or required to be set forth on Schedule 2.12, Schedule 2.14, Schedule 2.15, Schedule 2.16 or Schedule 2.17 of the Company Disclosure Schedule or on a Schedule cross-referenced within any of such Schedules (each a “Disclosable Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms. The Company and its Subsidiaries are in compliance in all material respects with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company’s knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third party. The Company and its Subsidiaries are in material compliance with all delivery requirements, timelines, schedules, time of performance requirements and other milestones under all Disclosable Contracts. The Company has delivered to Buyer accurate and complete copies of all Disclosable Contracts and all standard or form Customer Agreements. 2.17. Change in Control Payments. Schedule 2.17 of the Company Disclosure Schedule sets forth each plan, scheme, agreement or Employee Benefit Plan of the Company or any of its Subsidiaries (each a “Change in Control Agreement”) (a) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (b) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, in each case including any such plan, scheme, agreement or Employee Benefit Plan with respect to which the Transactions constitute a partial or “single trigger” or “double trigger”. 2.18. Interested Party Transactions. Except as set forth on Schedule 2.18(a) of the Company Disclosure Schedule, to the Company’s knowledge, no officer, manager, member or Affiliate of the Company or any of its Subsidiaries (nor any sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an economic interest) has previously had any material, or currently has, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services, (iii) received any service from the Company or any of its Subsidiaries, or provided any service to the Company or any of its Subsidiaries, which has not been invoiced and rendered on an arms’ length basis or (iv) a beneficial interest in any agreement to which the Company or any of its Subsidiaries is a party or by which they or their properties or assets is bound; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.18(a). Except as set forth on Schedule 2.18(b) of the Company Disclosure Schedule, there are no receivables of the Company or any of its Subsidiaries owed by any Employee, consultant or contractor to the Company or its Subsidiaries, any Member or any of their or the Company’s or its Subsidiaries’ Affiliates (nor any sibling, descendant or spouse of any of

DB1/ 124297106.28 30 such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an economic interest), other than advances to employees in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s and its Subsidiaries’ established employee reimbursement policies and consistent with past practice). None of the Members, Managers, or their Affiliates have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company, any of its Subsidiaries or any of its or their Affiliates. 2.19. Compliance with Laws. The Company and each of its Subsidiaries have during the past five (5) years complied and are in compliance with, have not violated or received any written notices of non- compliance or violation or alleged non-compliance or violation with respect to any Law, in each case in all material respects (other than with respect to Tax matters, which are the subject of Section 2.27). With respect to Government Contracts, the Company and each of its Subsidiaries have complied with and are in compliance with all applicable Laws relating to the safeguarding of, and access to, classified information, in each case, in all material respects. The Company and each of its Subsidiaries have obtained as required by any Law, and maintains in full force and effect, any material certification, approval, consent, license, permit, grant or other authorization required for the operation of the Company’s and its Subsidiaries’ business as currently conducted. The Company and each of its Subsidiaries has during the past six (6) years complied with, is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a violation of any applicable Laws in any jurisdiction related to the import and export of commodities, Company Products, Services, Software, hardware, technology or other Intellectual Property, including anti-money laundering and “know your customer” Laws, the Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules and regulations issued under any of the foregoing, in each case, in all material respects. No Action or written notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any such Laws and no voluntary or directed disclosure has been or will be filed by the Company or any of its Subsidiaries with any Governmental Entity concerning any non-compliance with any such Laws. No export or import licenses have been or are required for the export or import of the commodities, Software, technology or other Intellectual Property of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are registered or have been required to register with the Directorate of Defense Trade Controls of the United States Department of State under the International Traffic in Arms Regulations as a manufacturer, exporter, or broker of defense articles or defense services. Neither the Company nor any of its Subsidiaries are the subject of any economic sanctions administered or enforced by any Governmental Entity and is not owned or controlled or acting on behalf of any Person the subject of any economic sanctions administered or enforced by any Governmental Entity. Neither the Company nor any of its Subsidiaries conducts or has conducted any business in any country or with any person that is the subject of economic sanctions administered or enforced by any Governmental Entity. The Company and its Subsidiaries maintain in effect a compliance program that is reasonably designed to ensure

DB1/ 124297106.28 31 compliance in all material respects by the Company and its Subsidiaries with all applicable export, import and sanctions Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective managers, directors or officers, has been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Government Contract. There is no Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act, the Foreign Corrupt Practices Act, the International Emergency Economic Sanctions Act, the Trading with the Enemy Act or any other U.S. federal Law. To the Company’s knowledge, there is no qui tam suit pending against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any audit or investigation pertaining to a Government Contract. To the Company’s knowledge, no cost or charge pertaining to any Government Contract is the subject of any audit or investigation or has been disallowed by any Governmental Entity. The Company and its Subsidiaries are in compliance in all respects with all material representations and certifications made to Governmental Entities in response to requests for proposals pursuant to which the Government Contracts were awarded and with any certification or representation made to Governmental Entities for any request or invoice for payment. The Company and its Subsidiaries have complied and are in compliance in all material respects with all requirements of their Government Contracts, and no Government Contract has been terminated for default or cause. Neither the Company nor any of its Subsidiaries controls any political action committees at any level of any Governmental Entity, including at the U.S. federal, state or local level. Neither the Company nor any of its Subsidiaries, nor any of their respective members, managers, stockholders, directors or officers, or key personnel (other than in their capacities as individuals) make donations to or engage in any fund raising for any elected officials, candidates, committees or political parties, including the hosting of any events or site visits. Neither the Company nor any of its Subsidiaries has hired or retained any external lobbyists or government relations consultants. To the Company’s knowledge, none of the Employees are currently registered to lobby any Governmental Entity at any level. Except as set forth in Schedule 2.19(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries belong to any trade or industry organizations that lobby or otherwise engage in public policy advocacy. Neither the Company nor any of its Subsidiaries has conducted any cross- border transfer of technology that requires a license or a permit pursuant to any applicable Laws. The Company and each of its Subsidiaries and, to the Company’s knowledge, each Employee, supplier, vendor, distributor, reseller, contractor, consultant or any other agent of the Company or any of its Subsidiaries, has not and does not employ prison labor, indentured labor, bonded labor, child labor, or use corporal punishment or other forms of mental and physical coercion as a form of discipline. 2.20. Litigation. Except as set forth on Schedule 2.20 of the Company Disclosure Schedule, there is no Action of any nature seeking equitable or other non-monetary relief, or in which money damages claimed exceed or reasonably may exceed $50,000 pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of its or

DB1/ 124297106.28 32 their properties or assets or, to the Company’s knowledge, any of its or their Employees, nor, to the Company’s knowledge, is there any reasonable basis therefor or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending Action, suit proceeding or investigation. Neither the Company nor any of its Subsidiaries, nor its or their properties, is subject to any order that impairs the Company’s or any of its Subsidiaries’ ability to operate. Schedule 2.20 of the Company Disclosure Schedule lists each such Action, suit or proceeding that has been commenced by or against the Company or any of its Subsidiaries during the past six (6) years. 2.21. Insurance. Schedule 2.21 of the Company Disclosure Schedule sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company and its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, each of such policies is owned by the Company and its Subsidiaries. There is no claim pending under any of such policies or bonds as to which the Company, its Subsidiaries or the Members or Managers have received written notice that coverage has been questioned, denied or disputed. To the knowledge of the Company, there is no material pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. Neither the Company nor any of its Subsidiaries has knowledge of a threatened termination of, or premium increase with respect to, any of such policies. The Company and its Subsidiaries has never maintained, established, sponsored, participated in or contributed to any self-insurance plan or program, except for any customary deductibles or self-insured retentions. 2.22. Books and Records. All material actions taken by the Company and its Subsidiaries were adopted and approved by the Managers or members to the extent required by the Organizational Documents of the Company and its Subsidiaries and all applicable Laws. The minute books and other similar records of the Company and its Subsidiaries contain complete and accurate records of all material actions taken at any meetings of their respective members, managers, or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. Complete and accurate copies of the foregoing materials have been provided to Buyer. 2.23. Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: Neither the Company nor any of its Subsidiaries has operated any underground storage tanks or released any substance that has been designated by any Governmental Entity or by applicable Environmental Law to be a danger to health or the environment (a “Hazardous Material”) (but excluding office and janitorial supplies properly and safely maintained) in violation of applicable Environmental Law. No Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Company’s knowledge, as a result of any actions of any third Persons or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, in

DB1/ 124297106.28 33 each case, in quantities or concentrations that presently require or could require corrective action pursuant to Environmental Laws. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or, to the Company’s knowledge, exposed its Employees or others to Hazardous Materials in violation of any applicable Environmental Law, nor has the Company nor any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any applicable Environmental Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities. The Company and its Subsidiaries currently hold all Company Authorizations required pursuant to applicable Environmental Law necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted. No Action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Company Authorization required pursuant to Environmental Law, Hazardous Material or any Hazardous Materials Activities of the Company or any of its Subsidiaries. 2.24. Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions and no engagement letter or similar agreement with respect to this Agreement or any of the Transactions, or any other change in control of the Company or its Subsidiaries or the sale, transfer or other disposition of all or substantially all of its assets is in effect. 2.25. Employee Benefit Plans. Identification of Plans. Schedule 2.25(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Employee Benefit Plan. Any such arrangement which is a multi-employer plan within the meaning of Section 4001 of ERISA (a “Multi-Employer Plan”) shall be treated as an Employee Benefit Plan only for purposes of Section 2.25(d)(ii) and 2.25(h) below. Delivery of Documents. The Company has delivered to Buyer true, correct and complete copies of each Employee Benefit Plan and all amendments thereto, and with respect to each such Employee Benefit Plan (or if such Employee Benefit Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of, if applicable (i) the most recent summary plan description, (ii) any associated trust, custodial, insurance or other documents establishing other funding arrangements (and all amendments thereto), (iii) the Form 5500 annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or three (3) most recently completed plan years, (iv) the most recently received IRS determination or opinion letters and any governmental advisory

DB1/ 124297106.28 34 opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Benefit Plan, as applicable, (v) testing, top hat and safe harbor notices for the three (3) most recently completed plan years and (vi) the most recently filed Form 1094-C and a sample of the most recently filed Form 1095-C (with individual information redacted). Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained, funded, administered and operated in compliance with the terms of such Employee Benefit Plan and with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”), has been determined to be so qualified by the IRS (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory or opinion letter as to the form upon which the Company is entitled to rely under applicable IRS procedures) and nothing has occurred which to the Company’s knowledge has resulted, or is likely to result, in the revocation of such qualification or which required, or would reasonably be expected to require, Action under the compliance resolution programs of the IRS to preserve such qualification. Neither the Company nor any ERISA Affiliate is subject to any fine, Tax, liability or penalty under Section 4980B, 4980D, 4980H, 6055 or 6056 of the Code, or Sections 409, 502(i) or 502(l) of ERISA. Absence of Certain Events and Arrangements. Except as set forth on Schedule 2.25(d) of the Company Disclosure Schedule, (i) there is no pending or, to the Company’s knowledge, threatened legal Action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the Company’s knowledge, any fiduciary or service provider thereof and, to the Company’s knowledge, there is no basis for any such legal Action, proceeding or investigation; (ii) no liability (contingent or otherwise) to any Multi-Employer Plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course); (iii) no reportable event within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA Affiliate, which is subject to Title IV of ERISA; (iv) no Employee Benefit Plan, nor any person who is a party in interest in respect of an Employee Benefit Plan within the meaning of Section 3(14) of ERISA with respect thereof, has engaged in a prohibited transaction which could subject the Company or any ERISA Affiliate, directly or indirectly, to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

DB1/ 124297106.28 35 (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Employee Benefit Plan; (vi) no Employee Benefit Plan provides, and neither the Company nor any ERISA Affiliate has any current or projected material liability in respect of, welfare benefits subsequent to termination of employment to employees or other service providers or their beneficiaries except to the extent required by applicable state insurance Laws and Title I, Subtitle B, Part 6 of ERISA; (vii) Neither the Company nor any Subsidiary has announced its intention, or undertaken (whether or not legally bound), to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan; (viii) Neither the Company nor any Subsidiary has undertaken to maintain any Employee Benefit Plan for any period of time and each such Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable Law, and without penalty or cost (other than routine administrative costs); and (ix) Neither the Company nor any Subsidiary has any material liability, including under any Employee Benefit Plan, arising out of the misclassification of any service provider as a consultant or independent contractor and not as an employee, or vice-versa. Absence of Certain Plans. Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed or incurred any liability, contingent or otherwise, with respect to any (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA) that is subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (v) “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code or (vi) “welfare benefit fund” as defined in Section 419(e) of the Code. Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is, or is required to be, maintained, full and timely payment has been made or accrued for of all amounts required of the Company or any Subsidiary under the terms of each such Employee Benefit Plan or applicable Law, as applied through the Closing Date. The fair market value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of such plan, equaled or exceeded the present value of all benefits and liabilities under that Employee Benefit Plan. Except as set forth on Schedule 2.25(f) of the Company Disclosure Schedule, none of the assets of any Employee Benefit Plan include any Interests or other equity interests issued by the Company or any ERISA Affiliate. Effect of Transactions. The execution of this Agreement and the consummation of the Transactions will not, by itself or in combination with any other event

DB1/ 124297106.28 36 (regardless of whether that other event has or will occur), (i) result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former member, officer, consultant, employee or other service provider of the Company or any Subsidiary, (ii) result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee, or (iii) result in a payment that would constitute an “excess parachute payment” for purposes of Sections 280G or 4999 of the Code. Multi-Employer Plans. No Employee Benefit Plan is a Multi-Employer Plan and neither the Company nor any ERISA Affiliate has in the past contributed to any Multi- Employer Plan. Foreign Plans. Neither Company nor any Subsidiary does now, and has ever, maintained an Employee Benefit Plan subject to the Laws of any jurisdiction outside of the United States. Section 409A. Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 2.25(j) of the Company Disclosure Schedule. Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.25(j) of the Company Disclosure Schedule has been operated in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose. From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.25(j) of the Company Disclosure Schedule has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including but not limited the final regulations promulgated. Neither the Company nor any Subsidiary has any obligation to indemnify, “gross up”, reimburse or otherwise compensate any Person with respect to Taxes, including under Section 409A of the Code. Withholdings. The Company and its Subsidiaries have duly and timely withheld from Employee salaries, wages and other compensation and other amounts subject to withholding under any applicable Tax Laws and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Laws and regulations. 2.26. Employment Matters. Schedule 2.26(a) of the Company Disclosure Schedule sets forth (i) with respect to each current Employee of the Company or any of its Subsidiaries (including any Employee who is on an extended (ninety (90) days or more) leave of absence of any nature) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company or its Subsidiaries (identifying which entity is the employer of each such Employee) and whether the Employee is on an active or inactive status; (B) such Employee’s title and department; (C) whether such Employee is classified as exempt or nonexempt under the Fair Labor Standards Act, as amended, and under any similar Law; (D) whether such Employee is full-time or part-time; (E) such Employee’s base salary or hourly rate as of November 1, 2021; (F) any bonus and/or

DB1/ 124297106.28 37 commissions paid to such Employee between January 1, 2021 and November 1, 2021; (G) overtime paid to nonexempt employees between January 1, 2021 and November 1, 2021; and (H) the location (city, state) at which such Employee performs the services. Schedule 2.26(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company or its Subsidiaries and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor”, and whether the Company or any of its Subsidiaries is party to a consulting or independent contractor agreement or other agreement (such as the standard nondisclosure, confidentiality and assignment of inventions agreement), copies of which have been provided to Buyer. Each Employment Agreement is listed on Schedule 2.26(c)(i) of the Company Disclosure Schedule. Except as set forth on Schedule 2.26(c)(ii) of the Company Disclosure Schedule, the employment of each of the Employees is terminable by the Company or its Subsidiaries at will, and neither the Company nor its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any Employees. Except as expressly set forth in this Agreement or on Schedule 2.26(c)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, has (i) entered into any agreement that obligates or purports to obligate Buyer or any of Buyer’s Affiliates to make an offer of employment to any Employee of the Company or its Subsidiaries or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee of the Company or its Subsidiaries of any terms or conditions of employment with Buyer or any of Buyer’s Affiliates following the Closing. The Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, and written employment policies of the Company and its Subsidiaries, all of which comply with applicable Law in all material respects. Except as set forth on Schedule 2.26(e) of the Company Disclosure Schedule, (i) none of the current Senior Employees has given the Company or its Subsidiaries oral or written notice terminating his or her employment with the Company or any of its Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or its Subsidiaries, or in connection with the Transactions; (ii) neither the Company nor any of its Subsidiaries have any present intention to terminate the employment of any current Senior Employee; (iii) to the Company’s knowledge, no Employee is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or its Subsidiaries, or (B) the business or operations of the Company or its Subsidiaries; (iv) to the Company’s knowledge, no Employee is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee to be employed or retained by the Company or its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries is, nor have the Company or any of its Subsidiaries been,

DB1/ 124297106.28 38 within the last three (3) years, engaged in any Action with any Employee regarding Intellectual Property matters. Neither the Company nor any of its Subsidiaries is presently, nor within the past three (3) years has been, a party to or bound by any union contract, collective bargaining agreement, trade union or similar agreement. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. In the past three (3) years: (i) neither the Company nor any of its Subsidiaries has engaged, in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company or any of its Subsidiaries; (ii) there has not been any slowdown, work stoppage or similar labor dispute or, to the Company’s knowledge, union organizing activity involving the Company or any of its Subsidiaries or any Employees or former employees of the Company or any of its Subsidiaries; and (iii) there has not been and there is not now pending and, to the Company’s knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute against the Company or any of its Subsidiaries. In the past three (3) years: (i) all Employees and former employees classified as exempt by the Company or its Subsidiaries under the Fair Labor Standards Act, have been, and currently are, properly classified as such under the Fair Labor Standards Act, as amended, and under any similar Law of any state or other jurisdiction applicable to such individual, (ii) any Persons engaged by the Company or its Subsidiaries as consultants or independent contractors, rather than employees, have been properly classified as such, and were and have been engaged in compliance with all applicable Laws, and (iii) all other contingent labor (i.e., temporary, seasonal, leased, interns, etc.) engaged by the Company or its Subsidiaries have been properly classified as such under all applicable Laws. Neither the Company nor any of its Subsidiaries are delinquent to, or have failed to pay, any Person for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. Neither the Company nor any of its Subsidiaries has any liability, including under applicable Law or Employee Benefit Plan, arising out of improperly classifying any individual as an exempt employee, independent contractor, temporary employee, leased employee, seasonal employee, intern or otherwise, as applicable. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, interns, independent contractors or consultants (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 2.26(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a written or unwritten severance pay practice or policy. Except as set forth on Schedule 2.26(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is liable for any unpaid severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary or other wages, vacation, or other paid time off in accordance with the Company’s or any of its Subsidiaries’ policies) to any Employee or former Employee arising from

DB1/ 124297106.28 39 the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of its Subsidiaries. As of the Closing Date, the Company and its Subsidiaries shall have satisfied in full all of its then-existing obligations to such Employees or former employees for any severance pay, or accelerated vesting. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration and I-9 matters, labor matters, safety and health, workers’ compensation, civil rights, pay equity, child labor, equal employment opportunity and wages and hours, in each case, with respect to its Employees and former employees, and, to the Company’s knowledge, there are no allegations to the contrary other than as set forth on Schedule 2.26(j). Except as set forth on Schedule 2.26(k) of the Company Disclosure Schedule, there are no Actions against the Company or any of its Subsidiaries, outstanding, pending or, to the Company’s knowledge, threatened, by or before any Governmental Entity involving any Employee, former employee or other Person who provided services to the Company or any of its Subsidiaries in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition, workers’ compensation, occupational health and safety compensation, workers’ compensation, I-9 compliance, or other Actions arising from allegations of failure to comply with labor or employment Laws. In the past three (3) years, other than as set forth on Schedule 2.26(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Laws to conduct or initiate an investigation, audit, or Action relating to any employment or labor Laws or employment practice of the Company or any of its Subsidiaries. Schedule 2.26(l) of the Company Disclosure Schedule sets forth a list of all Employees of the Company and its Subsidiaries currently employed on a visa or other work permit, the type, and the expiration date. The Company and its Subsidiaries, and to the Company’s knowledge, each current Employee, are in material compliance with all applicable visa and work permit requirements. In the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant or office closing, transfer of employees or layoff of Employees or former employees that (without regard to any Actions that could be taken by Buyer from and after the Closing) triggered, could trigger or is in violation of any applicable the Workers Adjustment and Retraining Act or similar Law (the “WARN Act”) or similar Laws. Except as set forth on Schedule 2.26(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has implemented any layoffs, furloughs, or other material compensation or benefit changes due to COVID-19. In the past three (3) years, neither the Company nor any of its Subsidiaries is a party to any settlement agreement involving allegations of sexual harassment or sexual misconduct by any Employee, former employee or other Person who provided services to the Company or any of its Subsidiaries. In the last three (3) years, there have not been any Actions

DB1/ 124297106.28 40 against the Company or any of its Subsidiaries involving allegations of sexual harassment or sexual misconduct by any Employee or former employee of, or Person who provided services to, the Company or any of its Subsidiaries. 2.27. Tax Matters. All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been filed, and all such Tax Returns are complete and correct in all material respects. The Company and its Subsidiaries have paid in full all material Taxes due and payable by them, whether or not shown on such Tax Returns, or have made adequate provisions for such Taxes on the Company Balance Sheet. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. There are no material Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries other than Permitted Liens. Neither the Company nor any of its Subsidiaries has received from any Governmental Entity any written notice of a material proposed adjustment, deficiency or underpayment of any Taxes that has not been resolved, and there is no material claim, audit, examination, Action, suit, proceeding or investigation now pending or that has been threatened in writing against the Company or any of its Subsidiaries relating to Taxes. There are no material outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period, other than extensions of time to file Tax Returns. Neither the Company nor any of its Subsidiaries has been a partner in a partnership or an owner of an interest in an entity treated as a partnership for Tax purposes, other than where the interest in the partnership is not material. No material written claim has been made in the last three years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) is, or has ever been, a member of an affiliated group of corporations filing a consolidated, combined, unitary or aggregate federal income Tax Return, or (ii) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, or by contract (other than any contract, arrangement or agreement the principal purpose of which does not relate to Taxes).

DB1/ 124297106.28 41 Neither the Company nor any of its Subsidiaries is a party to or bound by, nor does the Company have any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than the Company and its Subsidiaries), excluding in each case any contract, arrangement or agreement the principal purpose of which does not relate to Taxes. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received outside of the ordinary course of business prior to the Closing. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4. Neither the Company nor any of its Subsidiaries has claimed any ITCs nor guaranteed the eligibility of any other Person (by agreement or otherwise) to claim any ITCs. The Company was classified as an entity disregarded from its owner within the meaning of Sections 301.7701-2 and -3 of the Treasury Regulations for U.S. federal income tax purposes from the date of its formation until October 15, 2020. The Company is, and has since October 15, 2020 been, classified as a partnership for U.S. federal income tax purposes and for purposes of all applicable state and local income, franchise and other Taxes imposed on (or measured by) the net income of the Company and its Subsidiaries that follow the U.S. federal income tax treatment, and no election has been made (or is pending) to change such treatment. Other than Marc Jones Construction, LLC (“MJC”), each Subsidiary of the Company is, and has always been, classified as an entity disregarded as separate from its regarded tax owner (which is currently the Company) within the meaning of Sections 301.7701-2 and -3 of the Treasury Regulations for U.S. federal income Tax purposes and for purposes of all applicable state and local income, franchise and other Taxes imposed on (or measured by) the net income of the Company and its Subsidiaries that follow the U.S. federal income tax treatment, and no election has been made (or is pending) to change such treatment. MJC was classified as an entity disregarded from its owner within the meaning of Section 301.7701-2 and -3 of the Treasury Regulations for U.S. federal income tax purposes from the date of its formation until November 1, 2007, the effective date of an election to treat MJC as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code. MJC was classified for U.S. federal income tax purposes as an “S corporation” from November 1, 2007 until July 15, 2020, the effective date of an election to treat MJC as a “qualified subchapter S subsidiary” within the meaning of Sections 1361 and 1362 of the Code. MJC was classified for U.S. federal income tax purposes as a “qualified subchapter S subsidiary” from July 15, 2020 until

DB1/ 124297106.28 42 July 16, 2020, the effective date of an entity classification election on IRS Form 8832, properly filed with the IRS in a timely manner, to treat MJC as a domestic eligible entity with a single owner electing to be classified for U.S. federal income tax purposes as an entity disregarded as separate from Orange Solar Holdco LLC (the “MJC Form 8832”). The Company has provided to Buyer a true, correct and complete copy of the filed MJC Form 8832 and the certified mail receipt thereto. Following July 16, 2020, MJC has at all times been classified for U.S. federal income tax purposes as an entity disregarded as separate from its regarded tax owner (which is currently the Company) within the meaning of Sections 301.7701-2 and -3 of the Treasury Regulations, and no election has been made (or is pending) to treat MJC as a corporation for U.S. federal income tax purposes. No election has been made to apply the Revised Partnership Audit Procedures to the Company or any of its Subsidiaries for a taxable period beginning prior to January 1, 2018. Neither the Company nor any of its Subsidiaries has filed an administrative adjustment request under the Revised Partnership Audit Procedures for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period. Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to, Section 355 or 361 of the Code within the past two (2) years. 2.28. Customers. Schedule 2.28 of the Company Disclosure Schedule identifies, and provides a summary of the revenues received from, and sets forth each agreement with respect to, each customer of the Company and its Subsidiaries that constituted one of the largest twenty (20) customers of the Company and its Subsidiaries by revenue for the nine (9) month period ended on the Balance Sheet Date, to the extent that revenues received from any such individual customer in such period exceeded $150,000 (the customers referred to in this clause, the “Current Largest Customers”). Neither the Company nor any of its Subsidiaries has received written notice from any of the Current Largest Customers indicating that any such customer intends to terminate its current agreements with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any distributor of any of the Company’s or its Subsidiaries’ products indicating that any such distributor intends to cease (x) acting as a distributor of such products or (y) otherwise dealing with the Company or any of its Subsidiaries. There are no material disputes pending or threatened in writing under or relating to any agreement with any of the Current Largest Customers or any distributors. To the knowledge of the Company and its Subsidiaries, none of the customers of the Company or its Subsidiaries holds any Company Products in inventory or has requested any inventory or has purchased any Company Products with a right of return (other than for breach of warranty) or other form of conditional sale, other than in the ordinary course of business consistent with past practices. 2.29. Suppliers. Schedule 2.29 of the Company Disclosure Schedule identifies, and provides a summary of the amounts paid to, and sets forth each agreement with respect to, each supplier of the Company and its Subsidiaries that constituted one of the largest twenty (20) suppliers of the Company and its Subsidiaries by cost for the nine (9) month period ended on the Balance Sheet Date (the suppliers referred to in this clause, the “Current Largest Suppliers”).

DB1/ 124297106.28 43 Neither the Company nor any of its Subsidiaries has received written notice from any of the Current Largest Suppliers indicating that any such supplier intends to terminate, or not to renew, its current agreements with the Company or any of its Subsidiaries or that any current supplier has ceased, or intends to cease, to supply goods or services to the Company and its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company and its Subsidiaries. There are no material disputes pending or threatened in writing under or relating to any agreement with any of the Current Largest Suppliers. 2.30. Company Customer Information. Neither the Company nor any of its Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or released for distribution any of its customer files, or any other proprietary or confidential customer information relating to the Company’s or any of its Subsidiaries’ current and former customers. Except for information as provided to sales representatives (which information is subject to a customary non- disclosure agreement), no Person other than the Company or its Subsidiaries possesses or has any claims or rights with respect to the use of such customer files, and other customer information. Neither the Company nor any of its Subsidiaries has disclosed, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information in violation of any applicable Law, agreement or duty, including without limitation any privacy Law. The Company’s and its Subsidiaries’ systems, products and services are sufficient in all material respects to protect the privacy and confidentiality of all third-party information in compliance with all applicable Laws, agreements and duties, including without limitation any privacy or data protection Laws. 2.31. Governmental Authorization. Schedule 2.31 of the Company Disclosure Schedule lists each material certification, license, permit, grant or other authorization issued, granted to, or held by the Company, any of its Subsidiaries or any Employee, by a Governmental Entity (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) that is necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its and their business as currently conducted. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any Employee (if the Company or any of its Subsidiaries would be reasonably expected to have liability for such violation), is in violation of any Company Authorization in any material respect. There is no event which would reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any Company Authorization and the consummation of the Transactions and the other transactions contemplated by this Agreement (alone or in combination with any other event) will not cause the revocation, cancelation, non-renewal or adverse modification of any Company Authorization. The Company has delivered to Buyer true, correct and complete copies of (i) each Company Authorization, and (ii) any pending Company Authorization applications relating to the ownership, development, construction, operation, installation and maintenance of the Company or the Company’s assets and products 2.32. Corrupt Practices.

DB1/ 124297106.28 44 The Company and each of its Subsidiaries and, to the Company’s knowledge, each Employee, distributor, reseller, contractor, consultant or agent of the Company or any of its Subsidiaries, have during the past six (6) years complied and are in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable Laws that prohibit commercial bribery, domestic corruption or money laundering. The books and records of the Company and its Subsidiaries have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and, to the extent not directly applicable, the Company and its Subsidiaries maintain substantially equivalent books, records and accounting controls. The Company and its Subsidiaries maintain in effect a compliance program that is reasonably designed to ensure compliance by the Company and its Subsidiaries with all applicable anti-corruption Laws. Without limiting the foregoing Section 2.32(a), neither the Company, its Subsidiaries, nor to the Company’s knowledge, any of their respective Employees, distributors, resellers, contractors, consultants, agents or other Persons acting at the direction of or on behalf of the Company or a Subsidiary has, in the course of its actions for, or on behalf of, the Company or a Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful offer, contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful offer or payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; or (iii) made any other unlawful offer, bribe, rebate, payoff, influenced payment, kickback or other material unlawful offer or payment to any foreign or domestic governmental official or employee or member of any political party or non-governmental organization. 2.33. Regulatory Matters. Neither the Company nor any of its Subsidiaries is subject to regulation by a “state commission” as defined in 18 C.F.R. § 1.101(k) or other Governmental Entity as a “public utility” (or similar designation) under applicable Law. Neither the Company nor any of its Subsidiaries has engaged in the marketing of electric energy or owns or operates facilities used for the generation, transmission, or distribution of electric energy for sale. The execution and delivery of this Agreement and the consummation of the Transactions do not require the Company or any of its Subsidiaries to seek or obtain any authorization from the FERC under Sections 203 or 204 of the FPA. Neither the Company nor any of its Subsidiaries is subject to regulation under PUHCA, whether by exemption or otherwise. Neither the Company nor any of its Subsidiaries has filed or is currently required to file any tariff, contract or other instrument for the approval of or acceptance by the FERC in order to provide its products and services. The consummation of the Transactions does not and will not require the prior approval of the FERC, or any other agency within the United States Department of Energy, or of any “state commission” as defined in 18 C.F.R. § 1.101(k). Neither the Company nor any of its Subsidiaries is subject to any Laws and regulations of any states in which it or they currently operates as such Laws and regulations relate

DB1/ 124297106.28 45 to the rates of electric utilities and the financial and organizational regulation of electric utilities, and neither the Company nor any of its Subsidiaries has filed, or has been required to file, any tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. No state has requested and received from the FERC any permission to apply any state energy regulation to the Company or any of its Subsidiaries. The sales of Company Products and Services by the Company and its Subsidiaries and the installation and energization of any Company Products by the Company and its Subsidiaries do not violate any franchise or certified territory of any electric utility under state Law. The installation and energization of Company Products has been consistent with the applicable interconnection requirements for the applicable electric utility and the regulations of any applicable “state commission” as defined in 18 C.F.R. § 1.101(k). No suit, Action, investigation, inquiry, or other legal or administrative proceeding by any Governmental Entity or by any other Person has been or is pending or, to the knowledge of the Company, threatened which (i) asserts that the Company or any Subsidiary is a public utility under the FPA or a public-utility company under PUHCA, (ii) alleges that any of the Company or its Subsidiaries has violated or is in violation of 18 C.F.R. § 1c.2, or (iii) alleges that the sales of Company Products and Services by the Company and its Subsidiaries or the installation and energization of any Company Products by the Company and its Subsidiaries are not legal or permitted under the FPA or applicable state Law relating to the rates of electric utilities and the financial and organizational regulation of electric utilities, or violate the rights of any electric utility under applicable state Law relating to the rates of electric utilities and the financial and organizational regulation of electric utilities. Except as set forth in Schedule 2.33(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of any alleged claim, violation of, or liability under any Consumer Protection Law which has not been cured prior to the date of this Agreement or for which there may be any remaining liability. All claims made by the Company or any of its Subsidiaries in any advertising, marketing, and promotion by any means (including, but not limited to, training materials for salesmen or distributors, labels, catalogs, and websites) relating to the environmental, financial, economic, or any other attributes of any Company Products or Services are truthful, non-deceptive, substantiated, and otherwise in compliance with all applicable Laws, including, without limitation, Consumer Protection Law. 2.34. Data Collection and Privacy Matters. The Company and its Subsidiaries are, and have during the past six (6) years been, in material compliance with: (i) the requirements of all applicable Laws concerning Personal Data, including Laws relating to the (A) collection, storage, processing, use, disclosure, and transfer of Personal Data and on-line tracking data and (B) unsolicited electronic and mobile communications, including anti-SPAM Laws;

DB1/ 124297106.28 46 (ii) the public-facing privacy policies of the Company; and (iii) the data and information security programs, policies and procedures of the Company. To the Company’s knowledge, the Transactions will not result in the Company being in material breach of any applicable privacy Laws. To the Company’s knowledge, the IT Assets of the Company are sufficient to protect the privacy and confidentiality of Personal Data stored on such IT Assets and comply with all applicable Laws. The Company has taken commercially reasonable steps to ensure that all Personal Data is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse and, to the knowledge of the Company, there has been no loss, destruction or damage of or unauthorized access to or other misuse of Personal Data. To the Company’s knowledge, the Company is in material compliance with third party confidentiality, privacy and data protection policies and contracts to which the Company is bound or that apply to the data provided to, or processed or otherwise used by, the Company and the Company has not breached any such policy or contract. The Company does not use, nor has the Company used, any Personal Data or data (whether or not in anonymous form or for the purpose of improving any Company Product) directly or indirectly provided by, or obtained from, any counter-party to any Disclosable Contract, except for the sole purpose of providing Company Products to such Person pursuant to the applicable Disclosable Contract. 2.35. No Outstanding Fees or Commissions. Except as set forth on Schedule 2.35 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has outstanding unpaid obligations with respect to any referral fee, commission, success fee or similar obligation, regardless of whether any such obligation remains subject to one or more contingencies. 2.36. No Other Representations and Warranties. Except for the representations and warranties contained in this Article II, including the Company Disclosure Schedule, and in any other Ancillary Agreement delivered hereunder by the Company or a Subsidiary, the Company and each of its Subsidiaries make no express or implied representation or warranty. ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBERS Subject to such exceptions as are disclosed in the Company Disclosure Schedule corresponding to the applicable section and subsection or clause of this Article III (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), each of the Members, severally and not jointly and solely with respect to itself, hereby represents and warrants to Buyer as of the date of this Agreement, except to the extent that a representation, warranty or section of the Company Disclosure Schedule expressly states that such representation or warranty, or information in such section of the Company Disclosure Schedule, is made only as of another date, as follows:

DB1/ 124297106.28 47 3.1. Organization. Such Member is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Member has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted. Such Member is duly qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification required by Law, except where the failure to be qualified or in good standing would not reasonably be expected to, individually or in the aggregate, a Company Material Adverse Effect. 3.2. Authority. Such Member has all requisite power and authority to enter into this Agreement and each Related Agreement to which it is or will become a party, to perform all of its agreements and obligations hereunder and thereunder in accordance with their terms and to consummate the Transactions. The execution, delivery and performance by such Member of this Agreement and each Related Agreement to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Member and no additional proceeding on the part of such Member is necessary to authorize the execution, delivery and performance by such Member of this Agreement. 3.3. Title. Such Member is the record and beneficial owner of the Interests indicated as owned by such Member on Schedule 1 and Schedule 2, free and clear of any Liens (other than restrictions set forth in the Company’s and the Members’ Organizational Documents or applicable securities Laws, in each, which have been complied with) and has good and marketable title to such Member’s Interests, free and clear of all Liens. Such Member does not own or have any interest in any Company Securities or Blocker Securities, as applicable, other than such Member’s ownership of the Interests as set forth on Schedule 1 and Schedule 2. Such Member has the power, authority and legal capacity to sell, transfer, assign and deliver his, her or its Interests as provided in this Agreement, and upon delivery of the Interests immediately following the Closing, Buyer will be the legal and beneficial owner of, and will acquire good and marketable title to, such Member’s Interests, free and clear of all Liens. Except pursuant to this Agreement and the Organizational Documents of the Company, there is no agreement pursuant to which such Member has, directly or indirectly, granted any option, warrant or other right or Security Right to any Person to acquire any Interests. 3.4. Enforceability. This Agreement and each Related Agreement to which such Member is or will become a party has been, or will be upon execution thereof, duly and validly executed and delivered by such Member and, assuming the due authorization, execution and delivery by all other parties hereto or thereto, as applicable, this Agreement and the Related Agreements constitute valid and binding obligations of such Member, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity. 3.5. No Brokers. Such Member has not incurred, nor will such Member incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any

DB1/ 124297106.28 48 similar charges in connection with this Agreement or the Transactions that are payable by any of the Members, the Blockers, the Company or any of its Subsidiaries. 3.6. No Conflicts. Consents. The execution, delivery and performance by such Member of this Agreement and the Related Agreements to which such Member is or will become a party and the consummation of the Transactions do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification, consent or acceleration of any obligation or loss of any benefit under, or result in the imposition or creation of any Liens other than Permitted Liens upon the Interests or any of such Member’s properties or assets (tangible or intangible) under, (a) any provision of the Organizational Documents of such Member, (b) any material agreement or contract to which such member is bound, or (c) any Law applicable to such Member or any of his, her or its properties or assets (whether tangible or intangible), other than such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings (x) as may be required under any Antitrust Laws or (y) in the case of clauses (b) and (c), for which the failure to obtain or make such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices or filings would not reasonably be expected to result in material liability to, or impairment to the operations of, the Company or any of its Subsidiaries. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Members in connection with the execution, delivery and performance by the Members of this Agreement and the Related Agreements to which any Member is a party or the consummation by the Members of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings (x) as may be required under any Antitrust Laws or (y) for which the failure to obtain or make such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices or filings would not reasonably be expected to result in material liability to, or impairment to the operations of, the Company or any of its Subsidiaries. 3.7. Litigation. No Action, suit, proceeding or investigation of any nature is pending or, to such Member’s knowledge, threatened, against such Member with respect to such Member’s Interests or such Member’s execution, delivery and performance of this Agreement or any Related Agreement to which such Member is or will become a party or the consummation of the Transactions. No Action, suit, proceeding or investigation of any nature is pending or, to such Member’s knowledge, threatened, against such Member that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Member’s ability to consummate the Transactions. No Action, suit, proceeding or investigation of any nature is pending or, to such Member’s knowledge, threatened against such Member before any arbitrator or court or other Governmental Entity which (a) if adversely determined, would be reasonably likely to have a Company Material Adverse Effect, or (b) challenges the validity of this Agreement or any Related Agreement or any action taken or to be taken in connection herewith or therewith, including such Member’s sale and transfer of the Interests to Buyer hereunder. 3.8. Interested Party Transactions. Such Member (nor any sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an economic interest) does not have (i) an economic interest in any Person that purchases

DB1/ 124297106.28 49 from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (ii) a beneficial interest in any agreement to which the Company or any of its Subsidiaries is a party or by which they or their properties or assets are bound, other than as a result of such Member’s Interests; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.8(a). Such Member has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assumed or incurred any obligation or liability of the Company, any of its Subsidiaries or any of their Affiliates. 3.9. Investment Purpose. Such Member is acquiring the Parent Common Stock for such Member’s own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Member is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Such Member acknowledges that he, she or it is informed as to the risks of the Transactions and of ownership of the Parent Common Stock. Such Member acknowledges that the Parent Common Stock has not been registered under the Securities Act or any state or foreign securities Laws and that that the Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Parent Common Stock is registered under any applicable state or foreign securities Laws or is sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws. Such Member acknowledges that the Parent Common Stock will contain a legend in its book entry form consistent with the foregoing, and as may be further set forth in the Investor Rights Agreement. 3.10. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, including the Company Disclosure Schedule, and in any other Ancillary Agreement delivered hereunder by a Member such Member makes no express or implied representation or warranty. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS Subject to such exceptions as are disclosed in the disclosure schedule delivered to Buyer on the date hereof by the Blockers (the “Blocker Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article IV (or disclosed in any other section, subsection or clause of the Blocker Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), the Blockers hereby represent and warrant to Buyer as of the date of this Agreement, except to the extent that a representation, warranty or section of the Blocker Disclosure Schedule expressly states that such representation or warranty, or information in such section of the Blocker Disclosure Schedule, is made only as of another date, as follows:

DB1/ 124297106.28 50 4.1. Capitalization. Schedule 4.1(a)(i) of the Blocker Disclosure Schedule sets forth as of the date of this Agreement the Blocker Interests and the registered owners thereof, including the class and amount of units to be held by each Blocker Member. Schedule 4.1(a)(ii) of the Blocker Disclosure Schedule sets forth the membership interests of each Blocker and the owners thereof, including the class and amount of equity, membership, partnership, or ownership interests held by any Blocker Member and any of their Affiliates as of the date of this Agreement. As of the date of this Agreement, all of the Blocker Interests are owned of record, legally and beneficially, by the Blocker Members listed on Schedule 2. As of immediately prior to the Closing Date, the Blocker Interests will constitute one hundred percent (100%) of the total issued and outstanding membership interests in the Blockers and there shall be no other outstanding equity, partnership, membership, or ownership interests of the Blockers of any kind authorized, designated, issued or outstanding. As of immediately prior to the Closing Date, all of the Blocker Interests will be owned of record, legally and beneficially, by the Blocker Members listed on Schedule 2. The Blocker Interests are owned free and clear of any Liens other than Permitted Liens, and upon delivery of the Blocker Interests, Buyer will acquire good and marketable title thereto, free and clear of any Liens other than Permitted Liens. All rights and powers to vote the Blocker Interests as of the date of this Agreement are held exclusively by the Blocker Members listed on Schedule 2. As of immediately prior to the Closing Date, all rights and powers to vote the Blocker Interests are held exclusively by the Blocker Members listed on Schedule 2. Except as set forth on Schedule 4.1(a) of the Blocker Disclosure Schedule, all of the Blocker Interests (x) have been duly authorized and validly issued, and are non-assessable and not subject to preemptive rights or similar rights created by statute or any agreement to which any of the Blockers or the Blocker Member is a party or otherwise bound (other than the Organizational Documents of the Blockers), and (y) have been offered, sold, issued and delivered by the Blockers in compliance with the terms of any agreement to which any of the Blockers or the Blocker Members is a party or otherwise bound, the Organizational Documents of the Blockers and all applicable Laws. There are no restrictions of any kind on the transfer of the Blocker Interests except those imposed by federal and state securities Laws and the Organizational Documents of the Blockers, all of which shall have been complied with or waived on or prior to the Closing Date. Except as set forth on Schedule 4.1(a), there are no outstanding or authorized profits interests, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character for the issuance of any membership interests, profits interests, or other equity or ownership interests in the Blockers or obligating any Blocker or Blocker Member to issue or sell any such interests or securities (including the Blocker Interests), or any other interest, in the Blockers. None of the Blockers has ever adopted, sponsored or maintained any stock option plan, stock appreciation rights plan, unit option plan or any other plan, policy or agreement providing for equity, membership, profits or ownership interest compensation to any Person. There are no and have never been any outstanding Security Rights for or related to any Blocker Interests, membership or profits interests, stock, voting securities, or other ownership interests of any Blocker, and none of the Blockers has or is bound by any promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Blocker Interests, membership or profits interests, stock, voting securities, or other ownership interests of any Blocker. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to any of the Blockers.

DB1/ 124297106.28 51 Except for Organizational Documents of the Blockers, an except as set forth on Schedule 4.1(c) of the Blocker Disclosure Schedule, there are no (i) voting trusts, proxies or other agreements or understandings with respect to any Blocker Interests, membership or profits interests, stock, voting securities, or other ownership interests of any Blocker to which any Blocker is a party, by which any Blocker is bound, or (ii) agreements or understandings to which any Blocker is a party, by which any Blocker is bound, relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Blocker Interests, membership or profits interests, stock, voting securities, or other ownership interests of any Blocker. As of the Closing Date and after taking into effect the Redemptions set forth on Annex A-1, no more than ten and nine-tenths of one percent (10.9%) of the total membership interests of the Company, collectively, will be held by the Blockers, as set forth on Annex A-2. 4.2. Organization and Authority. Each of the Blockers is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Blockers has the requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Blocker has delivered to Buyer a true, complete and correct copy of its Organizational Documents, each as amended to date, and each such Organizational Document is in full force and effect. No Blocker is in violation of its Organizational Documents. Each Blocker has the requisite corporate or other entity power and authority to enter into this Agreement, the Related Agreements and each of the other agreements, certificates or documents contemplated hereby or thereby to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by each Blocker of this Agreement and each Related Agreement to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Blocker and no additional proceeding on the part of any Blocker is necessary to authorize the execution, delivery and performance by any Blocker of this Agreement. 4.3. No Activity. Immediately prior to the Closing (and after giving effect to the Redemptions), none of the Blockers will own any assets or property other than Company Interests. The Blockers: (i) have never had and do not have any employees or contractors, (ii) have never been and are not a party to any contracts or agreements other than their Organizational Documents, (iii) do not and have never conducted or engaged in any business or activities (other than their ownership interest in the Company either prior to, or after giving effect to, the Redemptions, as applicable) and (iv) do not have any assets (other than their ownership interests in the Company, collectively, not exceeding ten and nine-tenths of one percent (10.9%) of the total membership interests of the Company, collectively), liabilities, Indebtedness or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise), other than in respect of Taxes. 4.4. No Conflict; Consents. The execution, delivery and performance by the Blockers of this Agreement and the Related Agreements to which any Blocker is or will be a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification, consent, notice, waiver, approval, or acceleration

DB1/ 124297106.28 52 of, any obligation or loss of any benefit under, or result in the imposition or creation of any material Liens other than Permitted Liens upon the Blocker Interests or any properties or assets (tangible or intangible) of any Blocker, or cause any Blocker to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of any Blocker, (b) any material agreement to which any Blocker is bound, except as set forth on Schedule 4.4(b) or (c) any Law applicable to any Blocker or any of its properties or assets (whether tangible or intangible), other than such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings (x) as may be required under any Antitrust Laws or (y) in the case of clauses (b) and (c), for which the failure to obtain or make such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices or filings would not reasonably be expected to result in material liability to, or impairment to the operations of, any Blocker. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Blockers in connection with the execution, delivery and performance by the Blockers of this Agreement and the Related Agreements to which any Blocker is a party or the consummation by the Blockers of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings (x) as may be required under any Antitrust Laws or (y) for which the failure to obtain or make such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices or filings would not reasonably be expected to result in material liability to, or impairment to the operations of, any Blocker. 4.5. Enforceability. This Agreement has been, and each of the Related Agreements to which any of the Blockers is a party will be at the Closing, duly executed and delivered by such Blocker and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, as applicable, this Agreement and the Related Agreements to which any Blocker is a party constitute valid, legal and binding obligations of such Blocker, enforceable against such Blocker in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity. 4.6. No Brokers. No Blocker has incurred, nor will any Blocker incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions that are payable by the Blockers, the Company or any of its Subsidiaries. 4.7. Litigation. Except as set forth on Schedule 4.7 of the Blocker Disclosure Schedule, there is no Action of any nature seeking equitable or other non-monetary relief pending or, to any Blocker’s knowledge, threatened against any Blocker or any of its properties or assets. 4.8. Blocker Taxes. All Tax Returns required to be filed by any Blocker have been filed, and all such Tax Returns are complete and correct in all material respects. Each Blocker has paid in full all Taxes due and payable by it, whether or not shown on such Tax Returns.

DB1/ 124297106.28 53 There are no material Tax Liens upon any of the assets or properties of any Blocker other than Permitted Liens. No Blocker has received from any Governmental Entity any material written notice of a proposed adjustment, deficiency or underpayment of any Taxes that has not been resolved, and there is no claim, audit, examination, Action, suit, proceeding or investigation now pending or that has been threatened in writing against any Blocker relating to Taxes. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Blocker for any taxable period, other than extensions of time to file Tax Returns. No material written claim has been made in the last three years by any Governmental Entity in a jurisdiction where any Blocker does not file Tax Returns that such Blocker is, or may be, subject to taxation by that jurisdiction. No Blocker (i) is, or has ever been, a member of an affiliated group of corporations filing a consolidated, combined, unitary or aggregate federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than such Blocker) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, or by contract (other than any contract, arrangement or agreement the principal purpose of which does not relate to Taxes). No Blocker is a party to or bound by, nor does any Blocker have any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, excluding in each case any contract, arrangement or agreement the principal purpose of which does not relate to Taxes. No Blocker has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to, Section 355 or 361 of the Code within the past two (2) years. ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER Except as (i) set forth in the Parent SEC Documents filed with (or furnished to) the SEC by Parent at least two (2) Business Days prior to the date hereof (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” or any “forward looking statements legend) and to the extent publicly available on EDGAR or (ii) disclosed in the disclosure schedule dated as of the date of this Agreement and delivered herewith by Parent and Buyer (the “Buyer Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article V (or disclosed in any other section, subsection or clause of the Buyer Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), each of Parent and Buyer hereby represents

DB1/ 124297106.28 54 and warrants to each Member as of the date of this Agreement (other than such representations and warranties expressly made as of a particular date, which shall be as of that particular date) as follows: 5.1. Organization. Each of Parent and Buyer is a legal entity duly organized, validly existing and in good standing (where applicable or recognized) under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions where such concept is recognized) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True, correct and complete copies of the Organizational Documents of Parent, as in effect on the date of this Agreement, have been made available to the Members prior to the date of this Agreement. The Organizational Documents of Parent are currently in effect, and Parent is not in violation of any of the provisions thereof. 5.2. Capitalization. As of the close of business on October 31, 2021 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of (i) 3,999,000,000 shares of Parent Common Stock, 776,495,123 of which were issued and outstanding, (ii) 100,000,000 shares of Class B common stock, par value $0.01 per share, of Parent, 54,744,525 of which were issued and outstanding, and (iii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, no shares of which were issued and outstanding. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Parent Capitalization Date, there were (A) outstanding options and stock appreciation rights relating to 36,500,618 shares of Parent Common Stock (B) outstanding Parent Equity Awards (other than options, stock appreciation rights and compensatory restricted stock awards relating to Parent Common Stock) representing 16,144,287 shares of Parent Common Stock, and outstanding warrants relating to 152,635 shares of Parent Common Stock (the “OS Warrants”). All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that are required to be issued pursuant to this Agreement or may be issued pursuant to the Parent Equity Awards or other compensation plans of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights.

DB1/ 124297106.28 55 Other than (i) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of the Parent Equity Awards outstanding as of the close of business on the Parent Capitalization Date or under other compensation plans of Parent in accordance with their terms, (ii) the grant or issuance of Parent Equity Awards since the Parent Capitalization Date in the ordinary course of business, as of the date of this Agreement, (iii) the OS Warrants, or other than as set forth in Section 5.2(a), there are no (A) options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating (or that upon conversion, exercise or exchange would obligate) Parent to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of Parent or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating (or that upon conversion, exercise or exchange would obligate) Parent to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (B) existing or contingent obligations of Parent to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of Parent or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of Parent, (C) shareholder agreements, voting trusts, proxies or similar agreements with any Person to which Parent is a party that could (1) restrict the transfer of the capital stock or other equity or voting interests of Parent or (2) affect the rights of capital stock or other equity or voting securities or other equity interests of Parent, or (D) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit- participation or other security rights issued by Parent, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent is party, in the case of each item in this clause (D) pursuant to which any Person is entitled to receive any payment, whether in cash or in kind, or other benefit (or right thereof) from Parent based, in whole or in part, on the value of any capital stock or other equity or voting securities or other equity interests of Parent. All of the issued and outstanding capital stock of Buyer is owned only by Parent. Buyer does not have any outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Buyer. The number of shares of authorized Parent Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to this Agreement. 5.3. Authority Relative to Agreement. Each of Parent and Buyer have all necessary corporate or similar power and authority to execute, deliver and perform their respective obligations under this Agreement or the Related Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by each of Parent and Buyer of this Agreement or the Related Agreements to which it is or will be a party, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate or similar action of Parent and Buyer, and no other corporate or similar action or proceeding on the part of Parent or Buyer is necessary

DB1/ 124297106.28 56 to authorize the execution, delivery and performance by each of Parent and Buyer of this Agreement and the Related Agreements to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Buyer and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity. 5.4. No Vote Required. No vote of the shareholders of Parent or the holders of any other securities of Parent is required by any Law or by Parent’s Organizational Documents in connection with the consummation of the Transactions and the other transactions contemplated by this Agreement and the Related Agreements. 5.5. No Conflict; Required Filings and Consents. The execution and delivery by each of Parent and Buyer of this Agreement or the Related Agreements to which it is a party and the consummation by Parent and Buyer of the transactions contemplated hereby or thereby do not and will not (i) violate any provision of the Organizational Documents of Parent or Buyer, (ii) assuming that the consents, approvals, licenses, permits, waivers, authorizations, registrations, declarations, filings and notices referenced in Section 5.5(b) have been obtained or made, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any property, asset or rights of Parent or any of its subsidiaries is bound or affected or (iii) except as set forth on Schedule 5.5(a) of the Buyer Disclosure Schedule, violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration, amendment or cancellation of or require the consent of any third party, which has not been obtained prior to the date hereof, pursuant to any of the terms or provisions of any contract or agreement to which Parent or any of its subsidiaries is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Buyer, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, amendment, cancellation or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No consent, approval, license, permit, waiver, or authorization of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained or made by Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby by Parent or Buyer, other than (i) applicable requirements of and filings under the Exchange Act or the Securities Act or any other similar Laws, (ii) the filings required under any Antitrust Laws, (iii) compliance with, and filings or notifications required under, the applicable rules and regulations of the NYSE and any other applicable stock exchanges, and (iv) such other consents, approvals, licenses, permits, waivers, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

DB1/ 124297106.28 57 5.6. Parent SEC Documents; Financial Statements. Since January 1, 2019, Parent has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement or the Closing Date, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement or the Closing Date, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement or the date any such registration statement was supplemented, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with (A) GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (B) the books and records of Parent and its subsidiaries, which books and records have been maintained in accordance with GAAP in all material respects, and (iii) fairly present in all material respects the financial position, shareholders’ equity, results of operations and cash flows of Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments). Parent is in compliance in all material respects with the applicable provisions of the Exchange Act and the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15(f) and 15d-15(f) of the Exchange Act that are reasonably sufficient to provide reasonable assurance (i) regarding the reliability of Parent’s financial reporting and the preparation of financial statements in conformity with GAAP, (ii) that all transactions are executed in accordance with management’s general or specific authorization, (iii) that access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) that recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2019, neither Parent nor, to the knowledge of Parent, Parent’s independent registered public accounting firm, has identified or

DB1/ 124297106.28 58 been made aware of any (x) “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information, in each case which has not been subsequently remediated, or (y) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Parent maintains disclosure controls and procedures (as defined in Rules 13а-15(e) and 15d -5(e) of the Exchange Act) as required by Rules 13a-15(f) and 15d-15(f) of the Exchange Act, designed to ensure, at a reasonable assurance level, that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. 5.7. Absence of Certain Changes or Events. Since June 30, 2021, Parent has conducted its business in all material respects in the ordinary course consistent with past practice and has not: (i) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock or other equity or voting interests, except for (i) any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company and (ii) regular quarterly dividends in an amount not exceeding $0.035 per share of Common Stock in any fiscal quarter consistent with the Company’s past practice; (ii) split, combined, subdivided or reclassified any shares of its capital stock or other equity or voting interests; (iii) liquidated, dissolved, merged, consolidated, restructured, recapitalized or reorganized the Company or its significant Subsidiaries; (iv) settled, waived, or forgiven any amount that exceeds $50,000,000 that is owed to the Company or any of its Subsidiaries not in the ordinary course of business; (v) changed accounting policies except as required by GAAP; or (vi) agreed or committed to do any of the foregoing. Since June 30, 2021, there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. 5.8. No Undisclosed Liabilities. Except for liabilities or obligations (a) as reflected, disclosed or reserved against in Parent’s balance sheets (or the notes thereto) included in the Parent SEC Documents and publicly available prior to the date hereof, (b) incurred in the ordinary course

DB1/ 124297106.28 59 of business since December 31, 2019 (none of which is a liability for material breach of a Contract, tort, infringement or violation of Law), (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, asserted or unasserted, or otherwise that are required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) prepared in accordance with GAAP. 5.9. Litigation. As of the date of this Agreement, there is no Action, suit, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or affecting any of Parent’s or its subsidiaries’ properties or assets, in each case, that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, Parent and its subsidiaries are not subject to any decree, order, judgment, injunction, writ, stipulation, award, or other order in any Action by or with any Governmental Entity that has had, or would reasonably be expected to have, a Parent Material Adverse Effect. 5.10. Compliance with Laws; Permits. Parent and each of its significant subsidiaries are and its and their business and operations are, and since December 31, 2019 have been, in compliance with all Laws, including Consumer Protection Laws, or judgments, applicable to Parent or any of its significant subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its significant subsidiaries hold and maintain all licenses, registrations, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses, except where the failure to hold or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. 5.11. Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and Parent has taken no action designed to, or which to the knowledge of Parent is reasonably likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the NYSE, nor has Parent received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing. 5.12. Market Activities. Parent and its controlled Affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of Parent in connection with the offering of the Equity Consideration. 5.13. Brokers. Except as set forth on Schedule 5.13 of the Buyer Disclosure Schedule, no investment banker, broker or finder is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or Buyer. 5.14. No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, including the Parent Disclosure Schedule, and in any other

DB1/ 124297106.28 60 Ancillary Agreement delivered hereunder by Buyer or Parent, neither of Buyer nor Parent makes any express or implied representation or warranty. ARTICLE VI COVENANTS OF THE COMPANY, THE MEMBERS AND THE BLOCKERS 6.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless otherwise expressly contemplated by this Agreement or except with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company and, as applicable, the Blockers will: maintain its limited liability company existence, pay its debts and Taxes when due, pay or perform other obligations when due in the ordinary course of business, and in all material respects, use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Company Authorizations and Disclosable Contracts; use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and senior management and preserve its goodwill and business relationships with Current Largest Customers and Current Largest Suppliers, in each case in the ordinary course of business; maintain the facilities and assets owned, operated or used by it in a state of repair, order and conditions not materially less favorable to the Company as they are on the date hereof, ordinary wear and tear excepted; maintain its books and records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all material Company Authorizations and policies and use reasonable best efforts to not take any action or omit to do any act which action or omission will cause it to materially breach any material obligation contained in this Agreement or cause any Fundamental Representation not to be true and correct (other than for de minimis inaccuracies) as of the Closing Date. 6.2. Negative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless (i) as otherwise provided in this Agreement, or (ii) as required by applicable Law or any existing Employee Benefit Plan, neither the Company nor any Blocker, as applicable, shall, without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed): adopt or propose any amendment to its respective Organizational Documents;

DB1/ 124297106.28 61 declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any of the Interests; issue or authorize for issuance any security, or make any change in any issued and outstanding Interest or other security, or redeem, purchase or otherwise acquire any Interest or other security; (i) other than pursuant to a written agreement or Employee Benefit Plan disclosed in the Company Disclosure Schedule in the amount required thereunder or as necessary to comply with applicable Law or as set forth on Schedule 6.2, (A) modify the compensation or benefits payable or to become payable by the Company to any of its current or former directors, employees, contractors or consultants, in each case who are either Senior Employees or whose annualized compensation exceeds $175,000 or (B) modify any bonus, severance, termination, pension, insurance or other Employee Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company in each case who are either Senior Employees or whose annualized compensation exceeds $175,000, or (ii) enter into any employment, severance or termination agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”); establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any collective bargaining agreement for the benefit of any current or former directors, employees, contractors or consultants of the Company other than routine amendments of Employee Benefit Plans that are health and/or welfare benefit plans, annual bonus plans and qualified retirement plans in the ordinary course of business; other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any material portion of the property or assets of the Company; assume, incur or guarantee any Indebtedness, except for endorsements for collection in the ordinary course of business, or modify the terms of any existing Indebtedness other than trade credit in the ordinary course consistent with past practice; other than in the ordinary course of business consistent with past practice, mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any material properties or assets of the Company; other than travel loans or other advances under $3,000 each, in the ordinary course of business consistent with past practice, make any loans, advances or other capital contributions to, or investments in, any Person; cancel any debts or waive any claims or rights, in each case involving more than $100,000, except in accordance with the terms of a customer contract to which the Company is a party; (i) materially amend or modify or terminate, or waive, release or assign any material rights under, any Disclosable Contract, or enter into any agreement which, in effect on

DB1/ 124297106.28 62 the date hereof, would have been required to be set forth in 2.16 of the Company Disclosure Schedule; (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $250,000 or capital expenditures which in the aggregate exceed $1,000,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than inventory in the ordinary course of business consistent with past practice; make any filings or registrations with any Governmental Entity except in the ordinary course of business; be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any purchase of all or any substantial portion of the assets or Interests or other securities of the Company; make any material changes in its financial accounting methods, principles or practices, except as may be required by Law or GAAP; make or change any Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Taxes, surrender any right to claim a Tax refund, settle or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than extensions of time to file Tax Returns) or amend any Tax Return, in each case with respect to the Blockers or the Company or any of its Subsidiaries, as applicable; or agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing. 6.3. Access to Information. Subject to the terms of the Confidentiality Agreement by and between Buyer and the Company dated June 6, 2021, as amended August 30, 2021 (as so amended, the “Confidentiality Agreement”), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company and the Blockers shall afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the reasonable right to inspect, during normal business hours, in such a manner as not to materially interfere with the normal operations of the Company or the Blockers and subject to the receipt of reasonable prior written notice from Buyer, all of the Company Real Property, properties, assets, records, agreements and other documents related to the Company and the Blockers, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and the Blockers for the purpose of making a reasonable investigation of the Company and the Blockers. The Company and the Blockers shall furnish to Buyer all such reasonable documents and copies of documents and records and information with respect to the Company and the Blockers and copies of any working papers relating thereto as Buyer may reasonably request. Notwithstanding anything to the contrary in this Agreement, the Company and the Blockers will not be required to disclose any information, or provide access, to Buyer or its Representatives if such disclosure would, in the

DB1/ 124297106.28 63 reasonable judgment of the Company or the Blockers: (i) jeopardize any attorney-client or other privilege, or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, in each case so long as the Company or the Blockers, as applicable, has reasonably cooperated with Parent to permit such inspection of, or to disclose such information on a basis that does not jeopardize such privilege or contravene any applicable Law and has taken all reasonable efforts to obtain all consents and approvals required for such inspection and disclosure (but excluding any payment obligation of the Company, the Members and the Blockers unless expressly contemplated in this Agreement). Buyer and its Representatives are not authorized to and shall not (and shall not permit any of their respective employees, agents, Representatives or Affiliates to) contact any customer, supplier, distributor or vendor of the Company prior to the Closing without the prior written consent and coordination of the Company (not to be unreasonably withheld, conditioned or delayed); provided, however, that this Section 6.3(b) shall not prohibit Buyer or its Affiliates from contacts made in the ordinary course of business without references to the Company and solely with respect to existing relationships between Buyer or its Affiliates and such customer, supplier, distributor or vendor. 6.4. Resignations. On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective as of the Closing, of all members of the Board of Managers of the Company and the Blockers of their positions as Managers (and, if requested by Buyer no fewer than three (3) Business Days prior to Closing, of officers of their positions as officers) of the Company and the Blockers. 6.5. Intercompany Liabilities; Indebtedness; Release of Liens. On or prior to the Closing Date, the Company shall settle all intercompany accounts that are unpaid as of the Closing Date between the Company and its Subsidiaries, on the one hand, and any Member or its Affiliates, on the other hand. On or prior to the Closing Date, the Company shall cause to be paid and shall use its reasonable best efforts to provide customary payoff letters at the Closing Date in respect of, the Indebtedness set forth on Schedule 6.5(b), providing for the release of all Liens relating to such Indebtedness upon payment of the amounts set forth in such payoff letters. On or prior to the Closing Date, the Company shall cause to be extinguished all guarantees by the Company and its Subsidiaries of any Indebtedness of the Members. 6.6. Notification of Certain Matters. The Company shall, to the extent permissible under applicable Law, give prompt notice to Buyer of (i) any fact, event or circumstance that, to the Company’s knowledge, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or (ii) any fact, event or circumstance that, to the Company’s knowledge, individually or in the aggregate, would result in the failure of any condition precedent to Buyer’s obligations.

DB1/ 124297106.28 64 From the date hereof to and including the Closing Date, the Company shall deliver to Buyer, no later than fifteen (15) Business Days following the end of each calendar month, monthly financial statements to be in scope and detail consistent with the monthly financial statements that have historically been prepared by the Company in the ordinary course of business consistent with past practices. 6.7. 280G Equityholder Vote. To the extent applicable, prior to the Closing Date, the Company shall (i) obtain a waiver of the right to receive payments that could reasonably be expected to constitute “parachute payments” under Section 280G of the Code from each individual who could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code); and (ii) seek the approval of the equityholders of the Company in accordance with Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to payments and/or benefits that, in the absence of the executed waivers by the affected disqualified individuals, might otherwise, separately or in the aggregate, result in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code. At least five (5) Business Days prior to soliciting waivers and equityholder approval under this Section 6.7, the Company shall provide drafts of such waivers and equityholder approval materials to Buyer for its review and comment (and shall not omit any comments provided by Buyer to the extent reasonable and lawful). Prior to the Closing, the Company shall deliver to Buyer evidence that a vote of the Company’s equityholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.7, and that either (a) the requisite number of equityholder votes was obtained with respect to all such payments and benefits, or (B) such approval was not obtained, and, as a consequence, any payments or benefits waived by the affected disqualified individuals shall not be made or provided. ARTICLE VII COVENANTS OF BUYER, THE COMPANY AND THE MEMBERS 7.1. Regulatory Approvals. Each of Buyer and the Members shall promptly apply for, and take all reasonably necessary Actions to obtain or make, as applicable, all authorizations, orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each Party shall cooperate with and promptly furnish information to the other Parties necessary in connection with any requirements imposed upon such other Party in connection with the consummation of the Transactions. Without limiting the generality of the foregoing, the Members and Buyer shall, as promptly as practicable following the execution and delivery of this Agreement, file with any Governmental Entity (other than the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”)), any filings, reports, inforamtion and documentation requried for the transactions contemplated by this Agreemen tpursuant to any applicable Antitrust Laws other than the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. Each of the Member Representative and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary

DB1/ 124297106.28 65 under the Antitrust Laws. Buyer and the Members shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees, provided that Buyer shall be responsible for the fees in connection with such filings (other than in the case of filings with respect to Buyer and its Affiliates) in an aggregate amount not exceeding $62,500. Each of Buyer and the Members shall use commercially reasonable efforts to obtain promptly any clearance, approval or expiration of applicable waiting period required under the Antitrust Laws for the consummation of the Transactions. Each of Buyer and the Member Representative shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Company or any of its Subsidiaries or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement, and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other Action of any Governmental Entity or any other Person respecting the Transactions; provided that each of Buyer and the Members shall promptly respond to the DOJ or the FTC to any request for additional information. Buyer and the Members shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. 7.2. Tax Matters. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the Transactions (other than attributable to the Redemptions) (“Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and the Members, on the other hand (in accordance with their respective Percentage Shares). The Parties shall cooperate as reasonably requested of each other in the preparation and timely filing of any Tax Return in respect of Transfer Taxes and in obtaining any available exemption from, or reduction of, Transfer Taxes, and shall cause their applicable share of Transfer Taxes to be timely paid to the appropriate Governmental Entity. Tax Returns. The Member Representative shall prepare and file, or cause to be prepared and filed (and, if applicable, Buyer shall reasonably cooperate in filing), all applicable Pass-Through Returns and, at the Members’ expense, any IRS Form 1120-S and related IRS Schedule K-1 (and any similar form for state or local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment) of the Company or any of its Subsidiaries for any taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, taxable periods ending on the Closing Date after 12:01 a.m.) and all Tax Returns of the Blockers for any

DB1/ 124297106.28 66 taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, taxable periods ending on the Closing Date after 12:01 a.m.) and that, in each case, are due after the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Return shall be prepared in a manner consistent with the Company’s past practices except to the extent required by applicable Law. Each Company Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Buyer for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Member Representative shall revise any such Company Prepared Return to reflect all reasonable comments received from Buyer in writing no later than the fifteenth (15th) day prior to the due date for filing any such Tax Return (taking into account applicable extensions). No filed Company Prepared Return may be amended after the Closing without the prior written consent of Buyer and the Member Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall prepare and file, or cause to be prepared and filed, all Pass- Through Returns of the Company for any Straddle Period and all Tax Returns of the Blockers for any Straddle Period (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the Company’s or the applicable Blocker’s past practices except to the extent required by applicable Law; provided that each Buyer Prepared Return (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or foreign Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of 12:01 a.m. Eastern Time on the Closing Date), and (y) for which an election under Section 754 of the Code (or any similar provision of state, local or foreign Law) may be made shall effect such election (if not already in effect from a prior period, which election shall not be revoked). Each Buyer Prepared Return shall be submitted to the Member Representative for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Buyer shall revise any such Buyer Prepared Return to reflect all reasonable comments received from the Member Representative no later than the fifteenth (15th) day prior to the due date for filing any such Tax Return (taking into account applicable extensions). No filed Buyer Prepared Return may be amended after the Closing without the prior written consent of Buyer and the Member Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the deadlines set forth in this Section 7.2(b) with respect to any Tax Return described herein, the Member Representative, Buyer and the Company, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions). Tax Contests. Within fifteen (15) days after the receipt of written notice from a Governmental Entity regarding the commencement of a Tax examination, audit or other administrative or judicial proceeding the outcome of which could affect any items or information reported or reflected in a Company Prepared Return or a Buyer Prepared Return or with respect to a Tax matter set forth in item 3 or 4 on Schedule 10.2(c) if such receipt is to the prior to the Indemnification Escrow Termination Date (a “Tax Contest”), Buyer (or the Member Representative), as applicable, shall (and shall cause their respective Affiliates to) provide the Member Representative (or Buyer), as applicable, with written notice thereof; provided, that no delay of Buyer (or the Member Representative), as applicable, or any of their respective Affiliates in notifying the Member Representative (or Buyer), as applicable, shall relieve any Members Indemnifying Party (or Buyer or Parent), as applicable, of any liability or obligation hereunder except to the extent that such Members Indemnifying Party (or Buyer or Parent), as applicable,

DB1/ 124297106.28 67 has been materially prejudiced thereby, and then only to such extent. The Member Representative shall be entitled to participate in any Tax Contest, and Buyer shall keep the Member Representative reasonably informed regarding any Tax Contest (including by providing copies of any written correspondence in connection therewith). Buyer shall not (and shall cause its Affiliates not to) settle, compromise or abandon any Tax Contest without the Member Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Member Representative shall have the right, at the Members’ sole cost and expense, to control any Tax Contest with respect to any Company Prepared Return or any Tax matter set forth item 3 or 4 on Schedule 10.2(c); provided that (i) with respect to any Tax Contest pertaining to any Pass-Through Return of the Company subject to the Revised Partnership Audit Procedures (or procedures of a state or local jurisdiction comparable to the Revised Partnership Audit Procedures), notwithstanding anything to the contrary in this Agreement or in any other agreement to which the Company Members, the Company or any Affiliate of the Company is a party, the Membership Representative shall, or shall cause the applicable “partnership representative” (as such term is used in the Code, or any comparable Person for applicable state or local Tax purposes) with respect to the Company to, make an election pursuant to Section 6226 of the Code (or any comparable provision of applicable state or local Law), (ii) Buyer shall have the right to participate in any such Tax Contest, (iii) the Member Representative shall keep Buyer reasonably informed regarding any such Tax Contest (including by providing copies of any written correspondence in connection therewith), and (iv) the Member Representative shall not settle, compromise or abandon any such Tax Contest without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but, with respect to any Tax Contest pertaining to any Pass-Through Return of the Company, only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax liability or Tax position of Buyer, the Company or any of their Affiliates, as applicable. Notwithstanding anything to the contrary in this Section 7.2(c), Section 7.2(j)(ii) shall govern and control the procedures relating to any VDA Procedures. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), the Parties agree that (i) the purchase and sale of the Company Interests by the Company Members pursuant to Section 1.1(a) shall be treated as the sale of partnership interests in the Company by the Company Members to Buyer within the purview of Section 741 of the Code, (ii) the purchase and sale of the Blocker Interests by the Blocker Members pursuant to Section 1.1(c) shall be treated as the sale of Blocker Interests by the Blocker Members to Buyer, and (iii) the transactions contemplated by this Agreement shall be treated as a fully taxable sale (and not a tax-deferred “reorganization” within the meaning of Code Section 368(a)(1) or an exchange within the purview of Section 351 of the Code). The Parties shall (and shall cause their Affiliates to) prepare and file all Tax Returns in accordance with the Tax treatment set forth in this Section 7.2(d), and shall not (and shall cause their Affiliates not to) take any position for Tax purposes contrary to the tax treatment set forth in this Section 7.2(d) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state or local Law). Apportionment of Taxes. In determining the amount of Taxes that relate to the portion of a Pre-Closing Tax Period or Straddle Period, as applicable, ending at 12:01 a.m.

DB1/ 124297106.28 68 Eastern Time on the Closing Date, for purposes of determining Accrued Taxes or Net Working Capital, or where otherwise relevant to this Agreement, the Parties agree as follows: (i) In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the applicable taxable period ending at 12:01 a.m. Eastern Time on the Closing Date shall be determined by multiplying the Taxes for the entire applicable taxable period by a fraction, the numerator of which is the number of calendar days in the portion of the applicable taxable period ending on the day before the Closing Date and the denominator of which is the number of calendar days in the entire applicable taxable period. (ii) In the case of all other Taxes (including income Taxes, employment Taxes and sales and use Taxes), the amount attributable to the portion of the applicable taxable period ending at 12:01 a.m. Eastern Time on the Closing Date shall be determined as if the Person filed a separate Tax Return with respect to such Taxes for the portion of the applicable taxable period ending as of the end of the day on the day before the Closing Date on a “closing-of-the- books” basis (and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership, as if the taxable period of such partnership ended as of the end of the day on the day before the Closing Date). For purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the applicable taxable period ending at 12:01 a.m. Eastern Time on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes. (iii) All Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Tax Period or Straddle Period, as applicable, ending at 12:01 a.m. Eastern Time on the Closing Date shall be treated as occurring in a Pre-Closing Tax Period notwithstanding whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date. Cooperation on Tax Returns and Tax Proceedings. (i) With respect to any Pre-Closing Tax Period or Straddle Period, Buyer, the Company, the Member Representative and each Member shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company, any of its Subsidiaries or any Blocker; (ii) assist in any audit or other action or proceeding with respect to Taxes or Tax Returns of the Company, any of its Subsidiaries or any Blocker; (iii) make available any reasonably requested information, records, or other documents relating to any Taxes or Tax Returns of the Company, any of its Subsidiaries or any Blocker; (iv) provide any information reasonably necessary or reasonably requested to allow Buyer, the Company, any of its Subsidiaries or any Blocker to comply with any information reporting or withholding requirements contained in the Code or other Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are reasonably necessary or appropriate to establish an exemption for (or reduction in) any Tax described in Section 7.2(a). (ii) No later than five (5) Business Days after the date hereof, Buyer shall cause to be delivered to the Company draft submission documents for the refiling of the MJC Form 8832 with the IRS. The Company shall provide its reasonable comments to such draft submission documents no later than five (5) Business Days after receipt thereof to Buyer for

DB1/ 124297106.28 69 incorporation into the final submission documents, which shall be delivered to the Company by Buyer no later than two (2) Business Days after receipt of the Company’s comments. The Company shall refile or cause to be refiled with the IRS the MJC Form 8832, along with any other final submission documents, prior to the Closing Date. Following the Closing Date, Buyer, the Company, the Member Representative and the Members shall (and shall cause their respective Affiliates to) reasonably cooperate and assist in any further action necessary to confirm that the originally filed MJC Form 8832 or the MJC Form 8832 refiled pursuant to this Section 7.2(f)(ii) is properly recorded and verified by the IRS as effective as of July 16, 2020, or to otherwise ensure (including, if necessary, through late classification relief or an IRS private letter ruling) that the IRS recognizes the classification of MJC for U.S. federal income tax purposes as an entity disregarded as separate from Orange Solar Holdco LLC effective as of July 16, 2020; provided that Buyer will bear all out-of-pocket third-party expenses associated with any such action. Purchase Price Allocation. Within ninety (90) days after the date on which the final amount of the Closing Payment has been determined in accordance with Section 1.5, Buyer shall deliver to the Member Representative a statement (the “Allocation”), allocating the applicable portion of the Closing Payment and the Representative Reserve Amount and the applicable assumed liabilities (plus all other amounts required to be included under the Code) among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (it being agreed among the Parties that no such amount shall be allocated to the covenants set forth in Section 7.7). If within thirty (30) days after the delivery of the Allocation, the Member Representative notifies Buyer in writing that the Member Representative objects to the allocation set forth in the Allocation, Buyer and the Member Representative shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and the Member Representative are unable to resolve such dispute within such twenty (20) day period, then each of Buyer, the Company, and the Blockers, on the one hand, and the Members, on the other hand, shall be responsible for their own determinations for purposes of the Allocation. In the event that Buyer and the Member Representative reach an agreement on the Allocation (the “Agreed Allocation”), the Parties (i) shall reasonably cooperate to adjust the Allocation as necessary to reflect any payments of the Indemnification Escrow Amount (including any portion thereof) or adjustments to the Purchase Price for Tax purposes and (ii) shall be bound by the Agreed Allocation, as adjusted in accordance with this Section 7.2(g), for purposes of determining the Tax consequences of the transactions contemplated by this Agreement (including the application of Sections 741, 743, 751, 752, 755 and 1060 of the Code to such transactions) and shall (and shall cause their respective Affiliates to) act in accordance with the Agreed Allocation in the preparation, filing and audit of any Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state or local Law). Tax Sharing Agreements. The Members shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract between the Company, any of its Subsidiaries or any Blocker, on the one hand, and any other Person, on the other hand, (other than any agreement or contract the principal purpose of which does not relate to Taxes) to be terminated as of the Closing Date such that, from and after the Closing Date, none of the Company, any of its Subsidiaries or any Blocker shall be obligated to make any payment pursuant to any such agreement or contract for any Tax period.

DB1/ 124297106.28 70 Member Prohibited Actions. None of the Company, the Members or the Member Representative shall: (i) make any accounting methods election or other election outside of the ordinary course of business that would cause income to be deferred to a Tax period, or portion thereof, other than a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period or deductions to be accelerated to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period; (ii) elect to apply the Revised Partnership Audit Procedures, or any similar state and local Tax regime, for any taxable period of the Company that begins prior to January 1, 2018, whether pursuant to an audit or filing an amendment or administrative adjustment request; (iii) file an administrative adjustment request under the Revised Partnership Audit Procedures without a corresponding election under Section 6226 of the Code with respect to such administrative adjustment request; or (iv) take or cause to be taken any other action outside of the ordinary course of business on the Closing Date prior to the Closing that could reasonably be expected to increase the amount of Taxes directly imposed on Buyer or any of its Affiliates (including the Company, any of its Subsidiaries or any Blocker). Buyer Prohibited Actions. (i) Except as set forth in Section 7.2(j)(ii), Buyer shall not (and shall cause its Affiliates not to) commit, enter into or otherwise engage in any of the following without first obtaining the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed): (i) filing an amended Tax Return, or extending or waiving any statute of limitation for the period for assessment of any Taxes, with respect to a Pre-Closing Tax Period or a Straddle Period; (ii) entering into any agreements (including a closing agreement or voluntary disclosure agreement) with a Governmental Entity with respect to a Pre-Closing Tax Period or a Straddle Period; (iii) making any Tax election that would be effective or have effect on or prior to the Closing Date; or (iv) taking or causing to be taken any action outside of the ordinary course of business on the Closing Date after the Closing, in each case, if doing so could reasonably be expected to (x) affect any items or information reported or reflected in a Pass- Through Return of the Company for a Pre-Closing Tax Period or a Straddle Period in a manner that could reasonably be expected to result in additional Taxes imposed on any Company Member or (y) cause a Member to become liable under Section 10.2 or Section 10.3. (ii) Buyer shall have the right, at any time and from time to time following the Closing, to engage Ernst & Young LLP (EY) (the “Tax Consultant”) to determine in which state, local or similar jurisdictions the Company or any of its Subsidiaries is or was required by Law to collect sales, use or similar Taxes or file Tax Returns with respect to any such Taxes (the “Tax Study”). For the avoidance of doubt, all fees, costs and expenses with respect to the Tax Study shall be borne by Buyer. The Tax Study may be commenced at any time following the Closing, and the Member Representative and the Members shall (and shall cause their respective Affiliates to) reasonably cooperate with the Tax Consultant in its production of the Tax Study. Such cooperation shall include the provision of records and information reasonably available and relevant to the Tax Study, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Promptly following receipt thereof, Buyer shall provide copies of all material drafts of, and the final version of, the Tax Study to the Member Representative. With regard to any liabilities with respect to any state, local or similar jurisdiction in which the Company or any of its Subsidiaries failed to collect sales, use or similar Taxes or file any Tax Returns with respect to any such Taxes

DB1/ 124297106.28 71 for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period as determined by the Tax Study (“State Tax Liabilities”), at Buyer’s option (at any time and from time to time following the Closing), the Company or any of its Subsidiaries may commence, to the extent that the Company or such Subsidiary qualifies therefor, the process of entering into voluntary disclosure agreements or other similar programs with respect to such State Tax Liabilities with the applicable Governmental Entity in the identified jurisdictions for the applicable Pre-Closing Tax Periods and Straddle Periods (such programs, “VDA Procedures”). Buyer shall control all aspects of each VDA Procedure; provided that: (A) the conduct or control of the VDA Procedures shall not include contacting or otherwise communicating with any past or current customers or partners of the Company, its Subsidiaries or any of their Affiliates; and (B) (1) Buyer shall keep the Member Representative reasonably informed regarding any VDA Procedure (including by providing copies of any written correspondence in connection therewith), (2) the Member Representative shall be entitled to participate in any VDA Procedure at its sole cost or expense, (3) to the extent a Governmental Entity asserts that the Company or any of its Subsidiaries is liable for any State Tax Liabilities, Buyer shall (and shall cause its Affiliates to) negotiate in good faith with such Governmental Entity to minimize the liability of the Company or any of its Subsidiaries with respect to such State Tax Liabilities, and (4) Buyer shall not (and shall cause its Affiliates not to) settle, compromise or abandon any VDA Procedure without the Member Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, in each case, if the resolution of the VDA Procedure could reasonably be expected to affect any items or information reported or reflected in a Pass-Through Return of the Company for a Pre-Closing Tax Period or a Straddle Period in a manner that could reasonably be expected to result in additional Taxes imposed on any Company Member or cause a Member to become liable under Section 10.2 or Section 10.3. For the avoidance of doubt, the provisions of this Section 7.2(j)(ii) (including the determination of whether or not to commence any VDA Procedure) shall not affect, excuse or limit the obligation of any Member to indemnify a Buyer Indemnified Party pursuant to this Agreement. Partnership Representative; Revised Partnership Audit Procedures. To the extent permitted by applicable Law and within the scope of its authority, the Member Representative shall cause itself, or a Person that the Member Representative reasonably believes will act at the Member Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable year ending on or before the Closing Date for which the Company is treated as a partnership for U.S. federal income tax purposes, and to the extent the Member Representative does so, Buyer shall not (and shall cause its Affiliates not to) take any action to revoke, substitute or otherwise change the partnership representative for any such taxable year without the Member Representative’s prior written consent. The Parties agree that (i) no election under Treasury Regulations Section 301.9100-22 shall be made with respect to the

DB1/ 124297106.28 72 Company and (ii) no election under Section 6221(b) of the Code shall be made with respect to any taxable year of the Company that ends on or before or includes the Closing Date. Section 754 Elections. To the extent at the time of the Closing the Company does not have in effect an election pursuant to Section 754 of the Code that would be applicable on the sale of the Company Interests pursuant to this Agreement, the Parties shall cause the Company to make such an election that would be applicable on the sale of the Company Interests pursuant to this Agreement. Certain Tax Deductions. To the extent any Tax deductions in respect of the Company Expenses or the Closing Debt Amount accrue on the Closing Date under applicable Law, the Parties shall (and shall cause their respective Affiliates to) treat such deductions as accruing (i) on the Closing Date for purposes of preparing applicable Tax Returns and (ii) immediately prior to 12:01 a.m. Eastern Time on the Closing Date for purposes of determining Net Working Capital; provided, however, that to the extent any such Company Expenses are “success-based fees” within the meaning of Revenue Procedure 2011-29, 70% of such Company Expenses shall be treated as having so accrued. 7.3. [Reserved.] 7.4. Confidentiality. Each Member acknowledges and agrees that it shall keep confidential all confidential information that it possesses regarding the Company, Buyer and Parent, from and after the Closing, and shall not disclose such confidential information except (i) to its Representatives who have a need to know such information and who are subject to an obligation of confidentiality, (ii) where required by applicable Law or legal process, (iii) to a financial advisor, attorney or accountant for the purposes of obtaining advice or services, in each case who are subject to an obligation of confidentiality, (iv) where requested in connection with a routine audit or examination by, or a document request from, a Governmental Entity that is not specifically directed at the Company or the transactions contemplated by this Agreement, (v) for customary reporting to limited partners, members, or investors (or prospective investors) and to their respective Representatives or (vi) in connection with any Tax Return of such Member. Notwithstanding the foregoing limitations, no Member will be required to keep confidential any information (and no such information shall be “confidential information”) that (A) is known or available on a non-confidential basis through other sources other than the Company or is developed by the receiving party independently of the disclosure by the disclosing party; (B) is or becomes publicly known or generally known in the industry through no fault, directly or indirectly, of the Members or their respective Representatives; (C) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange) or legal process, provided the Buyer is given reasonable prior notice or consent thereto; (D) relates solely to the income Tax aspects and consequences of the Transactions; (E) is disclosed to a Governmental Entity in connection with such Member’s or the Member Representative’s performance, enforcement and/or defense of any rights or obligations under this Agreement; or (F) in the course of performing such Member’s (or any of its Affiliate’s) duties as an employee of the Company or the Buyer after the Closing (if applicable).

DB1/ 124297106.28 73 7.5. Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Buyer and/or any of its Affiliates, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party (including any third party Representatives of Buyer, the Company or the Members). The foregoing notwithstanding, the parties agree that (i) Buyer or an Affiliate may, with the prior written approval of the Member Representative (which approval shall not be unreasonably withheld, delayed or conditioned), issue a press release on or after the Closing Date, provided that the Member Representative shall be given an opportunity to review such press release in advance and Buyer will reasonably consider any comments of the Member Representative provided in good faith, and (ii) Buyer, Parent, the Members and their Affiliates may disclose any information relating to this Agreement to the extent such information has already been publicly disclosed. 7.6. Further Action. Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable in accordance with the terms of this Agreement, including, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities (subject to Section 7.1) as are necessary for the consummation of the Transactions and the consents of each Person set forth on Schedule 7.6(a), but excluding any payment obligation by the Company or any of its Subsidiaries or the Members unless (i) expressly contemplated in this Agreement or (ii) determined to be made by the parties in their sole and absolute discretion. If, at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement, each of the parties shall take such action at the reasonable request of any other party, and will reasonably cooperate with and assist the other parties (as appropriate) in taking such action. 7.7. No-Competition; No-Solicitation. Those Members listed on Schedule 4(a) attached hereto (the “Noncompete Restricted Members”) shall not, and shall not encourage any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an equity or other ownership interest in any Person that engages directly or indirectly in the Restricted Business in the Territory; or (iii) cause, induce or encourage any material client, customer, supplier or licensor of the Company (including any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a material business relationship with the Company, to terminate or adversely modify any such relationship for the greater of (x) the period commencing on the Closing Date and ending five (5) years after the Closing Date, and (y) the period commencing on the Closing Date and ending two (2) years after the termination of the employment of the Noncompete Restricted Member or such Affiliate with the Company, Buyer or any of their Affiliates, as applicable. Notwithstanding the foregoing, the Noncompete Restricted Members may own, directly or indirectly, solely as an investment,

DB1/ 124297106.28 74 securities of any Person traded on any national securities exchange if the applicable Noncompete Restricted Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person. During the period commencing on the Closing Date and on the two (2) year anniversary of the Closing Date, the Members listed on Schedule 4(b) (the “Nonsolicit Restricted Members”, and, with the Noncompete Restricted Members, the “Restricted Members”) shall not, and shall not encourage any of their respective Affiliates to, directly or indirectly, solicit for employment any person who is an Employee of the Company immediately prior to the Closing Date or otherwise encourage any such Employee to leave his or her employment with the Company, Buyer or their Affiliates, except pursuant to a general solicitation which is not directed specifically to any such Employees; provided, that nothing in this Section 7.7(b) shall prevent any Nonsolicit Restricted Member or any of its Affiliates from hiring any Employee whose employment has been terminated by Buyer or the Company or their Affiliates. Each Restricted Member acknowledges that a breach or threatened breach of this Section 7.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Restricted Member or its Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Each Restricted Member acknowledges that the restrictions contained in this Section 7.7 are fair and reasonable as to the subject matter, geographical scope and duration and necessary to protect the Company Intellectual Property and also to protect the value of the business of the Company and associated goodwill and the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. 7.8. Indemnification of Directors and Officers of Company. From the Closing Date and until the six (6) year anniversary of the Closing, the Company shall exculpate and shall indemnify, defend, release and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a director, officer or controlling equityholder of the Company (and their controlling equityholders,

DB1/ 124297106.28 75 officers, directors and employees), consultant, representative or agent of the Company or any of its Subsidiaries (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, demand, action, cause of action, suit, motion, controversy, proceeding or investigation (each a “D&O Claim”) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a manager, director, officer, employee, controlling equityholder, consultant, representative or agent of the Company or a Subsidiary or is or was serving at the request of the Company or a Subsidiary as a manager, director, officer, employee, controlling Person or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the other Related Agreements or the transactions contemplated hereby and thereby, in each case to the fullest extent a limited liability company is permitted under applicable Law to indemnify its own managers, directors, officers, employees, controlling equityholders, consultants, representatives or agents. Buyer and the Company shall not amend, repeal or otherwise modify the certificate of formation and operating agreement of the Company or any of its Subsidiaries or manage the Company or any of its Subsidiaries in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing were D&O Indemnified Persons. Buyer shall cause the Company and any of its Subsidiaries honor any indemnification agreements between the Company or any of its Subsidiaries and any of their D&O Indemnified Persons listed on Schedule 7.8(b) hereof, a true and complete copy of which has been furnished by the Company to the Buyer. If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 7.8. The provisions of this Section 7.8 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her Representatives. 7.9. R&W Insurance Policy. Buyer shall obtain and bind the R&W Insurance Policy as of the date hereof, and Buyer shall have provided the Company and the Members a reasonable opportunity to review and comment on the draft terms and conditions of such R&W Insurance Policy prior to binding. Buyer shall provide a copy of the executed binder agreement to the Company and the Members, and Buyer shall provide a copy of the issued R&W Insurance Policy to the Member Representative when available. Buyer shall cause the R&W Insurance Policy to (a) name Buyer as the insured, (b) insure Buyer from any breach, or any failure to be true, of the representations and warranties given by the Company to Buyer under

DB1/ 124297106.28 76 this Agreement and (c) expressly provide that (i) the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation, contribution, or other rights against the Members, any of their respective Affiliates and/or any of their respective Representatives, except in the case of Fraud by such Person, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) the Members, their respective Affiliates, and their respective Representatives are express third-party beneficiaries of the foregoing waiver of subrogation, and (iv) the R&W Insurance Policy shall not be amended, modified, or otherwise changed in a manner adverse to the Members, their respective Affiliates, and their respective Representatives without the prior written consent of the Member Representative. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence. 7.10. RELEASE AND WAIVER. EFFECTIVE AS OF THE CLOSING, EACH MEMBER ON BEHALF OF ITSELF AND ITS EQUITY OWNERS, AND THEIR RESPECTIVE PREDECESSORS HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY, THE BLOCKERS AND THEIR RESPECTIVE AFFILIATES, MEMBERS OR STOCKHOLDERS, AS APPLICABLE, AGENTS, DIRECTORS, OFFICERS, ASSIGNS, PREDECESSORS AND SUCCESSORS FROM ANY AND ALL LEGAL, EQUITABLE OR OTHER CLAIMS, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WITH RESPECT TO ITS OWNERSHIP OF ANY EQUITY INTEREST IN THE COMPANY OR A BLOCKER, EXCEPT FOR ANY CLAIMS SUCH MEMBER HAS OR MAY HAVE AFTER THE CLOSING IN ITS CAPACITY AS A “MEMBER” AGAINST BUYER PURSUANT TO THIS AGREEMENT. 7.11. Investigation by Parent and Buyer. Parent and Buyer each acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and the Blockers, and their respective businesses and operations, and Parent and Buyer has each been furnished with or given access to such information about the Company and its Subsidiaries and the Blockers and their respective businesses and operations as it requested. In connection with Parent’s and Buyer’s investigation of the Company and its Subsidiaries and the Blockers and their respective businesses and operations, Parent, Buyer and their Representatives has received from the Company and its Subsidiaries or the Blockers, or their respective Representatives, certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent and Buyer each acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) each of Parent and Buyer is familiar with such uncertainties; and (iii) each of Parent and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its Representatives. In making its determination to proceed with the Transactions, each of Parent and Buyer has relied solely on the results of its own independent investigation. Each of Parent and Buyer agrees that, except for the representations and warranties made by the Company, the Members and the Blockers, respectively, that are expressly

DB1/ 124297106.28 77 set forth in Article II, Article III and Article IV, in each case as modified by the applicable Disclosure Schedule, and in the Ancillary Agreements to which they are a party, none of the Company or any of its Subsidiaries, any Member, any Blocker, nor any of their respective Representatives has made and shall not be deemed to have made to Parent or Buyer any representation or warranty of any kind, and none of the Company or any of its Subsidiaries, any Member, any Blocker, nor any of their respective Representatives shall have any liability to the Parent or Buyer, or any of their respective Representatives or, following the Closing, the Company or any of its Subsidiaries or the Blockers, resulting from any reliance on any such information. 7.12. Management Holdco. Effective as of immediately prior to the Closing, and without any further action required by any Person, (a) all Class A Units of Management Holdco held by the Company shall transfer to and be held by the Member Representative, without any liability for the Company or any of its Subsidiaries (but subject to the liability of Buyer under Section 1.4(c)), and the Member Representative shall become the Class A Member of Management Holdco and (b) the Member Representative shall become the Manager of Management Holdco, replacing the Company in such position. ARTICLE VIII CONDITIONS TO CLOSING 8.1. Conditions to Obligations of Buyer and the Members. The obligations of Buyer and the Members to consummate the Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions: The applicable waiting periods under any applicable Antitrust Law, if such law prohibits closing the transaction prior to expiration or termination of the waiting period, shall have expired or been terminated. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Transactions which would enjoin or prohibit the consummation of the Transactions. No Action shall be pending before any court or other Governmental Entity seeking to prevent consummation of the Transactions; provided, that this condition may not be invoked by any Party if any such Action was initiated by or at the direction of such Party or its Affiliates. 8.2. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions: Representations and Warranties (i) The Fundamental Representations of the Company, the Members and the Blockers shall have been true and correct in all respects (other than any de minimis inaccuracies) at and as of the Closing Date as if made at and as of the Closing Date, except to the

DB1/ 124297106.28 78 extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, and Buyer shall have received a certificate dated the Closing Date signed on behalf of the Company and each Blocker by an authorized officer of the Company or such Blocker, as applicable, to such effect. (ii) The Interim Representations of the Company, the Members and the Blockers shall have been true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Buyer shall have received a certificate dated the Closing Date signed on behalf of the Company and each Blocker by an authorized officer of the Company or such Blocker, as applicable, to such effect. (iii) The representations and warranties of the Members, the Company and the Blockers set forth in this Agreement (other than the Fundamental Representations and the Interim Representations of the Company, the Members and the Blockers) shall have been true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date, in each case except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date signed on behalf of the Company and each Blocker by an authorized officer of the Company or such Blocker, as applicable, to such effect. The Members, the Company, and the Blockers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Members, the Company or the Blockers at or prior to the Closing Date. Buyer shall have received a certificate dated the Closing Date signed on behalf of the Company and each Blocker by an authorized officer of the Company or such Blocker, as applicable, to such effect. There shall have been no Company Material Adverse Effect from the date of this Agreement to the Closing Date, which Company Material Adverse Effect has not been cured as of the Closing Date. The Company shall have delivered to Buyer a payoff letter, in form and substance reasonably satisfactory to Buyer, from each holder of Indebtedness set forth on Schedule 6.5(b) that is included in the Closing Debt Amount, indicating that upon payment of a specified amount, such Indebtedness shall be paid in full and the related Liens and guarantees shall be terminated. The Company shall have delivered to Buyer a certificate of the Secretary of each of the Company and each Blocker dated the Closing Date and certifying that attached thereto are true and complete copies of the resolutions adopted by the Board of Managers or other governing body of the Company or such Blocker, as applicable, authorizing the execution, delivery

DB1/ 124297106.28 79 and performance of this Agreement, and that such resolutions are in full force and effect and are all the resolutions adopted thereby in connection with approving the Transaction. The Company shall have delivered to Buyer evidence that the Company would, at or reasonably following the Closing, have bound a D&O tail insurance policy for the D&O Indemnified Persons providing for a six year tail period under the Company’s existing D&O insurance policy (the “D&O Tail Insurance Policy”). The Company shall have delivered to Buyer the consents of each Person set forth on Schedule 7.6(a). Each Member shall have executed and delivered to Buyer a duly completed and executed Investor Rights Agreement. On the Closing Date, the Members shall have delivered to Buyer the deliverables required by Section 8.5. 8.3. Conditions to Obligation of the Members. The obligation of the Members to consummate the Transactions is subject to the satisfaction (or waiver by the Member Representative on behalf of the Members in their sole discretion) of the following further conditions: each of the representations and warranties of Parent and Buyer (i) contained in Section 5.1, Section 5.2, Section 5.3 and Section 5.4 (the “Fundamental Representations of Parent and Buyer”) shall be true and correct in all respects (other than for any de minimis inaccuracies) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent such representations and warranties refer specifically to an earlier date, in which case, such representations and warranties shall have been so true and correct as of such earlier date, (ii) contained in Section 5.6(b) (together with the Fundamental Representations of Parent and Buyer, the “Parent Specified Representations”) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date, and (iii) contained in Article V (other than the Parent Specified Representations), shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date, in each case except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect, and the Members shall have received a certificate dated the Closing Date signed on behalf of the Parent and Buyer by an authorized officer of the Parent or Buyer, as applicable, to such effect; Parent and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent or Buyer at or prior to the Closing Date, and the Member Representative shall have

DB1/ 124297106.28 80 received a certificate signed on behalf of Parent and Buyer by an authorized officer of Parent or Buyer, as applicable, to such effect. On the Closing Date, Parent and Buyer shall have delivered to the Company and the Member Representative the deliverables required by Section 8.4. 8.4. Buyer Closing Deliverables. On or prior to the Closing, Parent and Buyer will have delivered each of the following: the Closing Payment in accordance with Section 1.4(a); a duly executed counterpart to the Escrow Agreement; a duly executed counterpart to the Investor Rights’ Agreement, executed by Parent; and a duly executed offer letter, in the form attached hereto as Exhibit C (the “Parent Offer Letter”), by and between Parent and Marc Jones, duly executed by Parent. 8.5. Member, Member Representative and Blocker Closing Deliverables. On or prior to the Closing, the Company, the Members, the Member Representative and/or the Blockers, as applicable, will have delivered each of the following: a duly executed Parent Offer Letter, executed by Marc Jones; a counterpart to the Escrow Agreement duly executed by the Member Representative; duly executed counterparts to the Investor Rights’ Agreement, executed by the Members; and (i) a duly executed IRS Form W-9 from each Company Member (other than a Blocker), and (ii) a duly executed certificate of each Blocker prepared in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably acceptable to Buyer to the effect that such Blocker is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code and the regulations promulgated thereunder) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no interest in such Blocker constitutes a “United States real property interest” (as defined in Section 897(c)(1) of the Code and the regulations promulgated thereunder), together with a notice to the IRS (which shall be filed by Buyer with the IRS following the Closing) in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2). 8.6. Member Representative; Power of Attorney. Appointment. By executing this Agreement, each Member and each Blocker hereby initially appoints, as of the date of this Agreement, Compass Group Management, LLC, together with its permitted successors, as the Member Representative, to act as such Member’s or Blocker’s true and lawful agent and attorney-in-fact in connection with, and to

DB1/ 124297106.28 81 facilitate the consummation of the Transactions, and in connection with the activities to be performed on behalf of the Members and/or the Blockers under this Agreement and the Escrow Agreement, and to (in respect of each Blocker, prior to the Closing Date): (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Buyer Indemnified Party) and/or the Escrow Agent relating to this Agreement or the Escrow Agreement (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by the Members or a Blocker individually); (ii) authorize deliveries to Buyer of Parent Common Stock from the Indemnification Escrow Amount in satisfaction of claims asserted by Buyer (on behalf of itself or any other Buyer Indemnified Party, including by not objecting to claims thereto) and authorize payments to the Escrow Agent in accordance with the terms of the Escrow Agreement; (iii) object to any claims by Buyer or any other Buyer Indemnified Party, including any claims to the Indemnification Escrow Amount or the Adjustment Escrow Amount; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Buyer Indemnified Party against any Member or any dispute between any Buyer Indemnified Party and any Member relating to the Indemnification Escrow Amount, the Adjustment Escrow Amount or the Transactions (provided that the Member Representative shall not have such authority with respect to claims by any Buyer Indemnified Party against any Member with respect to such Member’s individual breach of a covenant contained herein); (vi) amend this Agreement or the Escrow Agreement; and (vii) take all actions necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acceptance. Compass Group Management, LLC hereby accepts its appointment as the Member Representative. No Revocation; Replacement. Each Member and each Blocker, prior to the Closing Date, acknowledges that Buyer is relying and shall rely on the authority of the Member Representative granted hereunder and will be materially prejudiced if this authority is revoked. Notwithstanding the forgoing, the Person serving as the Member Representative may be replaced from time to time by the Member(s) holding a majority in interest of the Indemnification Escrow Amount upon not less than ten (10) days’ prior written notice to Buyer. Each Member and prior to the Closing Date, each Blocker, hereby agrees that it shall indemnify Buyer and each other Buyer Indemnified Party for any Losses suffered by Buyer or any other Buyer Indemnified Party as a result of a revocation by such Member or Blocker of the authority granted hereunder, other than as provided herein. No bond shall be required of the Member Representative, and the Member Representative shall receive no compensation for its services. Notices or communications to or from the Member Representative shall constitute notice to or from each Member and, prior to the Closing Date, each Blocker, unless stated otherwise in such notices and unless such notice relates to claims by any Buyer Indemnified Party against any Member with respect to such Member’s individual breach of a covenant contained herein. No Liability. The Member Representative shall not be liable to any Member or Blocker for any act done or omitted under this Agreement or under the Escrow Agreement as

DB1/ 124297106.28 82 the Member Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Member, severally and not jointly in accordance with its respective Percentage Share, shall indemnify the Member Representative and hold the Member Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Member Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Escrow Agreement. To the extent that any distributions of the Indemnification Escrow Amount or the Adjustment Escrow Amount are being made to the Members pursuant to the terms of the Escrow Agreement, the Member Representative may receive reimbursement from the Members directly out of any such distributions that are being made to the Members for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Member Representative in the performance or discharge of its rights and obligations under this Agreement. Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Member Representative with respect to this Agreement or the Escrow Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Members and, prior to the Closing, the Blockers, and shall be final, binding and conclusive upon each Member and prior to the Closing, each Blocker; and each Buyer Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Member and, prior to the Closing, Blocker. Each Buyer Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Member Representative. Role of the Member Representative. Without limiting the generality or effect of Section 8.6(a), any claims or disputes between or among any Buyer Indemnified Party, the Member Representative and/or any two (2) or more Members or, prior to the Closing, two (2) or more Blockers, relating to this Agreement or the Escrow Agreement shall in the case of any claim or dispute asserted by or against or involving any such Member or, prior to the Closing, such Blocker (other than any claim against or dispute with the Member Representative), be asserted or otherwise addressed solely by the Member Representative on behalf of such Member or such Blocker. Representative Reserve Account. The Representative Reserve Account shall be held by the Member Representative as agent and for the benefit of the Members in a segregated account and shall be used (i) for the purposes of paying directly or reimbursing the Member Representative for any damages, liabilities, claims, obligations, costs, losses, fees, judgments, fines, amounts paid in settlement and expenses, including reasonable attorneys’, accountants’ and other experts’ fees, in connection with seeking recovery from insurers and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Member

DB1/ 124297106.28 83 Representative hereunder, under the Escrow Agreement or otherwise (collectively, the “Representative Expenses”), or (ii) as otherwise determined by the Member Representative and the Member(s) holding a majority in interest of the Indemnification Escrow Amount. The Member Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Reserve Account other than as a result of its gross negligence or willful misconduct. The Members will not receive any interest on the Representative Reserve Amount and assign to the Member Representative any such interest. Subject to the approval of the Member(s) holding a majority in interest of the Indemnification Escrow Amount, the Member Representative may contribute funds to the Representative Reserve Account from any consideration otherwise distributable to the Members. The Member Representative shall release all amounts remaining in the Representative Reserve Account to the Members in accordance with Schedule 3 as soon as reasonably determined by the Member Representative that the Representative Reserve Amount is no longer required to be withheld. ARTICLE IX TERMINATION 9.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows: (i) by mutual written consent of Buyer and the Company and the Member Representative; (ii) by Buyer or the Company or Member Representative if: (A) the Closing does not occur on or before December 31, 2021, or on or before January 31, 2022 if the Closing has not occurred as a result of events set forth on Schedule 9.1(a)(ii)(A) (such date, the “Termination Date”); provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of or resulted in the events specified in this Section 9.1(a); (B) a Governmental Entity shall have issued an order or taken any other Action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order or other Action is final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 7.6(a), subject to Section 7.1; (iii) by Buyer if:

DB1/ 124297106.28 84 (A) there has been a breach by the Members, the Company or a Blocker of any representation, warranty, covenant or agreement contained in this Agreement, which breach would (i) result in a failure of the conditions set forth in Section 8.2(a) or Section 8.2(b), and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Members, the Company or a Blocker, as applicable, of written notice of such breach or failure to perform from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 9.1(a) and the basis for such termination; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(a) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied; or (iv) by the Company or the Member Representative if: (A) there has been a breach by Parent or Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach would (i) result in a failure of the conditions set forth in Section 8.3(a) or Section 8.3(b), and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by Parent or Buyer of written notice of such breach or failure to perform from the Company or the Member Representative stating the Company’s or the Member Representative’s intention to terminate this Agreement pursuant to this Section 9.1(a) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(a) if the Members are then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied. The Party desiring to terminate this Agreement pursuant to Section 9.1(a)(ii), (iii) or (iv) shall give written notice of such termination to the other Parties hereto. 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Parent, Buyer, the Company, the Member Representative or the Members or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided that the provisions of Section 7.5 (Public Disclosure) and Section 9.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

DB1/ 124297106.28 85 9.3. Remedies. Any Party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such Party as a result of any willful and material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 9.1. ARTICLE X INDEMNIFICATION 10.1. Survival of Representations, Warranties and Covenants. Company, Members’ and Blockers’ Representations. The representations and warranties of the Company, the Members and the Blockers set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company, the Members or the Blockers pursuant to this Agreement, shall terminate on the Closing Date, and thereafter no further claims or actions can be made or asserted in connection therewith. Buyer Representations. The Fundamental Representations of Parent and Buyer set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Buyer pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall terminate at 5:00 P.M. Eastern Time on the two (2) year anniversary of the Closing Date. The representations and warranties of Parent and Buyer (other than the Fundamental Representations of Parent and Buyer) set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Buyer pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall terminate at 5:00 P.M. Eastern Time on the one (1) year anniversary of the Closing Date. Covenants. The respective covenants, agreements and obligations of the Parties set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and (i) in the case of those covenants, agreements and obligations that contemplate performance prior to Closing, shall terminate on the date that is one (1) year after the Closing Date and (ii), in the case of those covenants, agreements and obligations that contemplate performance at or following Closing, shall survive the Closing Date in accordance with their terms until the earlier of (i) the date on which they have been fully performed or expire in accordance with this Agreement and (ii) sixty (60) days following the expiration of any applicable statute of limitations (including any extensions thereof); provided, that the covenant set forth in Section 6.1(e) shall not survive the Closing and no Person shall have any liability therefor from and after the Closing. The limitations on survival set forth in this Section 10.1 shall not apply to claims based on or arising from:

DB1/ 124297106.28 86 (i) any Fraud by Parent, Buyer, the Company, any Member or the Blockers, which shall survive for the full period of all applicable statutes of limitations plus sixty (60) days; and (ii) the Specified Indemnifications which shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer, and the Closing and shall terminate on the two year anniversary of the Closing Date. Effect of Survival. The survival periods set forth in this Section 10.1 are intended to operate only as the time period within which a Party (or a Buyer Indemnified Party) must deliver in good faith a written notice of a Loss, claim or breach, and following such delivery the Buyer Indemnified Party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 10.1. 10.2. Indemnification by the Members. Each Member shall severally and not jointly, based on their respective Percentage Shares, indemnify, reimburse, compensate and hold harmless Buyer, its Affiliates, the Company and the Blockers and their respective officers, directors, employees, partners, members, agents and Affiliates (the “Buyer Indemnified Parties”) against any and all Losses incurred or suffered by any such Buyer Indemnified Parties as a result of, with respect to or in connection with: any failure by the Company or any Blocker to fully perform, fulfill or comply prior to Closing with any pre-Closing covenant set forth in this Agreement by the Company or any Blocker; any failure of such Member to fully perform, fulfill or comply with any covenant set forth in this Agreement; and the specified indemnifications set forth on Schedule 10.2(c) (the “Specified Indemnifications”). 10.3. Indemnification by Blocker Members. Each Blocker Member shall severally and not jointly, based on their respective Blocker Percentage Shares, reimburse, compensate and hold harmless the Buyer Indemnified Parties against any and all Losses (including, without duplication, any Taxes of such Blocker with respect to any Pre-Closing Tax Period, Taxes imposed on such Blocker under or by operation of the Revised Partnership Audit Rules attributable to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Code or similar provision under state, local or foreign Law), or portion thereof, that is a Pre-Closing Tax Period, and any Taxes imposed on such Blocker attributable to the Redemptions) incurred or suffered by any such Buyer Indemnified Parties as of result of, with respect to or in connection with any liabilities of the Blocker in which such Blocker Member owns Blocker Interests, solely to the extent such liabilities arise as a result of, with respect to or in connection with events, circumstances and matters existing prior to the Closing. 10.4. Indemnification by Buyer and Parent. Buyer and Parent shall indemnify, reimburse, compensate and hold harmless Members and its Affiliates, and their respective officers, directors, employees, partners, members, agents and Affiliates (the “Members

DB1/ 124297106.28 87 Indemnified Parties”) against any and all Losses incurred or suffered by any such Members Indemnified Parties as a result of, with respect to or in connection with: any failure by Buyer or Parent to fully perform, fulfill or comply with any covenant set forth in this Agreement; and any breach of or inaccuracy in the representations and warranties of Buyer and Parent set forth in Article V of this Agreement. 10.5. Limitations. No claim may be made by any Buyer Indemnified Party for indemnification pursuant to Section 10.2(c) unless and until the aggregate amount of Losses for which the Buyer Indemnified Parties are otherwise entitled to be indemnified pursuant to Section 10.2(c) exceeds $250,000 at which time the Buyer Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within such amount). No claim may be made by the Member Representative or any Members Indemnified Party for indemnification pursuant to Section 10.4(b) unless and until the aggregate amount of Losses for which the Members Indemnified Parties are otherwise entitled to be indemnified pursuant to Section 10.4(b) exceeds $250,000 at which time the Members Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within such amount). The aggregate indemnification obligation of each Member pursuant to Section 10.2, shall be limited to the Purchase Price actually received by such Member, including its respective Percentage Shares of the Adjustment Escrow Amount, the Indemnification Escrow Amount and Representative Reserve Amount actually received (the “Cap”), and no Member shall be liable to any Buyer Indemnified Party in excess of such amount. Subject to the limitations set forth in this Section 10.5, the aggregate indemnification obligation of the Members pursuant to Section 10.2(c) shall be in its entirety limited to recovery from the Indemnification Escrow Amount held by the Escrow Agent pursuant to Section 1.4(a) (or, with respect to obligations of Management Holdco prior to the funding the Indemnification Escrow Amount on behalf of Management Holdco pursuant to Section 1.4(c), via offset by Buyer against any subsequent Post-Closing Management Holdco Payments pursuant to Section 1.4(c)), and each Member’s indemnification obligation for any claim against all Members pursuant to Section 10.2(c) shall be in its entirety limited to such Member’s Percentage Share of such claim (not to exceed such Member’s remaining portion of the Indemnification Escrow Amount (assuming for this purpose that Management Holdco’s portion of the Indemnification Escrow Amount has been fully funded pursuant to Section 1.4(c)). Notwithstanding any term to the contrary in this Agreement, (i) the Indemnification Escrow Amount shall only be available to satisfy (x) the indemnity obligations of the Members set forth in Section 10.2(c) (and, with respect to each Member’s liability with respect to any claim pursuant to Section 10.2(c), solely up to such Member’s remaining portion of the Indemnification Escrow Amount (assuming for this purpose that Management Holdco’s portion of the Indemnification Escrow Amount has been fully funded pursuant to Section 1.4(c)) and (y)

DB1/ 124297106.28 88 at the sole option of Buyer, the indemnification obligations of the Blocker Members set forth in Section 10.3 based on the Blocker Members’ Percentage Shares of the Indemnification Escrow Amount (solely up to such Blocker Member’s remaining portion of the Indemnification Escrow Amount) and (ii) the indemnity obligations set forth in Section 10.2(b) shall be satisfied directly by the breaching Member that gave rise to such indemnity obligations. Buyer shall be entitled to satisfy indemnification obligations of the Blocker Members set forth in Section 10.3 at its option either from the Indemnification Escrow Amount based on the Blocker Members’ Percentage Shares of the Indemnification Escrow Amount (solely up to such Blocker Member’s remaining portion of the Indemnification Escrow Amount) or directly from the breaching Blocker Member that gave rise to such indemnity obligations or a combination thereof. Subject to the limitations set forth in this Section 10.5, the aggregate indemnification obligation of Buyer and Parent, collectively: (i) pursuant to Section 10.4, shall be limited to the aggregate amount of the Cap for all Members. (ii) in respect of the representations and warranties of Parent and Buyer (other than the Fundamental Representations of Buyer and Parent) set forth in this Agreement shall be limited to the initial amount of the Indemnification Escrow Amount (valued at the Parent Share Value) (assuming for this purpose that Management Holdco’s portion of the Indemnification Escrow Amount has been fully funded pursuant to Section 1.4(c)). With respect to Losses that are indemnifiable under Section 10.2(b) (a “Buyer Claim”), in the event that Buyer’s legal counsel has not concluded, acting reasonably, that such Buyer Claim is excluded from coverage under the R&W Insurance Policy, then Buyer shall use reasonable efforts to promptly make such claim under the R&W Insurance Policy; provided that such efforts shall not prevent Buyer from obtaining (or limit or delay Buyer’s rights to obtain) recovery directly against the Indemnification Escrow Amount. For the avoidance of doubt, in the event that any Buyer Indemnified Party receives any recovery for Losses under the R&W Insurance Policy for any Buyer Claim where such Buyer Indemnified Party has already received payment from the Indemnification Escrow Amount or the Members, then the Buyer Indemnified Parties shall make reimbursements to the Members pursuant to Section 10.5(h). The amount for which the Members or Parent and Buyer (the “Indemnifying Party”) or Members Indemnified Party (the “Indemnified Party”) (as the case may be) shall be liable with respect to any Loss incurred by any Indemnified Party shall be reduced to the extent that such Buyer Indemnified Party actually realizes any proceeds (net of any retentions or deductibles, including any remaining retention under the R&W Policy (solely, in respect of the Buyer Indemnified Party), or any costs or expenses expended by such Indemnified Party in seeking such proceeds, including the present value of any increases in insurance premiums and any retroactive premiums) recovered from third Persons (including insurers, such as the R&W Insurer, if applicable) with respect to such Loss. If any Indemnified Party shall have received or shall have had paid on its behalf an indemnity payment from the Indemnification Escrow Amount (solely, in respect of the Buyer Indemnified Party) or from any Indemnifying Party with respect to an indemnifiable Loss pursuant to Article X and such Indemnified Party shall subsequently receive, directly or indirectly, recovery for such indemnifiable Loss from a third Person (including insurers,

DB1/ 124297106.28 89 such as the R&W Insurer, if applicable), then such Indemnified Party shall promptly (and in any event within five (5) Business Days after receipt of such recovery amount) pay to the Indemnifying Party (on a pro rata basis according to the amount of such Loss attributed to each Indemnifying Party) the lesser of (i) the net amount of such recovery amount (net of any retentions or deductibles, including any remaining retention under the R&W Insurance Policy (solely, in respect of the Buyer Indemnified Party) or any costs or expenses expended by such Buyer Indemnified Party in seeking such recovery, including the present value of any increases in insurance premiums and any retroactive premiums) and (ii) the amount of the indemnity payment that such Buyer Indemnified Party has received or shall have had paid on its behalf an indemnity payment from the Indemnification Escrow Amount or from any Indemnifying Party with respect to such indemnifiable Loss pursuant to Article X. For the avoidance of doubt, (i) nothing herein is intended to, nor shall it have the effect of, limiting or diminishing the Buyer Indemnified Parties’ right to seek or obtain recovery under the R&W Insurance Policy or any additional buyer-side representation and warranty insurance policy to be issued for the benefit of Buyer, and (ii) as between Buyer, on the one hand, and the R&W Insurer, on the other hand, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article X shall affect the rights of Buyer under the R&W Insurance Policy, which rights shall be governed solely thereby. Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses hereunder (to the extent required by applicable Law) after becoming aware of any event which may give rise to any Losses in respect of which any Buyer Indemnified Party may be entitled to indemnification as set forth herein. Notwithstanding anything herein to the contrary, the Members Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses hereunder (to the extent required by applicable Law) after becoming aware of any event which may give rise to any Losses in respect of which any Members Indemnified Party may be entitled to indemnification as set forth herein. The Buyer Indemnified Parties shall not be entitled to indemnification under Section 10.2(c) with respect to any amount resulting in a claim to the extent that such amount is included as a liability in Net Working Capital, Company Expenses, or the Closing Debt Amount in the determination of the Purchase Price (in each case, as such amounts are finally determined pursuant to Article I). Any Losses for which any Indemnified Party is entitled to indemnification under this Article X shall be determined without duplication of recovery if the state of facts giving rise to such Losses constitutes a breach of more than one covenant or agreement. Exclusive Remedy. Subject to Section 10.5(n), Parent and Buyer agree that the sole and exclusive remedy for Parent, Buyer and any Buyer Indemnified Party for money damages for any matter relating to this Agreement shall be the rights to indemnification set forth in this Article X. Subject to Section 10.5(n), Members agree that the sole and exclusive remedy for Members and any Members Indemnified Party for money damages for any matter relating to this Agreement shall be the rights to indemnification set forth in this Article X.

DB1/ 124297106.28 90 Fraud; Equitable Remedies. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds set forth in this Article X (other than the survival periods set forth in Section 10.1) shall not apply with respect to Fraud. 10.6. Procedures. General. Promptly after the discovery by any Buyer Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Buyer Indemnified Party shall deliver to the Member Representative as agent for the Members (the “Members Indemnifying Party”) a certificate (a “Claim Certificate”) that: (i) states that the Buyer Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it will incur Losses, for which such Buyer Indemnified Party may be entitled to indemnification pursuant to this Agreement; and (ii) specifies in reasonable detail each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the claim to which each such item is related, to the extent computable, and the computation of the amount to which such Buyer Indemnified Party claims to be entitled hereunder; provided, that no delay on the part of any Buyer Indemnified Party in notifying the Members Indemnifying Party shall relieve the Members Indemnifying Party of any liability or obligations hereunder except to the extent that the Members Indemnifying Party has been materially prejudiced thereby, and then only to such extent. If the Members Indemnifying Party objects to the indemnification of a Buyer Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Members Indemnifying Party shall deliver a written notice to such effect to the Buyer Indemnified Party within thirty (30) days after receipt by the Members Indemnifying Party of such Claim Certificate. Thereafter, the Members Indemnifying Party and the Buyer Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Buyer Indemnified Party of such written objection with respect to each of such claims to which the Members Indemnifying Party has objected. If the Buyer Indemnified Party and the Members Indemnifying Party agree with respect to any of such claims, the Buyer Indemnified Party and the Members Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Buyer Indemnified Party and the Members Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Nothing in this Section 10.6(b) shall prevent any Buyer Indemnified Party to seeks recovery against the Indemnification Escrow Amount pursuant to the Escrow Agreement. Buyer Indemnified Party Defense; Settlement. The Buyer Indemnified Party shall have the right, in its sole discretion (except with respect to any matter set forth on Schedule 10.6(c), which shall be controlled by the Member Representative), to conduct the defense of any Third Party Claim; provided, however, that the Buyer Indemnified Party shall reasonably consult in good faith with the Indemnifying Party with respect to such defense. The Buyer Indemnified Party shall keep the Members Indemnifying Party reasonably informed of the status

DB1/ 124297106.28 91 of the defense and shall, in particular, provide the Members Indemnifying Party with copies of all the documents relating to the defense of such Third Party Claim as the Members Indemnifying Party may reasonably request. No Indemnified Party shall have any right to settle, adjust or compromise any Third Party Claim without the express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If there is a final judgment for the plaintiff in any such Action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto, subject to the terms and conditions of this Agreement. Defense; Settlement. In the event the Buyer Indemnified Party elects not to defend the Third Party Claim, or in the case of any matter set forth on Schedule 10.6(c), the Members Indemnifying Party may defend such claim at the Members Indemnifying Party’s sole cost and expense. The Members Indemnifying Party shall keep the Buyer Indemnified Party reasonably informed of the status of the defense and shall, in particular, provide the Buyer Indemnified Party with copies of all documents relating to the defense of such Third Party Claim. In such event, the Members Indemnifying Party shall not have any right to settle, adjust or compromise any Third Party Claim without the express written consent of the Buyer Indemnified Party against whom the Third Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed. If there is a final judgment for the plaintiff in any such Action, the Buyer Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto, subject to the terms and conditions of this Agreement. Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Members Indemnifying Party did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.6(b) and claims for Losses the validity and amount of which have been the subject of a final non-appealable judicial or arbitral determination are hereinafter referred to, collectively, as “Agreed Claims”. Subject to the terms and conditions of this Agreement, the Buyer Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims and the Members Indemnifying Party shall have the option, in its sole and absolute discretion, to satisfy such Agreed Claim in any combination of the following manners (with the Parent Common Stock and Escrow Shares valued at the Parent Share Value for purposes of satisfying all indemnification obligations hereunder): (i) Member Representative shall instruct the Escrow Agent to distribute to Parent a number shares of Parent Common Stock from the Indemnification Escrow Amount, and/or (ii) the Members Indemnifying Party shall pay cash or surrender to Parent the corresponding number of shares of Parent Common Stock. Notwithstanding anything to the contrary in this Section 10.6, Section 7.2(c) shall govern and control the procedures relating to any Tax Contest. 10.7. Transactions Consideration Adjustment. Buyer and the Members agree to treat each indemnification payment pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law following a “determination” as defined in Section 1313(a) of the Code (or any comparable provision of state or local Law).

DB1/ 124297106.28 92 ARTICLE XI DEFINITIONS, CONSTRUCTION, ETC. 11.1. Definitions. For purposes of this Agreement: “Accounting Firm” means BDO USA LLP. “Accounting Principles” means GAAP as in effect on the applicable date applied on a consistent basis and subject to the principles set forth on Exhibit D hereto, including that current assets shall exclude any deferred or income Tax assets and current liabilities shall exclude any deferred or income Tax liabilities. “Accrued Taxes” means an amount (but not below zero) equal to the unpaid income Taxes of the Company and its Subsidiaries, for the portion of any Pre-Closing Tax Period or Straddle Period, as applicable, ending at 12:01 a.m. Eastern Time on the Closing Date (reduced by any estimated Tax payments made prior to the Closing for, and overpayments of Taxes (as of 12:01 a.m. Eastern Time on the Closing Date) applied to, the portion of any Pre-Closing Tax Period or Straddle Period, as applicable, ending at 12:01 a.m. Eastern Time on the Closing Date); provided that the amount of such unpaid Taxes shall be computed (i) in accordance with the past practice of each such applicable Person in preparing its Tax Returns and (ii) without regard to (A) deferred Tax assets and liabilities, (B) Taxes reportable on Tax Returns that have been filed (except to the extent the amount shown as due on such Tax Returns has not been paid) and (C) Transfer Taxes; provided that the amount of Taxes included in Accrued Taxes shall be calculated in accordance with Section 7.2(e) and taking into account Section 7.2(m). “Action” means any action, suit, claim, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit or examination, whether formal or informal. “Adjustment Escrow Amount” means the product of (a) $2,500,000 (Two Million Five Hundred Thousand Dollars) plus 300,000 (Three Hundred Thousand) shares of Parent Common Stock multiplied by (b) the aggregate Percentage Shares of all Members other than Management Holdco; provided, that the Adjustment Escrow Amount may be increased from time to time for any contributions to the Adjustment Escrow Amount pursuant to Section 1.4(c). “Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. “Affiliated Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) if such Person is an individual, such Person’s immediate family members and (c) any of the Affiliates, successors, assigns, officers, managers, directors, members, partners, shareholders, equityholders, agents or employees of any of the foregoing. “Agreed Allocation” is defined in Section 7.2(g). “Agreed Claims” is defined in Section 10.6(e).

DB1/ 124297106.28 93 “Agreement” is defined in the Preamble. “agreement” means any legally binding agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order. “Allocation” is defined in Section 7.2(g). “Antitrust Laws” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust or competition Laws. “Balance Sheet Date” is defined in Section 2.7(a). “Blocker” or “Blockers” is defined in the Recitals. “Blocker Disclosure Schedule” is defined in Article IV. “Blocker Interests” is defined in the Recitals. “Blocker Member” or “Blocker Members” is defined in the Preamble. “Blocker Percentage Share” means, with respect to each Blocker Member, the percentage of interests owned in the relevant Blocker set forth opposite such Blocker Member’s name on Schedule 2 hereto under the heading “Blocker Percentage Share.” “Blocker Securities” means all outstanding Blocker Interests, membership or profits interests, stock, voting securities, or other ownership interests of the Blockers. “Business Day” means any day of the year on which national banking institutions in New York, New York, are open to the public for conducting business and are not required to close. “Buyer” is defined in the Preamble. “Buyer Disclosure Schedule” is defined in Article V. “Buyer Indemnified Parties” is defined in Section 10.2. “Buyer Prepared Returns” is defined in Section 7.2(b). “Cancellation and Issuance Agreement” is defined in Section 1.1(b). “Cap” is defined in Section 10.5(c). “Capital Lease Shares” means the whole number equal to (i) the aggregate amount of Capital Leases divided by (ii) the Parent Share Value. “Capital Leases” means all obligations of the Company and its Subsidiaries in respect of capital leases for vehicles, including vehicle financing liabilities, in accordance with the GAAP as of 12:01 a.m. Eastern Time on the Closing Date.

DB1/ 124297106.28 94 “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder. “Cash” means all cash and cash equivalents of the Company and its Subsidiaries as determined in accordance with GAAP, including deposits in transit and excluding credit card and debit card receivables. “Cash Adjustment Escrow Amount” means the product of (a) $2,500,000 (Two Million Five Hundred Thousand Dollars) multiplied by (b) the aggregate Percentage Shares of all Members other than Management Holdco; provided, that the Cash Adjustment Escrow Amount may be increased from time to time for any contributions to the Adjustment Escrow Amount pursuant to Section 1.4(c). “Cash Consideration” is defined in Section 1.3. “Change in Control Agreement” is defined in Section 2.17. “Change in Control Payment” means any bonus, retention, severance or other payment or other form of compensation, that is accelerated, accrues or becomes payable by the Company or any of its Subsidiaries, pursuant to arrangements in place prior to Closing, to any present or former manager, director, stockholder, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or any other contractual obligation, as a result of the execution and delivery of this Agreement or the consummation of the Transactions (including the employer portion of any payroll Taxes associated therewith to the extent arising for the Pre- Closing Tax Period). “Claim Certificate” is defined in Section 10.6(a). “Closing” is defined in Section 1.2. “Closing Cash Amount” means the amount of Cash of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date. “Closing Cash Payment” is defined in Section 1.3. “Closing Date” is defined in Section 1.2. “Closing Debt Amount” means the amount of Indebtedness of the Company as of 12:01 a.m. Eastern Time on the Closing Date. “Closing Equity Payment” is defined in Section 1.3. “Closing Payment” is defined in Section 1.3. “Code” means the United States Internal Revenue Code of 1986, as amended. “Company” is defined in the Preamble. “Company Authorizations” is defined in Section 2.31.

DB1/ 124297106.28 95 “Company Balance Sheet” is defined in Section 2.7(a). “Company Disclosure Schedule” is defined in Article II. “Company Expenses” means (i) all out-of-pocket costs, fees and expenses incurred prior to Closing by the Company or any of its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by the Company or any of its Subsidiaries, (ii) all Change in Control Payments, (iii) fifty percent (50%) of the fees and expenses of the Escrow Agent, (iv) fifty percent (50%) of the R&W Insurance Policy Costs and (v) the D&O Insurance Policy Costs. For the avoidance of doubt, Company Expenses will not include the value of any time spent by Employees in connection with the consummation of the Transactions. “Company Financial Statements” is defined in Section 2.7(a). “Company Intellectual Property” means any Intellectual Property that is used or is held for use in the business of the Company as currently conducted. For the avoidance of doubt, Company Intellectual Property shall include both Owned Intellectual Property and Licensed Intellectual Property. “Company Interests” is defined in the Recitals. “Company IP Agreements” means (a) licenses of Intellectual Property by the Company or any of its Subsidiaries to any third party or any other instruments or other arrangements to which Company or any of its Subsidiaries is a party, pursuant to which any third party has obtained any right, title or interest in any Owned Intellectual Property, excluding any non-exclusive licenses to customers that are made in the ordinary course of the business, (b) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries, or any other agreements pursuant to which Company or any of its Subsidiaries has obtained any right, title or interest in Intellectual Property, excluding Off-the-Shelf Software Licenses, (c) agreements between Company or any of its Subsidiaries and any third party relating to the development, prosecution, enforcement or commercialization of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property. “Company IT Assets” is defined in Section 2.14(g). “Company Managers Approval” is defined in Section 2.2. “Company Material Adverse Effect” means any change, circumstance, fact, event or effect that is or would reasonably be expected to (a) prevent the Company or the Members to perform their respective obligations pursuant to this Agreement and the Related Agreements and to consummate the Transactions in a timely manner, (b) have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, with respect to clause (b) above only, “Material Adverse Effect” shall not include any change, circumstance, fact, event or effect arising out of or resulting from (i)

DB1/ 124297106.28 96 changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (ii) changes in general legal, tax, regulatory, political or business conditions, including changes in GAAP or applicable law that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business, (iii) acts of war, armed hostilities, sabotage, or terrorism (including any cyber-terrorism or cyber-attack), or any escalation or worsening of any such acts of war, armed hostilities, sabotage, or terrorism threatened or underway as of the date of this Agreement or earthquakes, hurricanes, floods, or other natural disasters, any effects of or changes relating to any pandemic (including COVID-19), or the occurrence of any other calamity or crisis, (iv) any actions taken by Parent, Buyer or any of their Affiliates, (v) compliance with the terms of, or the taking of any action required by, or consented to by Parent or Buyer in accordance with, this Agreement or any other Related Document, (vi) the disclosure of the fact that Buyer is the prospective acquirer of the Company, or (vii) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Related Document, provided however, that with respect to clauses (i), (ii) and (iii), in each case, so long as the foregoing do not in a disproportionately adverse manner affect the Company and its Subsidiaries relative to other participants in such industries in which the Company and its Subsidiaries engage. “Company Member” or “Company Members” is defined in the Preamble. “Company Prepared Returns” is defined in Section 7.2(b). “Company Products” is defined in Section 2.15(a). For the avoidance of doubt, Company Products shall include Company Software. “Company Real Property” is defined in Section 2.12(a). “Company Security” or “Company Securities” means all outstanding Company Interests, membership or profits interests, stock, voting securities, or other ownership interests of the Company. “Company Software” means all of the Software owned or developed for or in the name of the Company or any of its Subsidiaries. “Confidentiality Agreement” is defined in Section 6.3. “Consumer Protection Law” means the Federal Trade Commission Act, 15 U.S.C. §§ 41- 58; the FTC Green Guides, 16 C.F.R. Part 260; the FTC Endorsement Guides, 16 CFR Part 255; any analogous state Laws for the protection of consumers; and any state common Law giving consumers rights to challenge or recover for any false, deceptive, or unsubstantiated claims. “control” means, with respect to a Person, the ability to direct the management of such Person, whether through the ownership of voting securities, by agreement, or otherwise. “COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease”, “2019 Novel Coronavirus”, “2019-nCOV” and/or the “novel coronavirus”, and any of their mutations, variants or permutations, and the outbreak,

DB1/ 124297106.28 97 spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing. “Current Largest Customers” is defined in Section 2.28. “Current Largest Suppliers” is defined in Section 2.29. “Customer Agreement” means any agreement entered into with a customer of the Company or any of its Subsidiaries with respect to any Company Product or Services. “D&O Claim” is defined in Section 7.8(a). “D&O Indemnified Liabilities” is defined in Section 7.8(a) “D&O Indemnified Persons” is defined in Section 7.8(a). “D&O Tail Insurance Policy” is defined in Section 8.2(f). “D&O Tail Insurance Policy Costs” means the premium, fees, and any other fees and expenses payable by the Company to obtain the D&O Insurance Policy. “Disclosable Contract” is defined in Section 2.16(b). “DOJ” is defined in Section 7.1(a). “Employee” means any current employee or officer of the Company or any of its Subsidiaries, including whether such employment status is recognized by the Company or any of its Subsidiaries or otherwise recognized or imposed by any Governmental Entity. “Employee Benefit Plan” means any scheme, plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus or incentive compensation, commissions, change in control, retention, transaction, employment, severance, termination pay, time in lieu of pay, performance awards, stock option or other equity-based compensation, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, vacation, time off, pension, retirement or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, under which the Company or any of its Subsidiaries or ERISA Affiliates has any outstanding liability, whether actual or contingent, by the Company or any ERISA Affiliates for the benefit of any Employee or other service provider to the Company or any Subsidiary or ERISA Affiliate, or pursuant to which the Company or any of its Subsidiaries has or may have any material liability, contingent or otherwise. “Employment Agreement” means each management, employment, severance, consulting, or independent contractor agreement between the Company, any of its Subsidiaries, on the one hand, and on the other hand, (i) any Senior Employee or (ii) any Employee or advisor of the Company or any of its Subsidiaries with base annual compensation of $160,000 or more, or in which employment is not terminable by the Company or its Subsidiaries at will.

DB1/ 124297106.28 98 “Environmental Laws” means any Law relating to the protection of the environment, natural resources, prevention of pollution, worker health and safety, or to the generation, use, management, transportation, storage, disposal, treatment or release of Hazardous Materials. “Equity Adjustment Escrow Amount” means the product of (a) 300,000 (Three Hundred Thousand) shares of Parent Common Stock multiplied by (b) the aggregate Percentage Shares of all Members other than Management Holdco; provided, that the Equity Adjustment Escrow Amount may be increased from time to time for any contributions to the Adjustment Escrow Amount pursuant to Section 1.4(c). “Equity Consideration” is defined in Section 1.3. “Equity Consideration Threshold” is defined in Section 1.5(h).“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any trade or business (whether or not incorporate) that is treated as a single employer together with the Company or any Subsidiary under Section 414 of the Code or Section 4001(b) of ERISA. “Escrow Agent” means Citizens Bank, N.A. “Escrow Agreement” means an escrow agreement, substantially in the form attached hereto as Exhibit E, by and among Buyer, the Member Representative and the Escrow Agent. “Estimated Closing Balance Sheet” is defined in Section 1.5(a). “Estimated Closing Payment” is defined in Section 1.5(b). “Estimated Closing Statement” is defined in Section 1.5(a). “Exchange Act” means the Securities Exchange Act of 1934, as amended. “FERC” means the Federal Energy Regulatory Commission. “Final Closing Balance Sheet” is defined in Section 1.5(e). “Final Closing Statement” is defined in Section 1.5(e). “FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder. “Fraud” means with respect to any Party, an actual fraud (excluding constructive and equitable fraud) under the Laws of the State of Delaware committed by a party to this Agreement in the making of the representations and warranties set forth in this Agreement or in any Ancillary Agreement to which such Party is a party. For the avoidance of doubt, “Fraud” does not include any claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory or any equitable fraud, promissory fraud or unfair dealing fraud. “FTC” is defined in Section 7.1(a).

DB1/ 124297106.28 99 “Fundamental Representations” means the representations and warranties set forth in Sections 2.1(a) (Organization), 2.2 (Authority), 2.4 (Enforceability), 2.8(a) and 2.8(b) (Subsidiaries), 2.6 (Company Capital Structure), 2.24 (Brokers’ and Finders’ Fees), 3.1 (Organization), 3.2 (Authority), 3.3 (Title), 3.4 (Enforceability), 3.5 (No Brokers), 4.1 (Capitalization), 4.2 (Organization and Authority), 4.3 (No Activity), 4.5 (Enforceability), and 4.6 (No Brokers). “Fundamental Representations of Parent and Buyer” is defined in Section 8.3(a). “GAAP” means generally accepted accounting principles effective in the United States. “Government Contract” means any agreement between, on the one hand, the Company or any of its Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii). “Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political body; or (ii) other governmental, self-regulatory or quasi- governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal). “Hazardous Material” is defined in Section 2.23(a). “Hazardous Materials Activities” is defined in Section 2.23(b). “Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances, prepayment penalties, premiums, or fees, and other costs and expenses in connection therewith), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person for borrowed money, all obligations to reimburse the issuer in respect of drawn letters of credit or underdrawn performance or surety bonds, or other similar obligations, (v) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (vi) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (vii) any amounts due from the Company or any of its Subsidiaries to any current or former members or equityholders of the Company or any of its Subsidiaries, or by such current of former members or equityholders to the Company or any of its Subsidiaries, in each case in their capacities as such, (viii) all obligations in respect of outstanding capital leases in accordance with the GAAP, and (ix) any management and advisory fees payable to any Member or Affiliates, (x) Accrued Taxes (to the extent such Accrued Taxes are not covered by the Specified Indemnifications set forth in items 3 and 4 of Schedule 10.2(c)), (xi) any deferred employment Taxes pursuant to Section 2320 of the CARES Act, IRS Notice 2020-65, IRS Notice

DB1/ 124297106.28 100 2021-11, or any other deferred Taxes under any state or local Law enacted in response to the COVID-19 pandemic, and (xii) any deferred payroll Taxes, including Taxes associated with the CARES Act. “Indemnification Escrow Amount” means that number of shares of Parent Common Stock equal to the product of (a) four million seven hundred eighty three thousand (4,783,000) multiplied by (b) the aggregate Percentage Shares of all Members other than Management Holdco; provided, that the Indemnification Escrow Amount may be increased from time to time for any contributions to the Indemnification Escrow Amount pursuant to Section 1.4(c). “Indemnification Escrow Termination Date” is defined in Section 1.6(b). “Indemnified Party” is defined in Section 10.5(h). “Indemnifying Party” is defined in Section 10.6(a). “Intellectual Property” means any or all intellectual property and industrial property rights and assets, and all rights in, arising out of, or associated therewith, however arising, pursuant to the Laws of any and all jurisdictions throughout the world, whether registered or unregistered, including any and all: (i) United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (ii) inventions (whether or not patentable), invention disclosures, improvements, Trade Secrets, proprietary information, know how, technology, business methods, technical data, supplier and customer lists, tangible or intangible proprietary information, discoveries, business, marketing, and technical information, ideas, research and development, formulae, product road maps and specifications, designs, pricing and cost information, databases, data collections, source code, and other confidential and proprietary information and all rights therein, and all documentation relating to any of the foregoing (all of the foregoing in subsection (ii) collectively, “Trade Secrets”); (iii) copyrights, works of authorship, including Software, author, performer, moral and neighboring rights, together with all translations, adaptations, derivations and combinations thereof, advertising copy and other marketing materials, drawings, graphics, documentation, databases, and recordings, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) trade names, logos, common Law trademarks and service marks, trade dress, and other similar designations of source or origin, trademark and service mark registrations and applications therefor throughout the world, and all goodwill associated with any and all of the foregoing; (vi) all databases and data collections and all rights therein throughout the world; (vii) domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto; (viii) mask works and integrated topographies; (ix) Software; (x) rights of privacy and publicity; (xi) any similar or equivalent rights to any of the foregoing anywhere in the world; and (xii) all rights to any Actions of any nature related to any and all of the foregoing, whether accruing before, on or after the date

DB1/ 124297106.28 101 hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages. “Interests” is defined in Section 1.3. “Interim Representations of the Company, the Members and the Blockers” means the representations and warranties set forth in Sections 2.1(b) (Organization), 2.3 (No Conflict; Consents), 2.7(a) (Company Financial Statements and Internal Controls), 2.11 (Restrictions on Business Activities), 3.6 (No Conflicts; Consents), and 4.4 (No Conflicts; Consents). “Investor Rights Agreement” is defined in the Recitals. “IRS” means the United States Internal Revenue Service. “IT Assets” means Software, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation. “ITC” means the investment Tax credit allowable pursuant to Sections 38(b)(1), 46 and 48(a) of the Code. “knowledge” (including any derivation thereof such as “known” or “knowing”) means, the actual knowledge after due inquiry of their respective direct reports (a) with respect to the Company, of Marc Jones, Chais Sweat, Stacy Adams, Norman Farr and Craig Berner, (b) with respect to Parent or Buyer, of the CEO, CFO, General Counsel and the Vice President, Deputy General Counsel and Chief Compliance Officer of the Parent and Buyer, (c) with respect to any Member, such Member and (d) with respect to any Blocker, such Blocker. “Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation. “Leases” is defined in Section 2.12(b). “Licensed Intellectual Property” means Intellectual Property licensed to or from the Company or any of its Subsidiaries pursuant to the Company IP Agreements. “Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever. “Losses” means all claims, losses, royalties, liabilities, settlement amounts, Taxes, damages, deficiencies, interest and penalties, costs and expenses, including out-of-pocket

DB1/ 124297106.28 102 reasonable attorneys’ fee and expenses, and expenses of investigation and defense of any of the foregoing. “Management Holdco” is defined in Section 1.4(c). “Managers” means, collectively, Marc Jones, John Huhn, Kevin Griffin, Hadley Ma, Toby Warticovschi, and Shane Parr, being the persons named or designated as the “Managers” of the Company pursuant to the Company’s Amended and Restated Limited Liability Company Agreement, dated as of October 15, 2020, as amended, and in accordance with the Delaware Limited Liability Company Act. “Member” or “Members” is defined in the Recitals. “Member Group” is defined in Section 12.13. “Members Indemnifed Party” is defined in Section 10.4. “Members Indemnifying Party” is defined in Section 10.6(a). “Member Representative” is defined in the Preamble. “MJC” is defined in Section 2.27(l). “MJC Form 8832” is defined in Section 2.27(m). “Multi-Employer Plan” is defined in Section 2.25(a). “Net Working Capital” means (a) the current assets of the Company and its Subsidiaries minus (b) the current liabilities of the Company and its Subsidiaries, in each case, calculated as of 12:01 a.m. Eastern Time on the Closing Date in accordance with the Accounting Principles; provided, that Net Working Capital shall not take into account the current portions of any amounts reflected in the Closing Debt Amount or any accrued liabilities that constitute Company Expenses. “Net Working Capital Adjustment Amount” means the difference between (a) Net Working Capital and (b) the Net Working Capital Target. “Net Working Capital Target” means $(9,800,000) (negative nine million eight hundred thousand dollars). “Noncompete Restricted Members” is defined in Section 7.7(a). “Nonsolicit Restricted Members” is defined in Section 7.7(b). “NYSE” means the New York Stock Exchange. “Off-the-Shelf Software Licenses” means any shrink wrap, click through, or similar non- exclusive licenses for generally commercially available, off-the shelf Software that is subject to a standard form license agreement.

DB1/ 124297106.28 103 “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization or limited partnership or limited liability company, and any limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations and similar documents, instruments or agreements of such Person, in each case, as amended or supplemented. “OS Warrants” is defined in Section 5.2(a). “Overpayment Amount” is defined in Section 1.5(f)(ii). “Owned Intellectual Property” is defined in Section 2.14(b). “Parent” is defined in the Preamble. “Parent Capitalization Date” is defined in Section 5.2(a). “Parent Common Stock” is defined in the Recitals. “Parent Equity Awards” mean any compensatory options to purchase Parent Common Stock, compensatory stock appreciation rights relating to Parent Common Stock, compensatory restricted stock awards relating to Parent Common Stock, compensatory restricted stock unit awards relating to Parent Common Stock, compensatory performance shares relating to Parent Common Stock and compensatory deferred stock units relating to Parent Common Stock. “Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that is or would reasonably be expected to (a) prevent the Parent or Buyer to perform their respective obligations pursuant to this Agreement and the Related Agreements and to consummate the Transactions in a timely manner, (b) have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole; provided, however, that, with respect to clause (b) above only, “Material Adverse Effect” shall not include any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (ii) changes in general legal, tax, regulatory, political or business conditions, including changes in GAAP or applicable law that, in each case, generally affect the geographic regions or industries in which the Parent and its subsidiaries conduct their business, (iii) acts of war, armed hostilities, sabotage, or terrorism (including any cyber-terrorism or cyber-attack), or any escalation or worsening of any such acts of war, armed hostilities, sabotage, or terrorism threatened or underway as of the date of this Agreement or earthquakes, hurricanes, floods, or other natural disasters, any effects of or changes relating to any pandemic (including COVID-19), or the occurrence of any other calamity or crisis, (iv) any actions taken by the Company, any Member or any of their Affiliates, (v) compliance with the terms of, or the taking of any action required by, or consented to by Company or the Member Representative in accordance with, this Agreement or any other Related Document, or (vi) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Related Document provided however, that with respect to clauses (i), (ii) and (iii), in each case, so long as the foregoing do not in a

DB1/ 124297106.28 104 disproportionately adverse manner affect Buyer or Parent relative to other participants in such industries in which the Buyer and Parent engage. “Parent Offer Letter” is defined in Section 8.4(d). “Parent RSU” is defined in Section 1.1(b). “Parent SEC Documents” is defined in Section 5.6(a). “Parent Share Value” means the value of a share of Parent Common Stock calculated based on the volume weighted average price of shares of the Parent Common Stock sold on the New York Stock Exchange for the twenty (20) trading days ending on the trading day prior to the date of this Agreement. “Parent Specified Representations” is defined in Section 8.3(a). “Party(ies)” is defined in the Preamble. “Pass-Through Return” means any IRS Form 1065 or related IRS Schedule K-1 (and any similar form for state or local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment). “Percentage Share” means, with respect to each Member, the percentage set forth opposite such Member’s name on Schedule 3 hereto under the heading “Percentage Share.” “Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) Liens for Taxes being challenged or contested in good faith by appropriate proceedings timely instituted and diligently conducted (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with GAAP), (iii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the ordinary course of business for sums not yet due and payable, (iv) Liens imposed by Buyer, (v) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located; (vi) in the case of Company Real Property, agreements or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements issued by any Governmental Entity necessary or beneficial to the continued use and occupancy of Company Real Property pursuant to the Leases; (vii) pledges or deposits made in the ordinary course of business of the Company and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other social security legislation; (viii) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Company and its Subsidiaries; (ix) in the case of Company Real Property, zoning regulations and restrictive covenants, easements and other matters of record that do not detract in any material respect from the value of the Leases and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (x) public utility easements of record, in customary form, to serve the Leases; (xi) landlords’ Liens in favor of landlords under the Leases; (xii) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such

DB1/ 124297106.28 105 landlords with respect to the Leases; and (xiii) non-exclusive licenses of Company Intellectual Property granted by the Company and its Subsidiaries to customers in the ordinary course of business. “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity. “Personal Data” means (i) any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable Law and data protection requirements. “PIU Award” means an issued and outstanding profits interest award granted under the PIU Plan. “PIU Plan” means the Compass Solar Energy Management Holdings, LLC Profits Interest Plan. “PIU Replacement Amount” means the number of shares of Parent Common Stock that will be issued to the Specified PIU Holders with respect to the unvested portion of the PIU Awards held by the Specified PIU Holders at Closing subject to such holders’ entry into the Cancellation and Issuance Agreement. “Post-Closing Management Holdco Payment” is defined in Section 1.4(c). “Post-Closing Payment Date” is defined in Section 1.4(c). “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date. “Prior Acquisitions” is defined in Section 2.5(c). “Prior Plans” is defined in Section 2.6(b). “Privileged Communications” is defined in Section 12.14. “Proposed Final Closing Balance Sheet” is defined in Section 1.5(c). “Proposed Final Closing Statement” is defined in Section 1.5(c). “Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software, copyleft Software, or community Software (e.g., under any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative, including the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, MIT License), or pursuant to similar licensing and/or distribution models; and (ii) any Software that requires the Company as a condition of use, modification, hosting and/or distribution of such Software used or developed

DB1/ 124297106.28 106 with, incorporated into, derived from, or distributed with such Software, that such Software be (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) redistributed, hosted or otherwise made available at no charge; or (D) licensed, sold or otherwise made available on terms that (x) limit in any manner the Company’s ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the Company’s source code or underlying structure of such Software. “PUHCA” means the federal Public Utility Holding Company Act of 2005, as amended, including the regulations of the FERC thereunder. “Purchase Price” is defined in Section 1.3. “Qualified Plan” is defined in Section 2.25(c). “Redemption” or “Redemptions” is defined in the Recitals. “Registered Intellectual Property” means all Owned Intellectual Property that is the subject of any United States, international, or foreign: (i) issued patents, patent applications (including provisional applications and design patents and applications); (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks (including intent- to-use applications); (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments. “Related Agreements” means the Investor Rights Agreement, the Escrow Agreement, and each of the other agreements, certificates or documents contemplated or delivered hereby or thereby. “Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors. “Representative Expenses” is defined in Section 8.6(g). “Representative Reserve Account” is defined in Section 1.4(a). “Representative Reserve Amount” means an amount equal to $300,000. “Representatives” is defined in Section 6.3(a). “Restricted Business” means any business within the Territory that is competitive with the business activities which are engaged in by the Company and its Subsidiaries, including any business involving or relating to the business, operations, assets and liabilities of the Company and its Subsidiaries taken as a whole, or that is engaged in the roofing, renewable residential and commercial energy system sales, installation or maintenance, consumer renewable energy system financing or residential and commercial energy efficiency industries. “Restricted Members” is defined in Section 7.7(b).

DB1/ 124297106.28 107 “Revised Partnership Audit Procedures” means the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74, and the Consolidated Appropriations Act, 2018, P.L. 115-141 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder and published administrative interpretations thereof). “R&W Insurance Policy” means a buyer-side representation and warranty insurance policy or policies to be issued by the R&W Insurer to Buyer in accordance with the binder agreement or agreements dated as of the date hereof, naming Buyer as an insured providing coverage for certain Losses incurred by the Buyer Indemnified Parties with respect to this Agreement, subject to the terms and conditions set forth in the R&W Insurance Policy. “R&W Insurance Policy Costs” means the premium, underwriting fees, due diligence expenses and any other upfront fees paid out to the applicable underwriter, insurer or insurance broker with respect to the R&W Insurance Policy. “R&W Insurer” means the insurance carrier or carriers under the R&W Insurance Policy. “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended. “SEC” means the United States Securities and Exchange Commission. “Security Rights” means, with respect to any Company Security or Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security, and includes any right relating to the issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and rights conferred by any Law, the Company’s or any of its Subsidiaries’ Organizational Documents or by agreement. “Senior Employees” means any of the following employees of the Company and its Subsidiaries: the CEO, any person directly reporting to the CEO (“Tier 1 Employees”), and any person directly reporting to Tier 1 Employees (“Tier 2 Employees”). “Services” is defined in Section 2.15(c). “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, application programming interfaces, user interfaces, report formats, firmware, operating systems, design/development tools, templates, menus, buttons and icons, applets, assemblers, compilers, compiled code, binaries, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing. “Specified Indemnifications” is defined in Section 10.2(c).

DB1/ 124297106.28 108 “Specified PIU Holder” is defined in Section 1.1(b). “SPV VII” is defined in the Preamble. “SPV VIII” is defined in the Preamble. “SPV XI” is defined in the Preamble. “SPV XIII” is defined in the Preamble. “SPVs” is defined in the Preamble. “State Tax Liabilities” is defined in Section 7.2(j)(ii). “Straddle Period” means any taxable period that begins on or before and ends after the Closing Date. “Subsidiary(ies)” is defined in Section 2.5(a). “Subsidiary Securities” is defined in Section 2.5(b). “Tax” means any United States or foreign, state, provincial or local net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, goods and services, compensation, use, ad valorem, value added, transfer, franchise, capital profits, capital gains, capital, lease service, license, withholding, payroll, employment, unemployment, social security, employer health, excise, severance, stamp, occupation, premium, property, environmental, escheat, school or windfall profit tax, customs duty or other tax, or any governmental fee or other like assessment or charge in the nature of a tax, imposed by any Governmental Entity and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, or by contract, whether disputed or not, together with all interest, penalties, additions to tax and additional amounts with respect thereto. “Tax Consultant” is defined in Section 7.2(j)(ii). “Tax Contest” is defined in Section 7.2(c). “Tax Returns” means all returns, declarations, reports, elections, claims for refund, information statements and other documents that are filed or required to be filed with a Governmental Entity and relate to Taxes, including all schedules and attachments thereto, and including all amendments thereof. “Tax Study” is defined in Section 7.2(j)(ii). “Termination Date” is defined in Section 9.1(a)(ii)(A). “Territory” means anywhere in the world. “Third Party Claim” is defined in Section 10.6(a).

DB1/ 124297106.28 109 “Trade Secrets” is defined is defined within the definition of “Intellectual Property.” “Transactions” is defined in Section 1.2. “Transfer Taxes” is defined in Section 7.2(a). “VDA Procedures” is defined in Section 7.2(j)(ii). “WARN Act” is defined in Section 2.26(m). “Working Capital Dispute Notice” is defined in Section 1.5(d). 11.2. Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Disclosure Schedule, Blocker Disclosure Schedule or Buyer Disclosure Schedule, as the context may require. The Company Disclosure Schedule, Blocker Disclosure Schedule and Buyer Disclosure Schedule each shall be deemed a part of, and is incorporated by reference into, this Agreement. References to “Dollars” and “$” mean dollars in lawful currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to accounting terms shall be interpreted in accordance with GAAP, unless otherwise specified. Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or delivery to Buyer of an agreement, that disclosure requirement or delivery requirement, as applicable, shall require the disclosure or delivery of the entire

DB1/ 124297106.28 110 agreement, including any amendments, and any material exhibits, schedules, statements or work or similar instruments relating to that agreement. ARTICLE XII GENERAL PROVISIONS 12.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by email, including PDF, (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending. Notices shall be deemed to be properly addressed to any Party hereto if addressed to the following addresses (or at such other address for a Party as shall be specified by like notice): if to Buyer or Parent, to: ADT Inc. 1501 Yamato Road Boca Raton, FL, 33431 Attention: Legal Department Email: with a copy (which shall not constitute notice) to: Morgan, Lewis & Bockius LLP One Federal Street Boston, Massachusetts 02110 Attention: Laurie A. Cerveny Email: laurie.cerveny@morganlewis.com if to the Company (prior to the Closing), to: Compass Solar Group, LLC 22171 MCH Road Mandeville, Louisiana 70471 Attention: Marc Jones; Chais Sweat Email: with a copy (which shall not constitute notice) to: Vinson & Elkins L.L.P. 1001 Fannin Street Houston, Texas 77002 Attention: Sarah Morgan; Michael Saslaw; Michael Gibson

DB1/ 124297106.28 111 Email: smorgan@velaw.com; msaslaw@velaw.com; mgibson@velaw.com if to Member Representative or any Member, to: Compass Group Management, LLC 7701 Forsyth Blvd. Suite 700 St. Louis, MO 63105 Attention: John Huhn Email: with a copy (which shall not constitute notice) to: Vinson & Elkins L.L.P. 1001 Fannin Street Houston, Texas 77002 Attention: Sarah Morgan; Michael Saslaw; Michael Gibson Email: smorgan@velaw.com; msaslaw@velaw.com; mgibson@velaw.com if to any Blocker (prior to the Closing), to: MGG Investment Group LP One Penn Plaza, Suite 5320 New York, New York 10119 Attention: Greg Racz; Kevin Griffin E-mail: with a copy (which shall not constitute notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Jason Kaplan E-mail: jason.kaplan@srz.com 12.2. Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Related Agreements, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. 12.3. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so

DB1/ 124297106.28 112 as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision. 12.4. Specific Performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the Parties hereto fail to take any action required of them hereunder to cause the Closing to occur. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company and Buyer to cause the purchase and sale of the Interests to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 12.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of the Transactions and without that right, the Parties would not have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.9 shall not be required to provide any bond or other security in connection with any such order or injunction. 12.5. Expenses. All fees and expenses incurred in connection with the Transactions, including all legal, accounting, Tax advisory and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the Party incurring such fees and expenses. Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that (i) the fees and expenses of the Escrow Agent shall be borne equally by Buyer, on the one hand, and the Members, on the other hand and (ii) the fees and expenses of the Member Representative shall be borne pro-rata by the Members. 12.6. Successors and Assigns. This Agreement shall be binding upon each Party and its personal representatives, executors, administrators, estates heirs, successors and assigns (if any), as applicable. This Agreement shall inure to the benefit of the Parties and the Buyer Indemnified Parties and the respective successors and assigns (if any) of the foregoing.

DB1/ 124297106.28 113 No Party may assign any of its rights or delegate any of its rights or obligations under this Agreement without the prior written consent of Buyer or the Company, except that Buyer may assign its rights (but not its obligations) hereunder to any Affiliate without the consent of the Company and other parties of this Agreement. 12.7. Amendment. This Agreement may be amended by execution of an instrument in writing signed by Buyer and (i) prior to the Closing, the Company, and (i) following the Closing, the Member Representative. 12.8. Waivers. Unless otherwise provided in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. 12.9. Governing Law. This Agreement, and all claims or causes of Action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement, or the negotiation, execution or performance of this Agreement (including without limitation any claim or cause of Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without giving effect to the principles of conflicts of Laws thereof. Unless otherwise explicitly provided in this Agreement, any Action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any Delaware state or federal court locating in the City of Wilmington. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 12.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each Party to this Agreement agrees that, if any claim, Action, suit or proceeding is commenced against any Buyer Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Buyer Indemnified Party may proceed against the Indemnifying Party in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, Action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

DB1/ 124297106.28 114 12.10. Certain Waivers. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES,” EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10. 12.11. Affiliate Liability. Except to the extent any Affiliated Person of the Company, any of its Subsidiaries, any Member or any Blocker is an express party to this Agreement (and then solely to the extent of such Person’s obligations in such capacity), no Affiliated Person of the Company or any of its Subsidiaries, any Member or any Blocker, shall have any liability or obligation to Parent or Buyer of any nature whatsoever under this Agreement or the Transactions, and Parent and Buyer each hereby waives and releases all claims of any such liability and obligation. Except to the extent any Affiliated Person of Buyer or Parent is an express party to this Agreement (and then solely to the extent of such Person’s obligations in such capacity), no Affiliated Person of Parent or Buyer shall have any liability or obligation to the Company, Blockers or the Members of any nature whatsoever under this Agreement or the Transactions, and each of the Company, the Blockers and the Members hereby waives and releases all claims of any such liability and obligation. 12.12. Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart.

DB1/ 124297106.28 115 12.13. Certain Matters Regarding Representation Of The Company. Each of the Parties acknowledge and agree, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates, that the Company is the client of Vinson & Elkins L.L.P., and Vinson & Elkins L.L.P. is not representing any of the Company’s Affiliates, the Members or the Member Representative in this matter. After the Closing, it is possible that Vinson & Elkins L.L.P. will represent certain of the Company’s Affiliates, the Member Representative and their respective Affiliates (individually and collectively, the “Member Group”) in connection with matters related to this Agreement or any other Related Agreement. Parent, Buyer and the Company agree that Vinson & Elkins L.L.P. (or any successor) may represent the Member Group after the Closing in connection with matters related to this Agreement or any other Related Agreement. After the Closing, Vinson & Elkins L.L.P. (or any successor) may serve as counsel to the Member Group or any director, member, partner, officer, employee, representative, or Affiliate of the Member Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or any other Related Agreement and each of the parties hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliates thereof to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this Section 12.13. 12.14. Privileged Communications. Buyer further agrees that, as to all communications among Vinson & Elkins L.L.P., the Company, the Member Representative, the Members and/or any of their respective Affiliates that relate directly to the Transactions (collectively, the “Privileged Communications”), the attorney–client privilege and the expectation of client confidence belongs to the Members and may be controlled by the Members and shall not from and after Closing pass to or be claimed by Buyer, the Company or any of their Subsidiaries. The Privileged Communications are the property of the Members, and from and after the Closing, none of the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. For the avoidance of doubt, the parties hereto acknowledge and agree that Privileged Communications do not include communications among Vinson & Elkins L.L.P., the Company, the Member Representative, the Members and/or any of their respective Affiliates relating to general business matters of the Company and any of its Subsidiaries which are not directly related to the Transactions. As to any Privileged Communications prior to the Closing Date, Buyer, the Company, and each of its Subsidiaries together with any of their respective Affiliates further agree that no such party may use or rely on any of the Privileged Communications in any action against any of the Member Representative, the Members or their Affiliates after the Closing. The Privileged Communications may be used by the Member Representative, the Members and/or any of their respective Affiliates in connection with any dispute that relates in any way to the Transactions, including in any claim for indemnification brought by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by Vinson & Elkins L.L.P. to such third party; provided, however, that neither

DB1/ 124297106.28 116 the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Member Representative which consent shall not be unreasonably withheld, conditioned or delayed. [The remainder of this page is intentionally left blank.]

DB1/ 124297106.28 [SIGNATURE PAGE TO PURCHASE AGREEMENT] IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above. COMPANY: COMPASS SOLAR GROUP, LLC By: /s/ Marc Jones Name: Marc Jones Title: Chief Executive Officer BUYER: THE ADT SECURITY CORPORATION By: /s/ Jim D. DeVries Name: Jim D. DeVries Title: President and Chief Executive Officer MEMBER REPRESENTATIVE: COMPASS GROUP MANAGEMENT, LLC By: /s/ John Huhn Name: John Huhn Title: Managing Member BLOCKERS: MGG SPV VII LLC By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SPV VIII LLC By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO

DB1/ 124297106.28 [SIGNATURE PAGE TO PURCHASE AGREEMENT] PARENT: Solely with respect to Article I, V, X, XII and the provisions related thereto: ADT INC. By: /s/ Jim D. DeVries Name: Jim D. DeVries Title: President and Chief Executive Officer

DB1/ 124297106.28 [SIGNATURE PAGE TO PURCHASE AGREEMENT] IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above. COMPANY MEMBERS: COMPASS GROUP MANAGEMENT, LLC By: /s/ John Huhn Name: John Huhn Title: Managing Member COMPASS GROUP EQUITY PARTNERS LLC By: /s/ John Huhn Name: John Huhn Title: Managing Partner SP CARRY, LLC By: /s/ John Huhn Name: John Huhn Title: Managing Member FSM SOLAR, LLC By: /s/ Toby Warticovschi Name: Toby Warticovschi Title: Manager FSM SOLAR CO-INVEST, LLC By: /s/ Toby Warticovschi Name: Toby Warticovschi Title: Manager TGP SOLAR INVESTMENTS, LLC By: /s/ Shane Parr Name: Shane Parr Title: TGP Investments II, LLC its Manager

DB1/ 124297106.28 [SIGNATURE PAGE TO PURCHASE AGREEMENT] ORANGE SOLAR HOLDCO, LLC By: /s/ Marc Jones Name: Marc Jones Title: Managing Member MGG SPV XI LLC By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SPV XIII LLC By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO COMPASS SOLAR ENERGY MANAGEMENT HOLDINGS, LLC By: Compass Solar Group, LLC, its manager By: /s/ John Huhn Name: John Huhn Title: President /s/ W. Edward Place W. Edward Place BLOCKER MEMBERS: MGG CANADA FUND LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO

DB1/ 124297106.28 [SIGNATURE PAGE TO PURCHASE AGREEMENT] MGG SF DRAWDOWN UNLEVERED FUND II (LUXEMBURG) SCSP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SF EVERGREEN MASTER FUND (CAYMAN) LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SF EVERGREEN UNLEVERED FUND LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SF DRAWDOWN UNLEVERED FUND II LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SF DRAWDOWN UNLEVERED FUND III LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SF DRAWDOWN UNLEVERED MASTER FUND II (CAYMAN) LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO

DB1/ 124297106.28 [SIGNATURE PAGE TO PURCHASE AGREEMENT] MGG SF EVERGREEN UNLEVERED MASTER FUND II (CAYMAN) LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SF DRAWDOWN UNLEVERED MASTER FUND III (CAYMAN) LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO MGG SPECIAL OPPORTUNITIES FUND (CAYMAN) LP By: /s/ Kevin Griffin Name: Kevin Griffin Title: CEO

DB1/ 124297106.28 EXHIBIT A FORM OF INVESTOR RIGHTS AGREEMENT [See attached]

DB1/ 124869655.12 INVESTOR RIGHTS AGREEMENT BY AND AMONG ADT INC. AND THE HOLDERS HERETO DATED AS OF December 8, 2021

TABLE OF CONTENTS (Cont.)

Page

Section 1.	Definitions	1
Section 2.	Lock-Up.	8
2.1	Lock-Up Periods.	8
2.2	Permitted Dispositions; Permitted Transferees.	9
2.3	Additional Transfer Restrictions.	11
2.4	Voting Trusts; Standstill.	11
Section 3.	Additional Parties	12
3.1	Adoption Agreement; Spousal Consent.	12
Section 4.	Securities Restrictions; Legends.	12
4.1	Securities Restrictions.	13
4.2	Legends.	13
Section 5.	Registration Rights	14
5.1	Piggy-Back Registration Rights.	14
5.2	Shelf Registration Rights.	15
5.3	Underwriter's Lock-Up Period.	16
5.4	Registration Procedures.	16
5.5	Company Suspension Rights.	19
5.6	Expenses.	20
5.7	Indemnification.	20
5.8	Compliance with Rule 144	22
Section 6.	Right of First Refusal.	23
6.1	Grant.	23
6.2	Notice; Exercise.	23
6.3	Consideration; Closing	24
6.4	Effect of Failure to Comply.	24
Section 7.	Drag-Along Rights.	24
7.1	General.	24
7.2	Notice.	25
7.3	Terms of a Drag-Along Transaction.	25
7.4	Cooperation.	26
7.5	Costs.	26
7.6	Drag-Along Transaction Not Consummated.	26
Section 8.	Confidentiality.	26
Section 9.	Representations and Warranties.	26
Section 10.	Miscellaneous Provisions	27
10.1	Governing Law; Jurisdiction, Waiver of Jury Trial.	27
10.2	Amendment.	28
10.3	Termination.	28

DB1/ 124869655.12

i

TABLE OF CONTENTS (Cont.)

Page

10.4	Dispositions of Common Stock.	28
10.5	Notices.	28
10.6	Specific Performance.	29
10.7	Treatment of Certain Dispositions.	29
10.8	Counterparts.	29
10.9	Severability.	29
10.10	Further Efforts.	30
10.11	Waivers.	30
10.12	Entire Agreement.	30
10.13	Third-Party Beneficiaries.	30
10.14	No Personal Liability.	30
10.15	Non-Recourse.	30
10.16	No Partnership Status.	31
10.17	Binding Effect.	31
10.18	Interpretation.	31

EXHIBITS

Form of Adoption Agreement	Exhibit A
Form of Spousal Consent	Exhibit B
Representations and Warranties	Exhibit C

DB1/ 124869655.12

ii

DB1/ 124869655.12 1 This INVESTOR RIGHTS AGREEMENT is made as of December 8, 2021 (this “Agreement”) among ADT Inc., a Delaware corporation (the “Company”), and the holders that are party hereto (the “Holders” and, together with the Company, the “Parties”). Capitalized terms used herein but not defined herein are as defined in the Purchase Agreement. WHEREAS, on the date hereof, The ADT Security Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Buyer”), acquired all of the issued and outstanding membership interests of Compass Solar Group, LLC, a Delaware limited liability company (“Holdings”), and each of MGG SPV VIII LLC, a Delaware limited liability company (“SPV VIII”), and MGG SPV VII LLC, a Delaware limited liability company (“SPV VII” and, together with SPV VIII, the “Blockers”), pursuant to that certain Purchase Agreement, dated as of November 8, 2021, by and among Buyer, Holdings, the Members party thereto, the Blockers, the Blocker Members party thereto, the Member Representative named therein, and the Company solely for the limited purposes set forth therein (the “Purchase Agreement”); WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, each Holder received (or is entitled to receive assuming full release of the Indemnification Escrow Amount and the payments contemplated by Section 1.4(c) of the Purchase Agreement) the number of shares of common stock, par value $0.01 per share, in the Company (“Common Stock”) set forth next to such Holder’s name on Annex I hereto (the “Lock-Up Shares”); WHEREAS, as an inducement for the Holders to enter into the Purchase Agreement and to consummate the transactions contemplated thereby and for other good and valuable consideration received, the Parties hereby agree that this Agreement shall govern the rights of the Holders to cause the Company to register shares of Common Stock and certain other matters as set forth in this Agreement; and WHEREAS, the Company deems it advisable and in the best interests of the Company and the Holders to enter into this Agreement as set forth herein. NOW, THEREFORE, the parties hereto hereby agree as follows: Section 1. Definitions. As used in this Agreement: “Adoption Agreement” has the meaning ascribed to such term in Section 3.1. “Affiliate” means, (i) with respect to any Person that is not a Holder, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and (ii) with respect to any Holder, (A) in the case of a Holder that is a legal entity, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Holder, (B) in the case of a Holder that is a natural person, the spouse (not including a former spouse or a spouse who is a Holder) and lineal descendants (including children by adoption and step children) of such Holder, and in any such case, any trust formed in connection with the bona fide estate planning activities of such Holder, (x) the beneficiaries of which may only include the spouse (not including a former spouse or spouse

DB1/ 124869655.12 2 from whom such Holder is legally separated) and lineal descendants (including children by adoption and step children) of such Holder and (y) with respect to which such Holder is the sole trustee or custodian and (C) in the case of a Holder that is a trust, the donor or grantor to such trust, the beneficiaries or trustees of such trust, and any spouse (not including a former spouse or a spouse who is a Holder or, in the case of a Holder that is a trust, the beneficiary or trustee of a Holder) and lineal descendants (including children by adoption and step children) of such donor and beneficiaries. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Notwithstanding the foregoing, except with respect to the definitions of “Control Disposition” and “Transferring Party,” Section 3.1, Section 10.15, Section 10.18 and Exhibit C, (a) the Company, its Subsidiaries and their respective joint ventures shall not be considered Affiliates of TopCo Parent, AP VIII Prime Security or the Apollo Funds, (b) none of the Apollo Funds or TopCo Parent shall be considered an Affiliate of (1) any portfolio company in which any Apollo Fund or any of its investment fund affiliates or TopCo Parent or their respective affiliates has made a debt or equity investment (and vice versa), (2) any limited partners, non-managing members of, or other similar direct or indirect investors in any of the Apollo Funds, AP VIII Prime Security, TopCo Parent, or any of their respective affiliates (and vice versa) or (3) any portfolio company in which any limited partner, non-managing member of, or other similar direct or indirect investor in the Apollo Funds, AP VIII Prime Security, TopCo Parent or any of their respective affiliates have made a debt or equity investment (and vice versa), and none of the Persons described in clauses (1) through (3) of this definition shall be considered an Affiliate of each other and (c) without giving effect to the exception set forth in the beginning of this sentence, no Holder shall be considered an Affiliate of any Person described in clauses (a) and/or (b) of this definition (and vice versa). Notwithstanding anything to the contrary herein, to the extent that AGS would be considered an “Affiliate” of the Apollo Funds, TopCo Parent or any of their respective Affiliates, AGS shall not be considered such an “Affiliate” of the Apollo Funds, TopCo Parent or any of their respective Affiliates when AGS acts as a broker-dealer, underwriter, placement agent, initial purchaser, arranger or lender or in any similar role in the ordinary course of its business. “Agreement” has the meaning ascribed to such term in the preamble. “AGS” means Apollo Global Securities, LLC, a Delaware limited liability company. “AP VIII Prime Security” means (i) AP VIII Prime Security Services Holdings, L.P., a Delaware limited partnership and/or (ii) any Person organized or formed by any member of the Apollo Funds, AP VIII Prime Security Services Holdings, L.P. or one or more of their respective Affiliates for the purpose of holding securities or debt of TopCo Parent or any of its Subsidiaries. “Apollo Funds” mean, collectively, the investment funds managed, sponsored or advised by Apollo Management VIII, L.P. or any of its Affiliates, including Apollo Investment Fund VIII, L.P., Apollo Overseas Partners VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners (Delaware 892) VIII, L.P. “Approved Lender” means (i) Bank of America, Bank of Montreal, Barclays Bank PLC, BNP Paribas, Canadian Imperial Bank of Commerce, Citibank, N.A., Credit Suisse AG, Deutsche

DB1/ 124869655.12 3 Bank AG, Goldman Sachs Bank USA, HSBC Bank plc, JPMorgan Chase Bank, N.A., Jefferies Financial Group Inc., Morgan Stanley Bank, N.A., Mizuho Bank, Ltd., Mitsubishi UFJ Financial Group, Inc., Royal Bank of Canada, UBS AG, Bank of Springfield and Société Généralé (or, in the case of any of the foregoing, any successor thereto), (ii) any other internationally recognized financial institution organized under the laws of the United States, the United Kingdom or Canada and having total assets or deposits in excess of $50 billion that the Company does not, in good faith, deem unacceptable based on bona fide business considerations (provided that the Company will be notified prior to such institution becoming an Approved Lender and given at least five (5) Business Days to object thereto has not objected to it), (iii) any Affiliate organized under the laws of the United States, the United Kingdom or Canada of the foregoing over which such Approved Lender pursuant to clause (i) retains voting control, and (iv) or any other financial institution approved by the Company in writing. “Board” means the Board of Directors of the Company and any duly authorized committee thereof. “Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close. “Bylaws” means the Amended and Restated Bylaws of the Company (as the same may be amended and/or restated from time to time). “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including by virtue of any certificate of designation). “Common Stock” has the meaning ascribed to such term in the recitals. “Company” has the meaning ascribed to such term in the preamble. “Control Disposition” means a Disposition (other than a Permitted Disposition) which would have the effect of transferring to a Person or Group that is not an Affiliate of TopCo Parent (a) a number of shares of Common Stock such that, following the consummation of such Disposition, such Person or Group possesses fifty percent (50%) or more of the outstanding voting stock or equity securities of the Company or the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer or otherwise) or (b) all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis). “Defenders Agreement” means that certain Investor Rights Agreement, dated January 6, 2020, by and among the Company and the holders thereto, as may be amended, supplemented, restated or otherwise modified from time to time. “Disposition” means any transaction or series of related transactions resulting in a direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, whether by merger, consolidation or otherwise, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock whatsoever, or any other transfer of legal,

DB1/ 124869655.12 4 economic or beneficial ownership of Common Stock or any interest therein, whether voluntary or involuntary, including (a) as a part of any liquidation of a Holder’s assets, (b) as a part of any bankruptcy proceeding of a Holder pursuant to the United States or other bankruptcy law or other similar debtor relief laws or (c) pursuant to any sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or entry into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is be settled by delivery of Common Stock or in cash or otherwise. The terms “Dispose”, “Disposing” or “Disposal” shall have correlative meanings. “Drag-Along Holder” has the meaning ascribed to such term in Section 7.1. “Drag-Along Notice” has the meaning ascribed to such term in Section 7.2. “Drag-Along Transaction” has the meaning ascribed to such term in Section 7.1. “Escrow Agreement” has the meaning ascribed to such term in Section 2.2(d). “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “Exercise Notice” has the meaning ascribed to such term in Section 6.2. “Exercise Period” has the meaning ascribed to such term in Section 6.2. “Existing Registration Statement” means any Registration Statement filed by the Company or on prior to the date of this Agreement. “Google Agreement” means that certain Investor Rights Agreement, dated September 17, 2020, by and among the Company and Google LLC, as may be amended, supplemented, restated or otherwise modified from time to time. “Group” has the meaning ascribed thereto in Section 13(d)(3) of the Exchange Act. “Holder” has the meaning ascribed to such term in the preamble. “Initial Lock-Up Period” has the meaning ascribed to such term in Section 2.1(a). “Initial MJ Lock-Up Period” has the meaning ascribed to such term in Section 2.1(b). “Initial MJ Release” has the meaning ascribed to such term in Section 2.1(b). “Inspectors” has the meaning ascribed to such term in Section 5.4(p). “Lock-Up Period” means any period during which the applicable Lock-Up Shares remain subject to the restrictions on Disposition set forth in Section 2. “Lock-Up Shares” has the meaning ascribed to such term in the recitals.

DB1/ 124869655.12 5 “Major Holder” means (i) any Holder that, individually or together with such Holder’s Affiliates and Permitted Transferees, is entitled to receive under the Purchase Agreement (assuming full release of the Indemnification Escrow Amount), as of the Closing, at least 5,000,000 Lock-Up Shares (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) any MJ Holder. “Marketable Security” means any security that (i) is of a class that is publicly traded on a U.S. national securities exchange and (ii) as of the relevant date of determination is not subject to any material legal or other restrictions (including volume and timing) on the sale of disposition thereof. “MIRA” means the Amended and Restated Management Investor Rights Agreement among the Company, Prime Security Services Topco Parent, L.P. and other parties thereto, dated January 23, 2018. “MJ Holder” means (i) Marc Jones and (ii) any Holder that is an Affiliate of Marc Jones or is otherwise owned or controlled by any Affiliate of Marc Jones. “MJ Release Month” has the meaning ascribed to such term in Section 2.1(a). “MJ Shelf Registration Notice” has the meaning ascribed to such term in Section 5.2. “MJ Shelf Registration Right” has the meaning ascribed to such term in Section 5.2. “Permitted Disposition” has the meaning ascribed to such term in Section 2.2. “Permitted Transferee” has the meaning ascribed to such term in Section 2.2(b). “Person” means any legal person, including any individual, corporation, investment fund, partnership, limited partnership, limited liability company, joint venture, joint stock company, association, trust, unincorporated entity or any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof. “Piggy-Back Notice” has the meaning ascribed to such term in Section 5.1(a). “Piggy-Back Registration Right” has the meaning ascribed to such term in Section 5.1(a). “Planned MJ Dispositions” has the meaning ascribed to such term in Section 6.1. “Pro Rata Portion” means, with respect to a Holder (other than an MJ Holder), for purposes of determining the number of Lock-Up Shares that will be released from restrictions on Disposition in any Release Month pursuant to Section 2.1, a percentage representing a fraction, the numerator of which is the total number of Lock-Up Shares held by such Holder as of such Release Month, and the denominator of which is the aggregate number of Lock-Up Shares held by all of the Holders (other than the MJ Holders) as of such Release Month (in each case assuming full release of the Indemnification Escrow Amount).

DB1/ 124869655.12 6 “Proposed Disposition Notice” has the meaning ascribed to such term in Section 6.2. “Proposed MJ Disposition” means any proposed Disposition (other than a Permitted Disposition) of any Lock-Up Shares by any MJ Holder to a non-Affiliated third party on or prior to the third (3rd) anniversary of the date of this Agreement. “Records” has the meaning ascribed to such term in Section 5.4(p). “Registrable Securities” shall mean (i) any shares of Common Stock owned by a Holder, (ii) any shares of Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by a Holder after the date hereof and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in clauses (i) and (ii); provided, however, that any Registrable Securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities are distributed, or eligible to be sold, pursuant to Rule 144 without regard to volume and holding period limitations or public information requirements under the Securities Act or (C) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities or blue sky law then in force. “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 23, 2018, between Prime Security Services TopCo Parent, L.P. and the Company, as amended. “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8, or any successor forms thereto, promulgated under the Securities Act), including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and material incorporated by reference in such registration statement. “Related Parties” has the meaning ascribed to such term in Section 10.15. “Related Party” has the meaning ascribed to such term in Section 10.15. “Release Month” has the meaning ascribed to such term in Section 2.1(a). “Right of First Refusal” has the meaning ascribed to it in Section 6.1. “ROFR Price” means (a) with respect to any cash consideration to be paid for Transfer Shares in a Proposed MJ Disposition to a non-Affiliated third party in sales not conducted on the open market, the price per Transfer Share at which such non-Affiliated third party has agreed to

DB1/ 124869655.12 7 purchase such Transfer Shares, as set forth in the Proposed Disposition Notice, and (b) with respect to any other form of consideration to be paid for Transfer Shares, and for sales made for cash on the open market pursuant to Rule 144 or a Shelf Registration Statement, in a Proposed MJ Disposition to a non-Affiliated third party, the volume weighted average price of shares of Common Stock sold on the New York Stock Exchange for the thirty (30) day period ending on the date the MJ Holder delivers the Proposed Disposition Notice. “Rule 144” means Rule 144 (or any successor provisions) under the Securities Act. “Rule 415” means Rule 415 (or any successor provisions) under the Securities Act. “SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions. “Securities” shall mean, with respect to any Person, all equity interests of such Person, all securities convertible into, exercisable or exchangeable for equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any equity appreciation or similar rights, contractual or otherwise. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Securities Indemnified Party” has the meaning ascribed to such term in Section 5.7(c). “Securities Indemnifying Party” has the meaning ascribed to such term in Section 5.7(c). “Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) or a prospectus supplement to an existing Form S-3 (or any successor form or other appropriate form under the Securities Act), for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable, and which may also cover any other securities of the Company. “Subsidiary” means each Person in which another Person owns or controls, directly or indirectly, capital stock or other equity or ownership interests representing more than fifty percent (50%) in voting power of the outstanding capital stock or other equity or ownership interests. “TopCo Parent” means Prime Security Services TopCo Parent, L.P., a Delaware limited partnership. “Transfer Period” has the meaning scribed to such term in Section 6.2. “Transfer Shares” has the meaning ascribed to such term in Section 6.1. “Transferring Party” has the meaning ascribed to such term in Section 7.1.

DB1/ 124869655.12 8 “Underwritten Offering” means a sale of Common Stock to an underwriter for reoffering to the public. Section 2. Lock-Up. 2.1 Lock-Up Periods. (a) The Holders. Other than Lock-Up Shares held directly or indirectly by the MJ Holders or their Permitted Transferees (including holding as a custodian) or with respect to which any MJ Holder has beneficial ownership within the rules and regulations of the SEC, the terms of which shall be governed by Section 2.1(b), each of the Holders agrees that, (i) during the period beginning from the date of this Agreement and continuing to and including the date that is six (6) months after the date of this Agreement (the “Initial Lock-Up Period”), no such Holder will Dispose of any Lock-Up Shares owned directly or indirectly by such Holder (including holding as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the SEC, and (ii) beginning on the date immediately following the Initial Lock-Up Period, and on each subsequent one (1) month anniversary of such date (each, a “Release Month”), excluding any MJ Release Month, restrictions on Disposition of Lock-Up Shares (and the Lock- Up Period shall expire with respect to) for each Holder shall cease with respect to an additional number of Lock-Up Shares equal to the lesser of (x) such Holder’s Pro Rata Portion of an aggregate of 4,100,000 Lock-Up Shares and (y) one-twelfth (1/12th) of the aggregate number Lock-Up Shares owned, directly or indirectly, by such Holder (including holding as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the SEC, as of the Closing (assuming full release of the Indemnification Escrow Amount and the payments contemplated by Section 1.4(c) of the Purchase Agreement as of the Closing), in each case subject to applicable securities laws, or, in each case, the total number of Lock-Up Shares that remain subject to the Lock-Up Period at such time (if lower); provided, that Lock-Up Shares that are not deposited in escrow at the time of any such expiration of the Lock-Up period shall be released first in any such Release Month until the restrictions on all such non-escrowed Lock-Up Shares have been released; provided, further, that the termination of the restrictions on Disposition on each Release Month set forth in this Section 2.1(a)(ii) shall not occur on any MJ Release Month. As used in this Section 2.1, “MJ Release Month” means any month during which any MJ Holder becomes entitled to Dispose of any Lock-Up Shares pursuant to Section 2.1(b) on or prior to the eighteen (18) month anniversary of the date of this Agreement, including the month during which the Initial MJ Release occurs. For illustrative purposes only, by the last day of the month starting on the thirteenth (13) month anniversary of the date of this Agreement, up to the lesser of (x) such Holder’s Pro Rata Portion of 24,600,000 Lock-Up Shares and (y) six-twelfths (6/12th) of the aggregate number of Lock-Up Shares owned by each Holder may have been Disposed of by such Holder. (b) The MJ Holders. Each of the MJ Holders agrees that, (i) during the period beginning from the date of this Agreement and continuing to and including the date that is twelve (12) months after the date of this Agreement (the “Initial MJ Lock-Up Period”), no such MJ Holder will Dispose of any Lock-Up Shares owned directly or indirectly by such MJ Holder (including holding as a custodian) or with respect to which such MJ Holder has beneficial ownership within the rules and regulations of the SEC, (ii) on the date immediately following the Initial MJ Lock- Up Period (the “Initial MJ Release”), the MJ Holders shall become entitled to Dispose of (and the

DB1/ 124869655.12 9 Lock-Up Period shall expire with respect to) an aggregate of 3,200,000 of the Lock-Up Shares that are not deposited in escrow pursuant to the terms of the Escrow Agreement owned directly or indirectly by the MJ Holders and their Permitted Transferees (including holding as a custodian) or with respect to which the MJ Holders have beneficial ownership within the rules and regulations of the SEC, and (iii) beginning on the third (3rd) anniversary of the date of this Agreement, and on each subsequent one (1) month anniversary of such date, each MJ Holder shall become entitled to Dispose of (and the Lock-Up Period shall expire with respect to) an additional one-twelfth (1/12th) of the aggregate number of remaining Lock-Up Shares owned directly or indirectly by such MJ Holder (including holding as a custodian) or with respect to which such MJ Holder has beneficial ownership within the rules and regulations of the SEC, as of the Closing (assuming full release of the Indemnification Escrow Amount and the payments contemplated by Section 1.4(c) of the Purchase Agreement as of the Closing), in each case subject to applicable securities laws, or, in each case, the total number of Lock-Up Shares that remain subject to the Lock-Up Period at such time (if lower). For illustrative purposes only, by the last day of the month starting on the fortieth (40th) month anniversary of the date of this Agreement, 3,200,000 Lock-Up Shares plus up to five- twelfths (5/12th) of the aggregate number of remaining Lock-Up Shares owned by the MJ Holders shall have been released from any restriction on Disposition hereunder. (c) The Major Holders, shall, within five (5) business days following the Closing deliver to the Company a detailed schedule of Lock-Up Shares by Holder and the number of shares of each Holder by month that will be released pursuant to this Agreement based upon allocation of Lock-Up Shares to such Holders in Schedule 3 of the Purchase Agreement (the “Lock-Up Release Schedule”). The Company shall have ten (10) Business Days to send any proposed edits to the schedule to the Major Holders and the Parties shall have an additional ten (10) Business Days to resolve any questions with respect to the Lock-Up Release Schedule. The Company shall then promptly deliver the final Lock-Up Release Schedule to the transfer agent pursuant to this Section 2.1(c). (d) Further Provisions. Except as expressly set forth in Section 2.2 or to the extent any such arrangement does not contemplate a Disposition of Lock-Up Shares prior the expiration of the applicable Lock-Up Period, the foregoing restrictions are expressly agreed to preclude each of the Holders from engaging in any securities lending arrangement with respect to the Lock-Up Shares during any Lock-Up Period. For the avoidance of doubt, the restrictions contained in this paragraph shall not apply to any shares of Common Stock acquired prior to or after the date hereof, other than the shares listed on Annex I hereto (which includes shares of Common Stock to be released to any Holder from escrow pursuant to the Escrow Agreement and pursuant to Section 1.4(c) of the Purchase Agreement. 2.2 Permitted Dispositions; Permitted Transferees. Notwithstanding the restrictions in the foregoing Section 2.1 and subject to Section 3.1, the following Dispositions of Lock-Up Shares by a Holder shall be permitted at any time during the applicable Lock-Up Period (each a “Permitted Disposition”): (a) pursuant to a Drag-Along Transaction in accordance with Section 7;

DB1/ 124869655.12 10 (b) in connection with a Disposition: (i) to any direct or indirect partners, members or equity holders of a Holder (other than any Affiliate of a Holder); (ii) to any Affiliate of a Holder or any related investment funds or vehicles controlled or managed by a Holder or his, her or its Affiliates; (iii) in the case of a Holder that is an individual, by virtue of laws of descent and distribution upon death of such Holder; (iv) in the case of a Holder that is an individual, to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Holder or the immediate family member of such Holder in connection with the bona fide estate planning activities of such Holder; (v) in the case of an individual, to any immediate family member; (vi) by operation of law or pursuant to an order or decree of a governmental authority; or (vii) in the case of a Holder that is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust (each transferee described by the foregoing clauses (i) through (vii), a “Permitted Transferee”); provided, that in all cases, as a condition to such transfer, each Permitted Transferee agrees to become a party to this Agreement by delivering a duly executed Adoption Agreement in accordance with Section 3; (c) in connection with a pledge and/or grant of a security interest by a Major Holder (or any of its direct or indirect partners, members or equity holders) in any Lock-Up Shares to a financial institution as collateral or security in connection with a bona fide loan or extension of credit only if, in each case, (i) the loan or extension of credits is from an Approved Lender; (ii) the sole use of proceeds of such loan or extension of credit is limited to the payment of state and federal income tax obligations of such Major Holder (or any of its direct or indirect partners, members or equity holders) arising from the transactions contemplated by the Purchase Agreement and the estimated fees and expenses incurred in connection with such loan or extension of credit (it being agreed that, pending the payment of such tax obligations, such Major Holder shall be permitted to hold the proceeds of such loan or extension of credit in cash or cash equivalent investments (including certificates of deposit and money market funds); (iii) the applicable Approved Lender to which such Lock-Up Shares are pledged has agreed in writing that any transfer of Lock-Up Shares upon a foreclosure on such Lock-Up Shares will only be to such Approved Lender or a third party transferee; and (iv) with respect to any Lock-Up Shares that such Approved Lender receives or directs the disposition of upon foreclosure thereof, such Approved Lender, or the third party transferee to which such Lock-Up Shares are sold, has agreed in writing that (x) if the Approved Lender is the transferee in such foreclosure, the Approved Lender shall be bound by, or (y) if the transferee is any other Person (other than the Company or any of its Affiliates (other than any Major Holder)), the Approved Lender will require, as a condition to any transfer of such Lock-Up Shares by such Approved Lender, that the transferee shall be bound by, the provisions of Section 2 and Section 7 of this Agreement applicable to the Major Holder (or any of its direct or indirect partners, members or equity holders) who transferred such Lock-Up Shares upon foreclosure (except that if such transferee does not become a holder of at least 5,000,000 Lock-Up Shares (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) as a result of such transfer, then it shall not be required to agree to be bound by the provisions of Section 7 hereof); provided, that the Company shall use commercially reasonable efforts to facilitate, and cause its transfer agent to facilitate, the book-entry transfers and any other administrative and documentary requirements as may be reasonably requested by the relevant Major Holder to give effect to such Permitted Disposition and the perfection and enforcement of the Approved Lender’s rights under such associated pledge and/or grant of security interest; or

DB1/ 124869655.12 11 (d) to the Company or any of its Subsidiaries, including, but not limited to, pursuant to the exercise of the Right of First Refusal in accordance with Section 6. For the avoidance of doubt, the Parties agree that (x) any Disposition made by American Stock Transfer & Trust Company, LLC to a Holder pursuant to the terms of that certain Escrow Agreement entered into on the date hereof by and among the Company, The ADT Security Corporation, a Delaware corporation, the Member Representative, and American Stock Transfer & Trust Company, LLC, as escrow agent, (the “Escrow Agreement”) shall be permitted at any time, and the shares of Common Stock released from escrow to any Holder pursuant thereto will be subject to the terms and conditions of this Agreement as Lock-Up Shares, and (y) no restrictions on Disposition shall apply to any Lock-Up Shares under this Agreement except during the applicable Lock-Up Period and then only to the extent that such Lock-Up Shares have not previously been released from restrictions on Disposition hereunder. 2.3 Additional Transfer Restrictions. Other than (1) pursuant to a Permitted Disposition, (2) the exercise of Piggy-Back Registration Rights or (3) pursuant to off-market block trades no more than once per week on days on which no other Lock-Up Shares are sold by any MJ Holder so long as the Lock-Up Shares Disposed of in such block trade are the only Lock-Up Shares Transferred by the MJ Holder and its Affiliates on such trading day, from the date of this Agreement until the later of (i) the fourth (4th) anniversary of the date of this Agreement and (ii) the date on which Affiliates of or entities managed by Apollo Global Management and its direct or indirect subsidiaries hold less than one- third (1/3rd) of the total number of outstanding shares of Common Stock (including securities convertible into Common Stock), without the prior written consent of the Company, the MJ Holders, individually or in the aggregate, shall not be permitted to Dispose of, on any day, an aggregate number of Lock-Up Shares that any MJ Holder received as a result of the transactions contemplated by the Purchase Agreement in excess of ten percent (10%) of the average daily trading volume of the Common Stock on the New York Stock Exchange for the four (4) week period preceding the date of such Disposition. 2.4 Voting Trusts; Standstill. Other than agreements, arrangements or obligations solely with another Holder or as expressly permitted under Agreement, from the date hereof until the third anniversary of the date hereof, no Major Holder shall: (a) grant any proxy (other than to a designated Representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board) or enter into or agree to be bound by any voting trust, voting agreement or similar obligation with respect to the Common Stock or enter into any agreements or arrangements of any kind with any Peron with respect to the voting of any Common Stock; (b) act, for any reason, as a member of a Group or in concert with any other Persons in connection with acquisition, Disposition or voting (if applicable) of any Common Stock in any manner; (c) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are defined under the Exchange Act, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any Common Stock, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of

DB1/ 124869655.12 12 any director from the Board; (d) demand a copy of the Company’s record of security holders or stock ledger list; (e) institute, solicit, assist or join in any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 2.4; provided that for the avoidance of doubt the foregoing shall not prevent any Major Holder from bringing litigation to enforce the provisions of this Agreement; (f) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, the Board or policies of the Company or any of its Subsidiaries; (g) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with the foregoing or take any action which would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in this Section 2.4; (g) advise, assist (including by providing financing), direct or knowingly encourage, directly or indirectly, any other Person in connection with any of the foregoing; (i) contest the validity of this Section 2.4 or make, initiate, take or participate in any legal action or proceeding or proposal to amend, waive, terminate or seek a release of the restrictions contained herein (whether by legal action otherwise); or (j) request the Company, directly or indirectly, to amend or waive any provision of this Section 2.4. Notwithstanding anything to the contrary set forth in this Agreement in any Adoption Agreement hereto, the provisions of this Section 2.4 shall cease to apply to a Permitted Transferee of a Major Holder as described in Section 2.2(b)(i), and to any transferee (other than any Permitted Transferee) of Common Stock pursuant to a sale by such Major Holder for consideration, as may be permitted hereunder. Section 3. Additional Parties. 3.1 Adoption Agreement; Spousal Consent. Unless otherwise waived by the Board in its sole discretion, as a condition to the Company’s obligation to effect a transfer to (i) a Permitted Transferee or other transferee in accordance with Section 2.2(c) during any applicable Lock-Up Period or (ii) a Permitted Transferee (other than pursuant to Section 2.2(b)(i)) following the expiration of the applicable Lock-Up Period, on the books and records of the Company, any such transferee of Lock-Up Shares (other than the Company or its Affiliates) shall be required to (a) become a party to this Agreement by executing an Adoption Agreement in substantially the form of Exhibit A (or in such other form that is reasonably satisfactory to the Board) (an “Adoption Agreement”), pursuant to which, subject to Section 2.2(c), if applicable, such transferee shall agree, except as otherwise set forth herein, to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the transferring Holder, (b) if such transferee is a natural person, cause his or her spouse (and any subsequent spouse), to execute and deliver a Spousal Consent or, if unmarried, to personally execute and deliver a Spousal Consent, in each case substantially in the form of Exhibit B attached hereto or in a form otherwise reasonably satisfactory to the Board, and (c) execute such further documents as the Board determines may be reasonably necessary to give effect to this Agreement; provided, that, the rights and obligations of any Major Holder or MJ Holder set forth in Section 5 may not be transferred or assigned to any transferee of Lock-Up Shares (including any Permitted Transferee), and no such transferee will have any rights thereunder, without the prior written consent of the Company. Section 4. Securities Restrictions; Legends.

DB1/ 124869655.12 13 4.1 Securities Restrictions. Each Holder acknowledges that its Lock-Up Shares have not been registered under the Securities Act and as such its Lock-Up Shares may not be transferred except pursuant to an effective Registration Statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Holder agrees that it will not make any Disposition at any time if such action would or would be likely to constitute a violation of any securities laws of any applicable jurisdiction. 4.2 Legends. (a) Each certificate representing Lock-Up Shares, or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing Lock-Up Shares, shall (unless otherwise permitted by the provisions of Section 4.2(d) below) be stamped or otherwise imprinted with a legend in substantially the following form: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.” (b) Each certificate or other instrument evidencing the securities issued upon the transfer of any Lock-Up Shares shall bear the legend set forth above unless (i) in such opinion of counsel to the Company registration of any future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends. (c) When any Lock-Up Shares (i) are registered and able to be Disposed on an effective Registration Statement under the Securities Act or (ii) such shares are able to be transferred pursuant to Rule 144, the Holder of such shares shall be entitled to receive from the Company, without expense to the Holder, a new certificate or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing shares of Common Stock not bearing the restrictive legend set forth above. In connection therewith, the Company will reasonably promptly, after the effective time of any Registration Statement relating to any Lock-Up Shares or following the expiration of any holding period under Rule 144, cause an opinion of its legal counsel as to the effectiveness of such Registration Statement or availability of Rule 144 for the sale of such Lock-Up Shares to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, which authorize and direct the transfer agent to issue such Lock-Up Shares without any such legend upon receipt of any reasonably requested certificates and/or letters of representation from such Holder, and to take such other actions as are necessary or reasonably required to transfer unrestricted Lock-Up Shares of such Holder to one or more accounts designated by such Holder; provided, further, that the Company will take such actions whether or not such transfer is being made in connection with a sale of such Lock-Up Shares (a) on the later of 6 months after the date hereof or the applicable expiration of the Lock-Up Period with respect to shares held by Major

DB1/ 124869655.12 14 Holders (other than any MJ Holder) and (b) on the later of 12 months after the date hereof or the applicable expiration of the Lock-Up Period with respect to shares held by any other Holder. (d) Each certificate representing Lock-Up Shares, or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing Lock-Up Shares, shall during the applicable Lock-Up Period be stamped or otherwise imprinted with a legend in substantially the following form: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO AN INVESTOR RIGHTS AGREEMENT, DATED AS OF DECEMBER 8, 2021, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED, RESTATED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. THE TERMS OF SUCH INVESTOR RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER AND OWNERSHIP OF THE SECURITIES REPRESENTED HEREBY. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.” (e) The Company shall within twenty-five (25) Business Days following Closing and upon receipt of any documents reasonably requested from the Holders, send an instruction letter to the transfer agent requesting that with respect to any Lock-Up Shares set forth in the final Lock-Up Schedule in a given Release Month, the transfer agent shall automatically provide all such Holders with a new certificate or other instrument (including a statement issued by the registrar in connection with a book-entry system) representing the applicable released shares of Common Stock not bearing the restrictive legend set forth above in Section 4.2(d), without any expense to the Holder. Section 5. Registration Rights. 5.1 Piggy-Back Registration Rights. (a) Participation. Following the expiration of the Initial Lock-up Period or Initial MJ Lock-Up Period (as applicable), in the event that the Company proposes to offer any shares of Common Stock under the Securities Act in an Underwritten Offering (other than pursuant to a Registration Statement on Form S-4 or Form S-8, or any successor forms thereto), promulgated under the Securities Act, for its own account or the account of any of its stockholders, including Underwritten Offering off a Shelf Registration Statement (including block trades and overnight transactions) or any Existing Registration Statement (if and to the extent permissible under applicable securities laws), the Company shall give each Major Holder prior written notice (the “Piggy-Back Notice”) of its intention to effect such an Underwritten Offering at least ten (10) Business Days before the anticipated filing date, or at least two (2) Business Days in the case of a block trade or an overnight transaction. The Piggy-Back Notice shall set forth (i) the anticipated filing date of such Underwritten Offering and (ii) the number of shares of Common Stock that the Company intends to include in such Underwritten Offering or, to the extent known, other stockholders’ number of shares of Common Stock requested to be included in the Underwritten

DB1/ 124869655.12 15 Offering. Subject to Section 5.1(b), any Major Holder shall have the right (the “Piggy-Back Registration Right”) to request that the Company use its reasonable best efforts to cause all the Registrable Securities that such Major Holder specifies in a written request and delivers to the Company within five (5) Business Days after the giving of such Piggy-Back Notice to be registered on a Registration Statement included in such Underwritten Offering on the same terms and conditions as the other securities otherwise being sold in such Underwritten Offering. (b) Underwriter’s Cutback. The Major Holders who request to participate in such Underwritten Offering shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for the Underwritten Offering by the Company. Notwithstanding any other provision of this Section 5.1, if the managing underwriter or underwriters determine that the inclusion of some or all of the Registrable Securities proposed to be included in the registration and the Underwritten Offering would adversely affect the successful marketing (including pricing) of the offering, then the Company shall register and include in such Underwritten Offering only such number of Registrable Securities as such underwriters have advised the Company can be sold in such offering without such adverse effect, to be allocated in the following manner: (i) first, one hundred percent (100%) of the Registrable Securities that the Company proposes to sell; (ii) second, the number of Registrable Securities requested to be included in such offering by any stockholder pursuant to the Registration Rights Agreement or the MIRA; (iii) third, the number of Registrable Securities requested to be included in such offering by any stockholder pursuant to the Defenders Agreement; (iv) fourth, the number of Registrable Securities requested to be included in such offering by any stockholder pursuant to the Google Agreement; (v) fifth, the number of Registrable Securities requested to be included in such offering by the Major Holders that have requested to participate in the registration, pro rata between such Major Holders based upon the number of Registrable Securities which such Major Holders requested to be included in such offering; and (vi) only if all of the Registrable Securities referred to in clauses (i) through (v) have been included in such registration, any other securities eligible for inclusion in such registration. 5.2 Shelf Registration Rights. (a) Following such date as the Company proposes to register any shares of Common Stock under the Securities Act on a Shelf Registration Statement, including any amendment to an Existing Registration Statement (if and to the extent permissible under applicable securities laws), the Company shall give each MJ Holder prior written notice (the “MJ Shelf Registration Notice”) of its intention to effect such a registration or amendment at least ten (10) Business Days before the anticipated filing date, or at least two (2) Business Days in the case of a block trade or an overnight transaction. The MJ Shelf Registration Notice shall set forth the anticipated filing date of such Registration Statement or amendment to any Existing Registration Statement. Any MJ Holder shall have the right (the “MJ Shelf Registration Right”) to request that the Company use its reasonable best efforts to cause all the Registrable Securities that such MJ Holder specifies in a written request that is delivered to the Company within five (5) Business Days after the giving of such MJ Shelf Registration Notice to be included in such registration or amendment on the same terms and conditions as the Registrable Securities otherwise being sold in such registration or amendment. If any such Shelf Registration Statement is an Underwritten Offering, the MJ Holder shall be subject to the Underwriter’s Cutback provisions of Section 5.1(b).

DB1/ 124869655.12 16 (b) Subject to the provisions of Section 5.5, the Company shall use its reasonable best efforts to keep the Shelf Registration Statement filed pursuant to Section 5.2(a) continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by each MJ Holder until the earlier of (a) the day any MJ Holder no longer holds any Registrable Securities and (b) the three (3) year anniversary of the expiration of the last date of the Lock-Up Period. 5.3 Underwriter’s Lock-Up Period. In connection with any Underwritten Offering of Registrable Securities under the Securities Act pursuant to Section 5.1, each Major Holder included in such Registration Statement agrees to enter into a “lock-up” agreement on customary terms if requested by the underwriter of such offering; provided, that (A) such agreement shall not restrict the selling of any Registrable Security for more than ninety (90) days after the effective date of such Registration Statement and the lock-up applicable to such Major Holder shall be no longer than any other selling stockholder participating in the Underwritten Offering and (B) each Major Holder shall be released from any such “lock-up” agreement in the event and to the extent that the underwriter of such offering does not impose a similar restriction on, or permits a discretionary waiver or termination of a similar restriction with respect to, any officer or director of the Company or holder of greater than five percent (5%) of Common Stock; provided further, that this Section 5.3 shall only apply to Major Holders permitted to participate in such Underwritten Offering. 5.4 Registration Procedures. In connection with any registration pursuant to this Section 5, subject to the provisions of such Section 5: (a) Upon receipt of a Piggy-Back Notice for the exercise of Piggy-Back Registration Rights as set forth in Section 5.1(a) or the receipt of an MJ Shelf Registration Notice for the exercise of MJ Shelf Registration Rights as set forth in Section 5.2, the Company shall promptly register the applicable Registrable Securities of the applicable Major Holder in a Registration Statement and shall take such further actions as reasonably necessary to include the Major Holder in the applicable offering, subject to the underwriter’s cutback provisions set forth in Section 5.1(b), as applicable. (b) The Company shall furnish to each Major Holder without charge such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as each Major Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Major Holder. Each Major Holder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Major Holder and the Company shall use reasonable best efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact

DB1/ 124869655.12 17 or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. (c) In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. (d) The Company shall promptly notify each Major Holder and, if requested by such Major Holder, confirm in writing, when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective. (e) The Company shall furnish each Major Holder and their respective counsel with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally. (f) After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Major Holders set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Major Holder and their respective counsel of any stop order issued or threatened in writing by the SEC or any state securities commission and use reasonable best efforts to prevent the entry of such stop order or to remove it if entered. (g) The Company shall use reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as a Major Holder reasonably requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Major Holders to consummate the disposition of the Registrable Securities owned by the Major Holders, provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.4(g), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction. (h) The Company shall use reasonable best efforts to list such Registrable Securities on the principal securities exchange on which the Common Stock is then listed and provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of the Registration Statement.

DB1/ 124869655.12 18 (i) The Company shall use reasonable best efforts to cooperate with each Major Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as such Major Holder may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities. (j) The Company shall promptly notify each Major Holder and their respective counsel, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each Major Holder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein. (k) The Company shall take all reasonable actions to ensure that any free writing prospectus utilized in connection with an offering off of a Registration Statement hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. (l) The Company shall otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder. (m) Each Major Holder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 5.4(j), such Major Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Major Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.4(j), and, if so directed by the Company, such Major Holder shall deliver to the Company all copies, other than any permanent file copies then in such Major Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.4(j) to the date when the Company shall make available to such Major Holder a prospectus supplemented or amended to conform with the requirements of Section 5.4(j), which extension shall apply regardless of whether Registrable Securities are eligible to be sold under Rule 144. (n) The Company shall use reasonable best efforts to take such action as is reasonably necessary to enable Major Holders to deliver their Registrable Securities sold pursuant to a Registration Statement, including the removal of any applicable restrictive legends with

DB1/ 124869655.12 19 respect to the Registrable Securities that have been sold pursuant to a Registration Statement and, if required, delivery of an opinion of counsel to the Company solely in connection with such removal. (o) In connection with an Underwritten Offering, the Company shall obtain for each underwriter: (i) an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the underwriters, and (ii) a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in AU 634, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement. (p) The Company shall promptly make available for inspection by a representative of the selling stockholders, any underwriter participating in any disposition pursuant to any Registration Statement, and any attorney, accountant or other agent or representative retained by the selling stockholders (collectively and not individually) or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with such registration statement, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this Section 5.4(p) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (ii) if either (A) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) the Company reasonably determines that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such selling stockholder requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to the Company; and provided, further, that each selling stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential. (q) The Company shall have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and other information meetings organized by the underwriters, and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the selling stockholders and the underwriters in the offering, marketing or selling of the securities. (r) The Company shall take all other reasonable steps necessary to effect the registration and disposition of the Registrable Securities contemplated hereby. 5.5 Company Suspension Rights.

DB1/ 124869655.12 20 Notwithstanding anything contained herein to the contrary, the Company shall have the right to require the Major Holders to suspend offers and sales of Registrable Securities included on any Registration Statement filed whenever, and for so long as, in the judgment of the Company either (a) an event has occurred which makes any statement made in such Registration Statement or related prospectus or document incorporated therein or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement or prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) it is advisable to suspend use of the Registration Statement and prospectus due to pending corporate developments or public filings with the SEC or similar events; provided, however, that (a) the aggregate number of days included in any such suspension period shall not exceed ninety (90) days in any twelve (12) month period and (b) during such suspension period the Company will not register any securities for its own account or the account of any other Person. 5.6 Expenses. The Company shall pay all reasonable out-of-pocket expenses of the Major Holders in connection with each registration of Registrable Securities requested pursuant to this Section 5 and other expenses incidental to the Company’s performance of, or compliance with, this Section 5; provided, that (A) the Company only shall pay reasonable fees and expenses of no more than one (1) firm of counsel for the Major Holders whose Registrable Securities are to be included in a registration and (B) each Major Holder shall pay its portion of all applicable underwriting fees, discounts and similar charges, if any, relating to the sale of its Registrable Securities included in any Registration Statement pursuant to this Section 5. 5.7 Indemnification. (a) Indemnification by the Company. To the fullest extent permitted by applicable law, the Company shall indemnify each Major Holder, each Major Holder’s Affiliates and each underwriter of the Company’s securities covered by a Registration Statement, if any, and each Person who controls any underwriter within the meaning of the Securities Act or the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, including any preliminary or final prospectus contained therein and any amendments or supplements thereto incident to any such registration; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities or blue sky laws or any rule or regulation thereunder in connection with any such registration, and will reimburse each Major Holder, each Major Holder’s Affiliates, each such underwriter and each Person who controls any such underwriter, as applicable, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (x) any untrue statement or omission based upon written information furnished to the Company by any Major Holder or any Major Holder’s Affiliate or underwriter and stated to be specifically for use or (y) the failure of any Major Holder

DB1/ 124869655.12 21 or any agent acting on behalf of such Major Holder to timely deliver a prospectus, except those cases where such failure was a result of the act or failure to act by the Company; provided further that the Company shall in no instance be liable for consequential, punitive, exemplary, special or indirect damages or lost profits related to this Agreement. The indemnity agreement contained in this Section 5.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company at its sole discretion. (b) Indemnification by the Major Holders. To the fullest extent permitted by applicable law, each Major Holder will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, severally, but not jointly, indemnify the Company, each of its directors and officers and each underwriter of the Company’s securities covered by a Registration Statement, if any, and each Person who controls the Company or such underwriter within the meaning of the Securities Act or the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, including any preliminary or final prospectus contained therein and any amendments or supplements thereto, made by such Major Holder; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Major Holder therein not misleading, and will reimburse the Company and such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (or alleged untrue statement or omission) is made in such Registration Statement, including any preliminary or final prospectus contained therein and any amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Company by such Major Holder and stated to be specifically for use therein; provided however, that the obligations of each Major Holder hereunder shall be limited to an amount equal to the net proceeds that such Major Holder received by sale of securities as contemplated herein, except in the case of fraud or gross negligence by such Major Holder, and that the indemnity agreement contained in this Section 5.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Major Holder at its sole discretion. (c) Indemnification Procedures. Each Person entitled to indemnification under this Section 5.7 (each, a “Securities Indemnified Party”) shall give notice to the Person required to provide indemnification (the “Securities Indemnifying Party”) promptly (but in any event within thirty (30) days) after such Securities Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Securities Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Securities Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Securities Indemnified Party (whose approval shall not unreasonably be withheld) and the Securities Indemnified Party may participate in such defense at such Person’s expense (unless the Securities Indemnified Party shall have reasonably concluded, and shall have informed the Securities Indemnifying Party of such conclusion, that there may be a conflict of interest between the Securities Indemnifying Party and the Securities Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the

DB1/ 124869655.12 22 expense of the Securities Indemnifying Party); provided, further, that the failure of any Securities Indemnified Party to give notice as provided herein shall not relieve the Securities Indemnifying Party of its obligations under this Section 5 unless the Securities Indemnifying Party is materially prejudiced thereby in its ability to defend such action. No Securities Indemnifying Party, in the defense of any such claim or litigation shall, except with the written consent of each Securities Indemnified Party, consent to entry of any judgment or enter into any settlement. Each Securities Indemnified Party shall furnish such information regarding itself or the claim in question as a Securities Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom. The Securities Indemnifying Party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled without the consent of the Securities Indemnified Party). (d) Contribution. If the indemnification provided for in Section 5.7 is not available or insufficient, for any reason or reasons other than as specified herein, with respect to any loss, liability, claim, damage or expense referred to herein, then the Securities Indemnifying Party, in lieu of indemnifying such Securities Indemnified Party hereunder, shall contribute to the amount paid or payable by such Securities Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Securities Indemnifying Party on the one hand, and of the Securities Indemnified Party on the other, in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Securities Indemnifying Party and of the Securities Indemnified Party shall be determined by reference to, among other things, whether the untrue (or allegedly untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Securities Indemnifying Party or by the Securities Indemnified Party and the Persons’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. 5.8 Compliance with Rule 144. The Company shall (a) at the request of any Major Holder (or any of its direct or indirect partners, members or equity holders) who proposes to sell Common Stock in compliance with Rule 144, cooperate, to the extent reasonable, with such Major Holder (or any of its direct or indirect partners, members or equity holders), including with respect to removal of any applicable restrictive legends at the time of the relevant sale and, if required, delivery of an opinion of counsel to the Company in connection with such removal; (b) make and keep public information available, as those terms are understood and defined in Rule 144, in accordance with Section 13(a) or Section 15(d) of the Exchange Act; (c) timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act, or, if the Company is not required to file reports pursuant to the Exchange Act, it shall prepare and furnish to each Major Holder (or any of its direct or indirect partners, members or equity holders) and make publicly available in accordance with Rule 144 such information as is required for such Major Holder (or any of its direct or indirect partners, members or equity holders) to sell Common Stock in compliance with Rule 144; (d) furnish to each Major Holder (or any of its direct or indirect partners, members or equity holders), so long as such Major Holder (or any of its direct or indirect partners, members or equity holders) owns

DB1/ 124869655.12 23 Common Stock, promptly upon request, a written statement by the Company as to the Company’s compliance with the reporting requirements of Rule 144; and (e) use its reasonable best efforts to list such Major Holder’s (or any of its direct or indirect partners, members or equity holders) Common Stock on the principal securities exchange on which Common Stock is then listed. Section 6. Right of First Refusal. 6.1 Grant. Each MJ Holder hereby unconditionally and irrevocably grants to the Company a right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase all or any portion of the Lock-Up Shares (the “Transfer Shares”) that such MJ Holder proposes to Dispose of in (a) a Proposed MJ Disposition or (b) any series of planned Proposed MJ Dispositions through sales on the open market (such series, “Planned MJ Dispositions”), at the ROFR Price, on the terms and subject to the conditions set forth in Section 6.2 (the “Right of First Refusal”). 6.2 Notice; Exercise. Any MJ Holder proposing to make a Proposed MJ Disposition (or series of Planned MJ Dispositions) must deliver to the Company a written notice setting forth the terms and conditions of such Proposed MJ Disposition(s) (a “Proposed Disposition Notice”) not later than five (5) Business Days prior to the proposed consummation of such Proposed MJ Disposition or first Planned MJ Disposition in any such series. Such Proposed Disposition Notice shall contain the material terms and conditions (including the number of Transfer Shares, and, if not planned to be consummated on the open market, the price per Transfer Share and form of consideration) of the Proposed MJ Disposition(s) and the identity (if known) of the Person or Persons to whom such MJ Holder proposes to make such Proposed MJ Disposition(s), and shall contain the wire instructions for payment of the purchase price by the Company to the MJ Holders in the event the Company exercises the Right of First Refusal. To exercise its Right of First Refusal under this Section 6.2, within five (5) Business Days after delivery of the Proposed Disposition Notice (the “Exercise Period”), the Company must deliver a written notice from the Company notifying any MJ Holder proposing to make a Proposed MJ Disposition that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Shares with respect to the Proposed MJ Disposition(s) (the “Exercise Notice”). The Exercise Notice shall set forth the number of Transfer Shares that the Company will acquire and the ROFR Price to be paid for such Transfer Shares. If the Company (i) does not deliver an Exercise Notice within the Exercise Period or has otherwise delivered a written notice to the MJ Holder stating that the Company will not exercise its Right of First Refusal with respect to some or all of the Transfer Shares, or (ii) the Exercise Notice delivered by the Company provides for the exercise of the Right of First Refusal with respect to only a portion of the Transfer Shares, then the MJ Holder may Dispose of any of the Transfer Shares that are not subject to the Exercise Notice within thirty (30) days beginning on the date immediately following the expiration of the Exercise Period or, if longer, the time period set for such series of Planned MJ Dispositions in the Proposed Disposition Notice, which period shall not exceed ninety (90) days (the “Transfer Period”) at a price not less than the ROFR Price, other than in the case of any Planned MJ Dispositions, which may be made on the open market at the applicable market price on any Disposition during the Transfer Period, and otherwise on terms and conditions not more favorable than those set forth in the Proposed Disposition Notice (if any). If the MJ Holder

DB1/ 124869655.12 24 does not Dispose of the Transfer Shares within the Transfer Period or if such Disposition is not consummated within the Transfer Period, the rights provided hereunder shall be deemed to be revived and the Transfer Shares shall not be offered to any Person unless first re-offered to the Company in accordance with this Section 6.2. 6.3 Consideration; Closing. The closing of the purchase of Transfer Shares by the Company shall take place, and all payments from the Company shall have been delivered to the selling MJ Holder by wire transfer to the account designated in the Proposed Disposition Notice, by the later of (i) the date specified in the Proposed Disposition Notice as the intended date of the Proposed MJ Disposition and (ii) five (5) Business Days after delivery of the Exercise Notice. 6.4 Effect of Failure to Comply. Any Proposed MJ Disposition not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. If any MJ Holder becomes obligated to sell any Lock-Up Shares to the Company pursuant to the Right of First Refusal and fails to deliver such Lock-Up Shares in accordance with the terms of this Section 6, the Company may, at its option, in addition to all other remedies it may have, send to such MJ Holder the purchase price for such Lock-Up Shares in accordance with this Section 6 and, immediately thereupon, such MJ Holder shall transfer to the name of the Company on the Company’s books and (to the extent applicable, issue to the Company the certificate or certificates representing) the Lock-Up Shares to be sold. Section 7. Drag-Along Rights. 7.1 General. If TopCo Parent or any of its Affiliates (each a “Transferring Party”) proposes to make a Control Disposition of Common Stock to a non-Affiliated third party where the amount of consideration to be paid for each share of Common Stock is at least equal to the Parent Share Value (subject to appropriate adjustment, if any, for changes in the outstanding shares of capital stock of the Company, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction), such Transferring Party shall have the right at any time prior to such time as the Apollo Funds do not own fifty percent (50%) or more of the outstanding voting stock or equity securities of the Company or the voting power to elect a majority of the Board, to exercise drag-along rights in accordance with the terms, conditions and procedures set forth in this Section 7 to cause each Major Holder and each Permitted Transferee of a Major Holder, other than a Permitted Transferee as described in Section 2.2(b)(i) (each, a “Drag-Along Holder”) to Dispose of such number of shares of Common Stock determined by multiplying (i) a fraction, the numerator of which is the total number of shares of Common Stock proposed to be Disposed by such Transferring Party in a Control Disposition and the denominator of which is the aggregate number of shares of Common Stock held by such Transferring Party and its Affiliates immediately prior to the proposed Control Disposition, by (ii) the aggregate number of shares of Common Stock

DB1/ 124869655.12 25 owned by such Drag-Along Holder immediately prior to such Control Disposition (a “Drag-Along Transaction”). 7.2 Notice. The Company shall deliver or shall cause the Transferring Party to deliver written notice (the “Drag-Along Notice”) to each of the Drag-Along Holders at least ten (10) Business Days prior to the date on which the Drag-Along Transaction is expected to be consummated, which notice shall set forth (i) the name and address of the proposed acquirer, (ii) the number of shares of Common Stock proposed to be transferred to the proposed acquirer or a description of the assets proposed to be sold to the proposed acquirer, (iii) the amount and form of consideration for such shares of Common Stock or assets (which consideration shall consist entirely of cash and/or Marketable Securities), (iv) other material terms and conditions of the Drag-Along Transaction (including a copy of the definitive agreement to effect such Control Disposition) and (v) the anticipated closing date for the Drag-Along Transaction. 7.3 Terms of a Drag-Along Transaction. (a) Each Drag-Along Holder shall (i) be required to make individual representations and warranties as to the unencumbered title to its shares of Common Stock, the power, authority and legal right to convert, exchange or transfer such Common Stock, the due execution and enforceability of the relevant documents and the absence of any adverse claim (as set forth in Section 8-102 of the applicable Uniform Commercial Code) or litigation with respect to such Common Stock, as well as customary representations with respect to the absence of conflicts or required consents and the lack of any brokerage, finder’s or other fee being payable based on arrangements made by such Drag-Along Holder and that are also entered into (on substantially the same terms and conditions) by the Transferring Party in connection with the Drag- Along Transaction, (ii) agree to the same covenants, indemnities and agreements (and shall be subject on a pro rata basis to the same escrow or other holdback arrangements) as made by the Transferring Party and (iii) otherwise agree to the same terms and conditions as the Transferring Party agrees with respect to the Drag-Along Transaction (which shall not include any non- competition or similar restrictive agreements or covenants that would bind such Drag-Along Holder or its Affiliates). Notwithstanding the foregoing, unless a Drag-Along Holder otherwise agrees, all such representations, warranties, covenants, indemnities and agreements of the Drag- Along Holders shall be made by the Drag-Along Holders severally and not jointly, and any liability under any such indemnities or liability for breach of any representations and warranties or agreements of the Drag-Along Holders shall be borne by each Drag-Along Holder severally and not jointly. Liability under any indemnities related to the Company or its Subsidiaries shall be allocated among the Transferring Party and each Drag-Along Holder, pro rata based on the value of the proceeds received by each of them, and the aggregate amount of liability for each Drag- Along Holder to the acquirer shall not exceed the net proceeds actually received by such Drag- Along Holder (other than in case of fraud by such Drag-Along Holder). (b) The consummation of any proposed Drag-Along Transaction (in whole or part) shall occur in the sole discretion of the Transferring Party, who shall have no liability or obligation to any Major Holder other than as set forth in this Agreement in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Drag-Along

DB1/ 124869655.12 26 Transaction (it being understood that any consummation or cancellation in part shall apply proportionally based on the number of shares of Common Stock the Transferring Party and each of the Drag-Along Holders are proposing to Dispose). 7.4 Cooperation. Each Drag-Along Holder shall cooperate with the Transferring Party and shall take any and all actions reasonably requested by the Transferring Party in connection with a Drag- Along Transaction, including voting all equity securities in favor of the Drag-Along Transaction and executing any and all agreements and instruments reasonably requested by the Transferring Party. Without limiting the generality of the immediately preceding sentence, each Drag-Along Holder hereby waives any and all dissenters, appraisal, quasi-appraisal or other similar rights such Drag-Along Holder may have in connection with any Drag-Along Transaction. 7.5 Costs. All reasonable out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with any proposed Drag-Along Transaction (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finder, brokerage or investment banking fees, charges or commissions, shall be paid by the Company or its Subsidiaries. 7.6 Drag-Along Transaction Not Consummated. In the event that a binding and definitive agreement for the sale or transfer in a Drag-Along Transaction pursuant to this Section 7 is not entered into within one hundred and twenty (120) days after the Drag-Along Holders receive the Drag-Along Notice or the Drag-Along Transaction is not consummated following satisfaction or waiver of all applicable conditions precedent within nine (9) months after the Drag-Along Holders receive the Drag-Along Notice, upon expiration of any definitive agreement for the Drag-Along Transaction then in effect, the Drag-Along Holders shall cease to be bound by the obligations set forth in this Section 7 with regard to such transaction. Section 8. Confidentiality. The terms and conditions of this Agreement shall be held confidential by each Holder and no Holder shall disclose to any Person not a party to this Agreement any of the terms or conditions of this Agreement, except (a) as required to be disclosed under applicable law or pursuant to an order, request or demand of any governmental authority, including any filings made by the Company pursuant to the Exchange Act in connection with the transactions contemplated by the Purchase Agreement, (b) to the extent such information becomes publicly available, (c) to each Holder’s Affiliates and its and their lenders, investors, officers, directors, employees, partners, limited partners, legal counsel, independent auditors and other advisors or agents, or (d) to the extent reasonable or necessary in protecting and enforcing a Holder’s rights with respect to this Agreement. Section 9. Representations and Warranties.

DB1/ 124869655.12 27 Each Holder hereby makes the representations and warranties set forth on Exhibit C to each of the other parties to this Agreement as of the date such Holder executes this Agreement or an Adoption Agreement, as the case may be. Section 10. Miscellaneous Provisions. 10.1 Governing Law; Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable laws of any jurisdiction other than the State of Delaware to be applied. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Annex II shall be effective service of process for any suit or proceeding in connection with this Agreement. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.1, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that each such party’s consent to jurisdiction and service contained in this Section 10.1 is solely for the purpose referred to in this Section 10.1 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM

DB1/ 124869655.12 28 ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. 10.2 Amendment. (a) Except as otherwise expressly set forth herein, this Agreement may only be modified or amended, and provisions hereof may be waived, by an instrument in writing duly executed and delivered by the Company and each Holder that would be adversely affected by such amendment, modification or waiver. Any waiver of any provision of this Agreement requested by any Party must be in writing by the Party granting such waiver. Upon obtaining such approvals required by this Agreement, each of the Parties may execute the relevant amendment, restatement, modification or waiver of this Agreement and shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement. (b) For the avoidance of doubt, in addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the Company, with prompt written notice to, but without the consent of, any of the Holders or any other party to this Agreement, to reflect changes in ownership of Common Stock and/or other securities of the Company, including changes pursuant to Permitted Dispositions. (c) If this Agreement is amended solely to reflect the addition, substitution or increased ownership of a Holder, in accordance with the terms hereof, such amendment to this Agreement shall be sufficient when it is signed by the Company and by the Person to be substituted or added or who is increasing his, her or its investment in the Company, and, if a Holder is to be substituted, by the assigning Holder, as applicable, subject to a prompt written notice to all other Holders. 10.3 Termination. This Agreement shall terminate automatically upon the dissolution of the Company; provided, that (a) the provisions of Section 5.7, Section 8 and this Section 10 shall survive such termination and (b) such termination shall not relieve any Party from any liability for the breach of any obligations set forth in this Agreement prior to such termination. 10.4 Dispositions of Common Stock. Upon the Disposition of all the shares of Common Stock held by a Holder and all securities exercisable, or exchangeable for or convertible into, Common Stock in accordance with this Agreement, such Holder shall cease to be a party to this Agreement and shall have no further rights and obligations hereunder, except with respect to such Holder’s (a) confidentiality obligations under Section 8 and (b) indemnification rights and obligations under Section 5.7; it being understood that such Disposition shall not relieve such Holder from any liability for the breach of any obligations set forth in this Agreement prior to such Disposition. 10.5 Notices. In the event a written notice or other document is required to be sent hereunder to the Company or to the Holders or the spouses or legal representative of the Holders, as applicable,

DB1/ 124869655.12 29 such notice or other document shall be sent by reputable overnight courier, or by registered mail, return receipt requested (and by air mail in the event the addressee is not in the continental United States), to the party entitled to receive such notice or other document at the address set forth on Annex II hereto. Any such notice shall be effective upon evidence of receipt, but actual notice shall be effective however and whenever received. The Company and the Holders or spouses or respective legal representatives of the Holders may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes. Notwithstanding the foregoing, the Holders acknowledge and agree that any notice required or permitted by this Agreement or under the Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law or other applicable law may be given to the Holder at the electronic mail address set forth on Annex II hereto. Each Holder further agrees to notify the Company of any change to such Holder’s electronic mail address and that the provision of such notice to the Company shall constitute the consent of such Holder to receive notice at such electronic mail address. In the event that the Company is unable to deliver notice to a Holder at the electronic mail address so provided by the Holder, such Holder shall, within two (2) Business Days after a request by the Company, provide the Company with a valid electronic mail address to which the Holder consents to receive notice at such electronic mail address. 10.6 Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). 10.7 Treatment of Certain Dispositions. Any Disposition or attempted Disposition in breach of this Agreement shall be void ab initio and of no effect. In connection with any attempted Disposition in breach of this Agreement, the Company may hold and refuse to transfer any Common Stock or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it and/or the Holders. 10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement

DB1/ 124869655.12 30 is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law. 10.10 Further Efforts. Each party hereto shall do and perform or cause to be done and performed, without further consideration, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party may request in order to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. 10.11 Waivers. No course of dealing between the Company, or its Subsidiaries, and any Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. 10.12 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes and cancels all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise. 10.13 Third-Party Beneficiaries. Except as otherwise expressly provided for in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person that is not a party to this Agreement. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto. 10.14 No Personal Liability. To the fullest extent permitted by law, no director or officer of the Company or its Subsidiaries shall be personally liable to the Company or the Holders as a result of any acts or omissions taken under this Agreement in good faith. 10.15 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be partnerships, limited liability

DB1/ 124869655.12 31 companies, corporations or other entities, each Holder covenants, agrees and acknowledges that no recourse or any claims or causes of action (whether in contract, tort or otherwise) under or that may be based upon, arise out of or relate to this Agreement or any documents or instruments delivered by any Person pursuant hereto or the negotiation, execution or performance hereof or thereof (including any representation or warranty made in or in connection with, or as an inducement to enter into this Agreement or such documents and instruments), shall be had against any of the Company’s, TopCo Parent’s or any Holder’s or any of the foregoing’s respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees, consultants, attorneys, advisors, portfolio companies in which any such party or any of their investment fund Affiliates have made a debt or equity investment (and vice versa, or any other representative of the Apollo Funds (including any Person negotiating or executing this Agreement on behalf of a Party hereto)) (each, a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement, the Certificate of Incorporation and the Bylaws) the Company, TopCo Parent, the Holders or any of their respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Company, TopCo Parent or any Holder under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.15 shall relieve or otherwise limit the liability of the Company or any Holder, as such, for any breach or violation of its obligations under such agreements, documents or instruments. 10.16 No Partnership Status. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose. 10.17 Binding Effect. This Agreement shall be binding upon the Company, the Holders, any spouse of the Holders, and the heirs, executors, administrators and permitted successors and assigns of the Holder. 10.18 Interpretation. The division into sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and all references in this Agreement to any “article,” “section,” “schedule” or “exhibit” are to the corresponding article, section, schedule or exhibit of or to this Agreement. Unless otherwise specified, terms such as “herein,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to any particular provision of this Agreement. For purposes of this Agreement, the words “include,” “includes,” and “including,” and any variation

DB1/ 124869655.12 32 thereof means “including without limitation” when used within and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. The words “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if”. All references to currency, monetary values and dollars set forth herein shall, unless otherwise indicated, mean U.S. dollars and all payments hereunder shall be made in U.S. dollars. All references to any period of days are to the relevant number of calendar days unless Business Days are specified. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. With respect to the determination of any period of time, “from” means “from and including”. Each party hereto has participated in the drafting of this Agreement, which each such party acknowledges is the result of negotiations among such parties (as sophisticated Persons), and consequently, this Agreement shall be interpreted without reference to any laws to the effect that any ambiguity in a document be construed against the drafter. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. References to agreements and other documents shall be deemed to include all amendments, modifications and supplements thereto. References to acts and statutes shall include the rules and regulations promulgated thereunder, and any reference to any acts, statutes, rules and regulations shall refer to the same as amended from time to time. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Except when the context requires otherwise, any reference in this Agreement to a singular number shall include the plural.

DB1/ 124869655.12 1 This Agreement is executed by the Company and the Holders to be effective as of the date first above written. COMPANY ADT Inc. By: /s/ Jeffrey Likosar Name: Jeffrey Likosar Title: Chief Financial Officer

DB1/ 124869655.12 HOLDERS [●] By: /s/ Name: Title:

DB1/ 124869655.12 Annex I Initial shares of Common Stock held by Holders [See attached]

DB1/ 124869655.12 Annex II Notices (i) If to the Company: c/o ADT Inc. 1501 Yamato Road Boca Raton, FL, 33431 Phone: Attention: Chief Legal Officer with a copy (which shall not constitute notice) to: Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 Phone: (617) 341-7701 Email: laurie.cerveny@morganlewis.com Attention: Laurie A. Cerveny (ii) If to the Holders: All communications shall be sent to the respective Holders at their address and contact information set forth on Annex I hereto.

DB1/ 124869655.12 Exhibit A Adoption Agreement [See attached]

DB1/ 124869655.12 Exhibit B Form of Spousal Consent [See attached]

DB1/ 124869655.12 Exhibit C Representations and Warranties [See attached]

DB1/ 124297106.28 EXHIBIT B FORM OF CANCELLATION AND ISSUANCE AGREEMENT [See attached]

DB1/ 124297106.28 EXHIBIT C FORM OF PARENT OFFER LETTER [See attached]

DB1/ 124297106.28 EXHIBIT D ACCOUNTING PRINCIPLES [See attached]

DB1/ 124297106.28 EXHIBIT E FORM OF ESCROW AGREEMENT [See attached]